Exhibit 10.7

REPURCHASE AGREEMENT
by and among
HCA INC.
and
LIFEPOINT HOSPITALS, INC.
Dated as of June 30, 2006

i

List of Exhibits and Schedules
to Repurchase Agreement

Exhibit A-1	Seller Group
Exhibit A-2	Acquired Companies
Exhibit A-3	Acquired Subsidiaries
Exhibit A-4	Related Companies
Exhibit A-5	Related Subsidiaries
Exhibit B-1	Disposed Entities
Exhibit B-2	Disposed Assets
Exhibit B-3	Disposed Ownership Interests
Exhibit C	Reserved
Exhibit D	GAAP Exceptions
Exhibit E	Cost Reports
Exhibit F	Excluded Assets

Disclosure Schedule
Schedule 3.8(a)	Material Contracts
Schedule 3.10(a)	Real Property
Schedule 3.12(b)	Company Plans
Schedule 3.12(d)	Continuation of Coverage
Schedule 3.12(e)	Employment Contracts
Schedule 3.13(a)	Provider Numbers
Schedule 3.19(a)	Litigation
Schedule 3.20	Insurance Policies
Schedule 3.20(i)	Facility Repairs Recommendations
Schedule 3.20(ii)	Claims Notices and Denials
Schedule 5.13	Tax Filings
Schedule 6.8	National Contracts

v

REPURCHASE AGREEMENT
     THIS REPURCHASE AGREEMENT (the “Agreement”) is made and entered into as of June 30, 2006, by and between HCA Inc., a Delaware corporation (“HCA” or “Purchaser”), and LifePoint Hospitals, Inc., a Delaware corporation (“LifePoint”).
R E C I T A L S:
     A. HCA and LifePoint are parties to a Stock Purchase Agreement, dated as of July 14, 2005, as amended by Amendment No. 1 to Stock Purchase Agreement, dated as of June 2, 2006 (such Stock Purchase Agreement, as so amended, and as further amended in accordance with the terms hereof, the “SPA”).
     B. Pursuant to the SPA, LifePoint is acquiring, directly or indirectly, 100% of the issued and outstanding equity securities of the Initial Acquired Entities from HCA (the “SPA Transaction”).
     C. As of the date hereof, the West Virginia Health Care Authority has issued certificates of need, each dated March 17, 2006, with respect to LifePoint’s acquisition of the three West Virginia Hospitals included in the SPA Transaction (the “CONs”), but appeals of the CONs are pending and more appeals, requests for injunctions, requests for stays or the like relating to the issuance of the CONs to LifePoint’s Affiliates may be filed or threatened (individually and collectively the “CON Challenges”). Consequently, in satisfaction of a condition precedent to closing the SPA Transaction, LifePoint and HCA are entering into this Agreement, which provides, inter alia, that, subject to the terms and conditions of this Agreement, upon the occurrence of an Unwind Trigger Event (hereinafter defined), LifePoint shall have the right (the “Unwind Right”) to require HCA (directly or indirectly) to purchase all of the issued and outstanding equity securities of the Acquired Entities (hereinafter defined).
     D. LifePoint will cause each of its applicable subsidiaries, including the Seller Group (hereinafter defined) and the Acquired Entities to take the necessary and appropriate actions to implement the transactions contemplated in this Agreement.
     E. LifePoint and HCA each will derive material benefits from the consummation of the SPA Transaction and each wishes to enter into this Agreement as an inducement to the other party to enter into this Agreement and close the SPA Transaction.
     NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and other agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS
     1.1 Defined Terms.
     As used in this Agreement, the following defined terms shall have the meanings indicated below:
     “AAA” has the meaning set forth in Section 11.1(a).
     “Acquired Companies” means the “Acquired Companies” (as defined in the SPA) other than the Clinch Valley Entities and any Disposed Entity.
     “Acquired Company Ownership Interests” has the meaning set forth in Section 3.2(b).
     “Acquired Entities” means the Acquired Companies, the Acquired Subsidiaries and the Related Entities, taken as a whole.
     “Acquired Subsidiaries” means the “Acquired Subsidiaries” (as defined in the SPA) other than the Clinch Valley Entities and any Disposed Entity.
     “Acquired Subsidiary Ownership Interests” has the meaning set forth in Section 3.2(g).
     “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified; provided, however, “Affiliate” shall not include officers, directors or shareholders of LifePoint or Purchaser.
     “Agreement” means this Repurchase Agreement, including the exhibits and schedules attached hereto.
     “Associated Business” has the meaning set forth in Section 2.6(a).
     “Base Purchase Price” means the “Purchase Price” (as defined in the SPA) as finally determined in accordance with Section 2.3 of the SPA less $48,000,000, which is the portion of the “Base Purchase Price” (as defined in the SPA) that the parties allocated to the Clinch Valley Entities, and less (b) that portion of the “Capital Expenditures Adjustment Amount” (as defined in the SPA) as finally determined in accordance with Section 2.3 of the SPA attributable to the Clinch Valley Entities.
     “Books and Records” has the meaning set forth in the SPA.
     “Business” means the operation of the Acquired Entities and the Facilities.
     “Business Day” has the meaning set forth in the SPA.
     “Business Material Adverse Effect” means a material adverse effect on the assets, financial condition or operations of the Acquired Entities, taken as a whole, other than any changes (a) generally affecting the healthcare industry directly or indirectly, including changes due to actual or proposed changes in law or regulations, (b) that result from political or economic turmoil, or (c) that are related to or result from the announcement or pendency of the transactions contemplated by this Agreement.
     “Capital Expenditure Adjustment Amount” means the amount, expressed as a positive or negative number, equal to (a) the Net Book Value as of the Effective Time of any goodwill resulting from an acquisition by an Acquired Entity that takes place during the Holding Period, plus the Net Book Value of the property, plant and equipment of the Acquired Entities on a consolidated basis as of the Effective Time (and calculated based on the Closing Date Balance Sheet as finally determined in accordance with Section 2.2 of this Agreement), minus (b) the Net Book Value of the property, plant and equipment of the Initial Acquired Entities other than the Clinch Valley Entities on a consolidated basis as of the SPA Effective Time (calculated based on the Opening Balance Sheet).
     “Claim” has the meaning set forth in Section 9.6(a).
     “Clinch Valley Entities” means the following Initial Acquired Entities: Galen-Med, Inc., Clinch Valley Endocrinology, LLC, Orthopedics of Southwest Virginia, LLC, Clinch Valley Urology, LLC and Clinch Valley Pulmonology, LLC.
     “Closing” has the meaning set forth in Section 2.3.
     “Closing Date” has the meaning set forth in Section 2.3.
     “Closing Date Balance Sheet” means the unaudited combined balance sheet of the Business as of the Effective Time prepared in accordance with Section 2.2.
     “Closing Statement” has the meaning set forth in Section 2.2(c).
     “COBRA” has the meaning set forth in the SPA.
     “Code” has the meaning set forth in the SPA.
     “Company Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, severance, change-in-control, fringe benefit, bonus, incentive, deferred compensation and other employee benefit plan, program, policy or other arrangement, including deferred compensation arrangements that are referenced in an employment agreement in which any employee of the Business participates and, with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA), which is sponsored or maintained by LifePoint or its Affiliates or to which any Acquired Entity is a party or has any expense, liability or obligation.
     “CON Challenges” has the meaning set forth in the Recitals.
     “CONs” has the meaning set forth in the Recitals.
     “Constituent Documents” has the meaning set forth in the SPA.

     “Contract” means any agreement, Lease, license, sublicense, promissory note, evidence of indebtedness, or other contract or commitment, and all amendments, waivers, extensions, schedules, exhibits and appendices thereof to which any of the Acquired Entities is a party, by which assets of any of the Acquired Entities are bound or by which any of the Business is benefited or otherwise primarily related to the Facilities; provided, however, that the term “Contract” shall not include any Excluded Contract.
     “Court Order” has the meaning set forth in the SPA.
     “Damages” has the meaning set forth in the SPA.
     “Damages Adjustment Amount” means an amount, expressed as a positive or negative number, equal to (a) any Damages paid by LifePoint and its Affiliates during the Holding Period to third parties, to the extent such Damages (i) are either (A) HCA Excluded Liabilities, or (B) indemnifiable pursuant to Section 9.2(b) of the SPA (or would be indemnifiable pursuant to Section 9.2(b) of the SPA but for the limitations set forth in Section 9.4(a)(i) of the SPA), and (ii) have not been paid or reimbursed by HCA or its Affiliates (such Damages, the “Reimbursement Damages”), minus (b) the Value Diminution Amount, less the portion of the Value Diminution Amount as is equitably attributable to the period of time between the SPA Effective Time and the date such amount is paid to LifePoint or its Affiliates (the “Value Diminution Damages”). Any such Reimbursement Damages shall be limited by the maximum liability provisions set forth in Section 9.4(a)(ii) of the SPA and by the offset provided in Section 9.4(b) of the SPA. Reimbursement Damages and Value Diminution Damages shall not include any such amounts related to the Clinch Valley Entities and their assets and businesses.
     “Deemed Disposition” means (a) the retention of any asset or entity deemed to be a Disposed Asset or a Disposed Entity in accordance with Section 5.7(a)(i), and (b) any Deemed Disposition of assets or entities as contemplated by Section 5.8(b).
     “Defect” has the meaning set forth in the SPA.
     “Disclosure Schedule” has the meaning set forth in Section 5.5(f).
     “Disposed Assets” means (a) all assets that have been sold, transferred or disposed of in a Disposition other than Disposed Ownership Interests, and (b) all assets that are deemed to be Disposed Assets in accordance with Section 5.7(a)(i) or Section 5.8.
     “Disposed Entities” means (a) any Initial Acquired Entity (other than the Clinch Valley Entities) that has been sold, transferred or disposed of in a Disposition, and (b) any Initial Acquired Entity (other than the Clinch Valley Entities) that is deemed to be a Disposed Entity in accordance with either Section 5.7(a)(i) or Section 5.8.
     “Disposed Ownership Interests” means any Ownership Interest in any of the Acquired Entities that is sold other than in a Disposition of all of the Ownership Interests of an entity or a Deemed Disposition of all of the Ownership Interests of an entity.
     “Disposition” means (a) the sale, transfer or disposition of any of the Initial Acquired Entities (other than the Clinch Valley Entities) or the sale, transfer or disposition as a going concern of any assets held by any of the Initial Acquired Entities (other than the Clinch Valley Entities) as of the SPA Effective Time, (b) subject to the provisions of Section 5.8, the sale, transfer or disposition of less than all of the Ownership Interests of an Acquired Entity, (c) the sale, transfer or disposition of part (but not substantially all) of the assets of a Related Entity or of an operation acquired during the Holding Period, (d) the sale, transfer or disposition of any of the “Real Property” (as defined in the SPA) owned by any of the Initial Acquired Entities (other than the Clinch Valley Entities) as of the SPA Effective Time, (e) other than current assets, the sale, transfer or disposition of any other property held by any of the Initial Acquired Entities (other than the Clinch Valley Entities) as of the SPA Effective Time if either the book value of such property (net of depreciation) at the time of the disposition or the Disposition Value of such property was greater than $100,000 (in a transaction or series of related transactions), and (f) Deemed Dispositions. For the avoidance of doubt, any amount credited to any of the Initial Acquired Entities as a trade-in allowance will not be treated as a Disposition and only the net amount spent on the replacement item will be included in the calculation of the Capital Expenditure Adjustment Amount.
     “Disposition Adjustment Amount” means the sum of the Disposition Amounts with respect to all Dispositions
     “Disposition Amount” means, (a) with respect to any Disposition of Disposed Assets or Disposed Entities, the book value determined in accordance with GAAP, without any amortization or other reduction (including any charge for impairment), of the goodwill and other intangible assets associated with such Disposed Assets or Disposed Entities as of its Disposition date, and (b) with respect to any Disposition of Disposed Ownership Interests, an amount equal to the product of (i) the percentage ownership in the applicable Person represented by the applicable Disposed Ownership Interests, and (ii) the book value determined in accordance with GAAP, without any amortization or other reduction (including any charge for impairment), of the goodwill and other intangible assets associated with such Person as of the Disposition date of such Disposed Ownership Interests.
     “Effective Time” has the meaning set forth in Section 2.3.
     “Encumbrance” has the meaning set forth in the SPA.
     “Environmental Claim” shall have the meaning set forth in the SPA.
     “Environmental Laws” shall have the meaning set forth in the SPA provided that the “Effective Time” in that definition shall mean the Effective Time under this Agreement.
     “Equity Security” and “equity interest” has the meaning set forth in the SPA.
     “ERISA” has the meaning set forth in the SPA.
     “Excluded Assets” means any asset described on Exhibit F as agreed to by the parties.
     “Excluded Contract” has the meaning set forth in Section 5.14.

     “Facility” means (a) any “Facility” (as defined in the SPA) other than (i) such “Facilities” that comprised the Clinch Valley Medical Center Hospital Group, and (ii) a Facility which has been the subject of a Disposition, together with (b) any other healthcare facilities that are acquired or developed by LifePoint or its Affiliates during the Holding Period that are referenced in Section 3.7(b).
     “FAS 87” has the meaning set forth in the SPA.
     “Federal Income Taxes” has the meaning set forth in the SPA.
     “Final Net Working Capital Adjustment Amount” means the amount, expressed as a positive or negative number, equal to (a) the amount of Net Working Capital as of the Effective Time calculated based on the Closing Date Balance Sheet as finally determined in accordance with Section 2.2 of this Agreement, minus (b) the “Net Working Capital” (as defined in the SPA) as finally determined in accordance with Section 2.3 of the SPA.
     “Final Order Date” means either of the following dates: (a) the date on which an Order (other than a Revocation Order) becomes final and non-appealable; (b) the date on which an order, decree, judgment, decision or ruling issued by a Governmental Authority of competent jurisdiction that denies the issuance of Replacement CONs sought in accordance with Section 5.15(iii) becomes final and non-appealable, or (c) the date on which an Order with respect to Replacement CONs becomes final and non-appealable.
     “GAAP” means generally accepted accounting principles as consistently applied by LifePoint.
     “Governmental Authority” has the meaning set forth in the SPA.
     “Government Patient Receivables” means all accounts receivable arising from the rendering of services and provision of medicine, drugs and supplies to patients of the Business during the Holding Period and relating to Medicare, Medicaid and other third party patient claims due from beneficiaries or governmental third party payors; provided, however, that the “Government Patient Receivables” shall not include any of the SPA Transition Patient Receivables or the Transition Patient Receivables.
     “Government Programs” has the meaning set forth in the SPA.
     “Hazardous Substances” has the meaning set forth in the SPA.
     “HCA” has the meaning set forth in the Preamble.
     “HCA Adjustments” has the meaning set forth in the definition of “HCA Excluded Liabilities”.
     “HCA Excluded Liabilities” means:
          (i) Liabilities whether arising before, at or after the SPA Effective Time, incurred in connection with the conduct or operation of the HCA Group Business (as defined in

Exhibit K to the SPA), or ownership or use of the HCA Assets (as defined in Exhibit K to the SPA); provided, however, that for purposes of this Agreement, the following terms used in Exhibit K of the SPA will be deemed to have the following meanings (in each such case, the terms used in such definitions to have the meanings given to them in the SPA): (A) “Purchaser Assets” shall mean the assets of Purchaser and its Subsidiaries other than the Acquired Entities; (B) “Purchaser Group” shall mean Purchaser and its Subsidiaries other than the Acquired Entities; (C) “Purchaser Group Business” means the business now or formerly conducted by Purchaser and its present and former Subsidiaries other than the Acquired Entities; and (D) “Purchaser Liabilities” means Liabilities of Purchaser or any of its Subsidiaries other than the Acquired Entities.
          (ii) Liabilities arising from any claim against LifePoint or any of its Affiliates (including during the Holding Period, the Initial Acquired Entities), which claim (A) relates to or arises out of the Initial Acquired Entities, the “Business” (as defined in the SPA) (or its operations) or the assets of the Initial Acquired Entities, and (B) is based upon facts and circumstances occurring at or prior to the SPA Effective Time; provided, that except to the extent included in the HCA Adjustments, the HCA Excluded Liabilities described in this clause (ii) shall not include any Liability of the Initial Acquired Entities existing as of the SPA Effective Time to the extent such Liability is included in the “Indebtedness Adjustment Amount” or the “Net Working Capital” (as such terms are defined in the SPA) (collectively, the “LifePoint Adjustments”);
          (iii) Liabilities arising from any claim against LifePoint or any of its Affiliates which claim (A) relates to or arises out of the Acquired Entities, the Business or the assets owned by the Acquired Entities or their conduct or operations, and (B) which relates to or arises out of or is based upon facts and circumstances occurring at or after the Effective Time; and
          (iv) Liabilities of the Acquired Entities as of the Effective Time to the extent such Liabilities are included in the calculation of the Final Net Working Capital Adjustment Amount or the Indebtedness Adjustment Amount (collectively, the “HCA Adjustments”).
     “Holding Period” means the period of time beginning immediately after the SPA Effective Time and ending at the Effective Time.
     “Hospital” means any of the Facilities that are identified in Exhibit B to the SPA as a Hospital other than (a) Clinch Valley Medical Center, and (b) any Hospital which has been the subject of a Disposition.
     “Hospital Group” means an individual Hospital together with the Facilities, assets and operations of the Acquired Entities that are related primarily to such individual Hospital.
     “Hospital Group Material Adverse Effect” means, with respect to an individual Hospital Group, a material adverse effect on the assets, financial condition or operations of that specific Hospital Group taken as a whole, other than any changes (a) generally affecting the healthcare industry directly or indirectly, including changes due to actual or proposed changes in law or regulations, (b) that result from political or economic turmoil, or (c) that are related to or result from the announcement or pendency of the transactions contemplated by this Agreement.

     “HSR Act” shall have the meaning set forth in the SPA.
     “IBNR” means current liabilities of LifePoint and its Affiliates for incurred but not reported (or incurred and reported to LifePoint but not paid by the Business) medical, dental, self-insured workers compensation or other claims attributable to employees of the Business pursuant to any Company Plan (including self-insured plans) that is a group health plan or provides medical, dental, vision, worker’s compensation or similar benefits, except to the extent included in the Net Working Capital and reflected in the Closing Date Balance Sheet.
     “Income Taxes” has the meaning set forth in the SPA.
     “Indebtedness Adjustment Amount” means the amount, expressed as a positive or negative number, equal to (a) the aggregate amount of indebtedness for borrowed money and capital lease obligations and other long term liabilities of the Initial Acquired Entities reflected as liabilities on the Initial Closing Date Balance Sheet, as finally determined in accordance with Section 2.3 of the SPA, minus (b) the aggregate amount of indebtedness for borrowed money and capital lease obligations and other long term liabilities of the Acquired Entities reflected as liabilities on the Closing Date Balance Sheet, as finally determined in accordance with Section 2.2 of this Agreement.
     “Indemnifying Party” has the meaning set forth in the SPA.
     “Indemnitee” has the meaning set forth in the SPA.
     “Intellectual Property” has the meaning set forth in the SPA.
     “Initial Acquired Entities” means the “Acquired Entities” as defined in the SPA.
     “Initial Acquired Entity Ownership Interests” means the “Acquired Company Ownership Interests” and the “Acquired Subsidiary Ownership Interests” as such terms are defined in the SPA.
     “Initial Closing” means the “Closing” under the SPA.
     “Initial Closing Date” means the “Closing Date,” as defined in the SPA.
     “Initial Closing Date Balance Sheet” means the “Closing Date Balance Sheet” as defined in the SPA.
     “Initial Facilities” means the “Facilities” as set forth in the SPA.
     “JCAHO” has the meaning set forth in the SPA.
     “Knowledge of LifePoint” (and any similar expression, including, the expression “LifePoint’s Knowledge”) means, as to a particular matter, the actual knowledge of LifePoint’s general counsel.

     “Knowledge of Purchaser” (and any similar expression) means, as to a particular matter, the actual knowledge of Purchaser’s general counsel.
     “Laws” has the meaning set forth in the SPA.
     “Leases” mean (a) all of those leases, subleases and occupancy agreements to which LifePoint or any of its Affiliates is a party as the lessee/tenant or sublessee/subtenant of any portion of the Real Property, and (b) all the following agreements to which LifePoint or any of its Affiliates is a party as the landlord/lessor or sublandlord/sublessor of any portion of the Real Property, which do not materially interfere with the operation of the Business as then currently conducted: (i) leases of land to third-party developers in connection with development/construction of health care related projects at the Facilities; (ii) medical office leases, subleases and occupancy agreements; (iii) leases, subleases and occupancy agreements for other medical uses, services or facilities; and (iv) leases, subleases and occupancy agreements for food services and other ancillary services at the Facilities, including as examples and not as limitations, wireless communication services, gift shops, pharmacies or florist shops.
     “Liabilities” has the meaning set forth in Exhibit K to the SPA.
     “LifePoint” has the meaning set forth in the Preamble.
     “LifePoint Adjustments” has the meaning set forth in the definition of “HCA Excluded Liabilities.”
     “LifePoint Affiliated Group” means the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which LifePoint is the parent.
     “LifePoint Disclosure Documents” has the meaning set forth in Section 5.5(f).
     “LifePoint Excluded Liabilities” means IBNR and the LifePoint Liabilities.
     “LifePoint Liabilities” means:
          (i) Liabilities arising from any claim against HCA or any of its Affiliates (including, after giving effect to the transactions contemplated by the Agreement, the Acquired Entities), which claim (A)(1) relates to or arises out of the Initial Acquired Entities, the Business (or its operations) or the assets of the Initial Acquired Entities, and (2) is based upon facts and circumstances occurring at or after the SPA Effective Time until immediately prior to the Effective Time; (B)(1) relates to or arises out of LifePoint’s ownership of the Acquired Entities prior to the Effective Time, (2) relates to or arises out of the Purchaser Assets or the Purchaser Group Business (as such terms are defined in clauses (i)(A) and (C), respectively, of the definition of “HCA Excluded Liabilities”); and (3) is based upon facts and circumstances occurring prior to the Effective Time; or (C) relates to or arises out of the Related Entities, the business or operations of any of the Related Entities or the assets of any of the Related Entities, and (2) is based upon facts and circumstances occurring prior to the Effective Time; provided, however, that the LifePoint Liabilities described in this clause (i) shall not include the Liabilities of the Acquired Entities as of the Effective Time to the extent such Liabilities are included in the HCA Adjustments;

          (ii) Liabilities of the Initial Acquired Entities as of the SPA Effective Time to the extent such Liabilities are included in the LifePoint Adjustments except to the extent included in the HCA Adjustments; and
          (iii) Liabilities arising from any claim against HCA or any of its Affiliates (including, after giving effect to the transactions contemplated by the Agreement, the Acquired Entities), which claim (A) relates to or arises out of the Disposed Entities or the Disposed Assets, or the business or assets of the Disposed Entities, and (B) is based upon facts and circumstances occurring after the SPA Effective Time.
     “LifePoint Required Schedules” has the meaning set forth in Section 5.5(f).
     “LifePoint Tax Period” has the meaning set forth in Section 6.6(b)(i).
     “Medicaid” has the meaning set forth in the SPA.
     “Medicare” has the meaning set forth in the SPA.
     “Multiemployer Plan” has the meaning set forth in the SPA.
     “Net Book Value” means the net book value as determined in accordance with GAAP; provided that (a) the book value shall only be reduced by 50% of the total GAAP depreciation or amortization; (b) there shall be no reduction of any intangible for impairment or any other charge, other than 50% of amortization; (c) the Net Book Value of any asset resulting from amounts expended to cure, repair, replace or remedy a matter underlying indemnified Damages shall be reduced to the extent included in the calculation of Value Diminution Amount pursuant to subparagraphs (x) and (y) thereof; and (d) the Net Book Value of the property, plant and equipment of any Person that is consolidated but not wholly-owned will be the product of (i) the Net Book Value of such assets, and (ii) the percentage ownership of such Person on a fully diluted basis held by the Acquired Entities or the Seller Group as of the applicable date.
     “Net Working Capital” means, as of any particular date, an amount equal to the current assets reflected on the balance sheet of the Business as of such date minus the current liabilities reflected on the balance sheet of the Business as of such date. For purposes of calculating Net Working Capital, the amounts, if any reflected on the Business’ balance sheet as of the applicable date with respect to the following matters shall be eliminated from the calculation of the Net Working Capital: (i) the Excluded Assets, (ii) the LifePoint Excluded Liabilities (including liabilities and reserves for Taxes and other LifePoint indemnified matters), (iii) any item for which indemnification is given pursuant to Section 9.5 (Taxes) (iv) all matters for which LifePoint is financially responsible in accordance with this Agreement, including pursuant to Section 6.6 hereof, (v) all intercompany account balances that are to be paid, cancelled or eliminated in accordance with Section 5.11 hereof. For purposes of calculating Net Working Capital, in determining the appropriate reserves no adjustments shall be made as a result of the loss of any CON, the Unwind Triggering Event, Unwind Notice, shutdown or related matters.
     “Opening Balance Sheet” means the “Opening Balance Sheet” as defined in the SPA and as finally determined pursuant to Section 6.8(d) of the SPA.

     “Order” means any order, decree, judgment, decision or notice from or by any Governmental Authority of competent jurisdiction issued in connection with the CON Challenges which declares one or more of the CONs void or otherwise results in the loss, revocation, suspension, termination, or rescission of any of the CONs and requires LifePoint or an Affiliate of LifePoint, as a matter of Law, to transfer or divest one or more of the Hospitals or cease or suspend operations of one or more of the Hospitals. For the avoidance of doubt, an order, decree, judgment, decision or notice from a Governmental Authority remanding the CONs to a lower Governmental Authority for reconsideration will not be considered an “Order” unless such order, decree, judgment, decision or notice requires LifePoint or an Affiliate of LifePoint, as a matter of Law, to transfer or divest one or more of the Hospitals or cease or suspend operations of one or more of the Hospitals or rescind the acquisition of one or more of the Hospitals.
     “Order Date” means, in the case of an Order, the date on which LifePoint or any of its Affiliates must transfer or divest a Hospital or cease or suspend operation of a Hospital as a result of the issuance of such Order.
     “Order Non-Compliance Conditions” means, with respect to an Order, (i) there is no reasonable risk that any director, officer, employee or agent of LifePoint or its Affiliates will be subject to criminal prosecution or incarceration as a result of the violation of such Order as contemplated by this Agreement, (ii) neither LifePoint nor its Affiliates will commit a crime by virtue of violating such Order as contemplated by this Agreement, as determined by counsel of nationally recognized stature in the applicable area of the Law selected by LifePoint, (iii) failure to comply with such Order as contemplated by this Agreement has not resulted in a breach of any material LifePoint credit facility which is not waived during the applicable notice period (it being agreed by LifePoint that it will use commercially reasonable efforts to obtain such waiver during such period; provided that any fees charged to LifePoint for such waiver shall be paid by Purchaser), (iv) no Hospital’s license is revoked or suspended as a result of violating such order and there are no other substantial adverse consequences to LifePoint directly resulting from failing to comply with such Order as contemplated by this Agreement that cannot be satisfied by the payment of money; provided that operational challenges at the Hospitals following such a violation shall not be considered substantial adverse consequences; (v) if any such substantial adverse consequences described in (iv) can be cured with the payment of money and Purchaser agrees to indemnify LifePoint with respect to such Damages; and (vi) Purchaser agrees to fully indemnify LifePoint, its Affiliates, and their respective officers, directors, employees or agents for any fines, penalties or similar Damages that LifePoint, its Affiliates, or such officers, directors, employees or agents incurs as a result of violating such Order as contemplated by this Agreement.
     “Ownership Interests” means capital stock, membership interests, partnership interests and any other similar equity interest or security.
     “Other Receivables” means all receivables generated in connection with the Business through the Effective Time that are accounted for as “Other Receivables” in accordance with GAAP, including any such receivables that have been charged off as bad debts, provided, however, that (a) “Other Receivables” shall not include receivables of the type that the parties agree will not be “Other Receivables” under the SPA; and (b) to the extent GAAP as applied by

LifePoint includes any accounts receivable of the type that were “Excluded Assets” in the SPA Transaction, such accounts receivable will not be considered “Other Receivables”.
     “Partial Closing” has the meaning set forth in Section 2.6(a).
     “Pension Plan” means any Company Plan that is a “defined benefit plan” as defined in Section 414(j) of the Code.
     “Permits” has the meaning set forth in the SPA.
     “Permitted Encumbrance” means (i) in the case of Real Property that was included in the “Real Property” (as defined in the SPA) as of the SPA Effective Time or other assets of the Initial Acquired Entities as of the SPA Effective Time, the Permitted Encumbrances (as defined in the SPA) in effect as of the Initial Closing Date and any other Defect which existed as of the Initial Closing Date which Defect was waived by the Purchaser under the SPA, or was eliminated, insured over or insured against by title insurance endorsement, or was indemnified against by HCA as provided in Section 7.11(c) of the SPA, and (ii) any of the following Encumbrances granted, created, suffered or incurred by an Acquired Entity or LifePoint during the Holding Period: (a) any Encumbrance approved in writing by Purchaser; (b) any Encumbrance for Taxes or other governmental charges or assessments which are not delinquent or which are being contested in good faith through appropriate proceedings; (c) any Encumbrance of any landlord, carrier, warehouseman, mechanic or materialman and any like Encumbrance arising in the ordinary course of business for sums that are not delinquent or which are being contested in good faith through appropriate proceedings; (d) any Encumbrance of the lender, lessor or other financing source (1) securing indebtedness for borrowed money, or (2) on assets leased under a capitalized lease obligation, to the extent (in either case) that such indebtedness for borrowed money or capital lease is included in the calculation of the Indebtedness Adjustment Amount; (e) easements and rights of way that do not materially interfere with or materially impair the current use and operation of the Real Property; (f) Laws regulating the use or enjoyment of the applicable property; (g) all Leases; (h) liens securing obligations which are included in the Indebtedness Adjustment Amount; (i) any consents from or notices to landlord/lessors or sublandlords/sublessors under any of the Leases to which LifePoint or any of its Affiliates is a party as lessee/tenant or sublessee/tenant, which consents are required to accomplish the transactions contemplated by this Agreement; (j) Encumbrances which are consistent with comparable arrangements of LifePoint and its Affiliates in similar transactions, which Encumbrances may include (subject to the standard stated above) restrictive covenants or other restrictions agreed to by LifePoint in connection with (1) the formation of a joint venture (i.e., a partnership, limited liability company or other entity in which LifePoint or any of its Affiliates own in the aggregate less than a 100% interest), (2) the construction of a medical office building, (3) the leasing of space to or provision of services in conjunction with another health care provider, or (4) a Disposition or other material transaction; (k) any other Encumbrances which do not (1) materially interfere with the use or operation of the Business in a manner consistent with the then current use thereof or (2) adversely and materially affect the value or title of the Real Property; and (l) with respect to leased Real Property, Encumbrances which encumber the fee interest in such property.
     “Person” has the meaning set forth in the SPA.

     “PIP” means periodic interim payment.
     “Preliminary Damages Adjustment Amount” means the parties’ preliminary determination of the Damages Adjustment Amount as determined in accordance with the provisions of Section 2.2(b)(iii).
     “Preliminary Payment Amount” has the meaning set forth in Section 2.2(b).
     “Proceeding” has the meaning set forth in Section 6.6(e).
     “Purchase Price” has the meaning set forth in Section 2.2(a).
     “Purchase Price Adjustments” has the meaning set forth in Section 2.2(a).
     “Purchased Assets” has the meaning set forth in Section 6.7(c).
     “Purchaser” has the meaning set forth in the Preamble.
     “Purchaser Affiliated Group” means the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Purchaser is a member.
     “Purchaser Indemnitee” has the meaning set forth in Section 9.2.
     “Purchaser Tax Act” has the meaning set forth in Section 9.5(a).
     “Real Property” means all real property together with all buildings and improvements thereon and all appurtenances and rights pertaining thereto, held by LifePoint or its Affiliates that is used or held for use in the operation of the Business other than the Excluded Assets. At Closing, the Real Property shall mean all “Real Property” (as defined in the SPA) plus (i) any and all Real Property acquired since the Initial Closing by any of the Acquired Entities (whether in an asset purchase or through a purchase of equity securities) that is used or is held for use in operation of the Business and which is still owned by the Acquired Entities as of the Effective Time, less (ii) any Real Property which is the subject of a Disposition during the Holding Period (whether in a Disposition of assets or a Disposition of an entity), less (iii) any “Real Property” (as defined in the SPA) owned by the Clinch Valley Entities as of the Effective Time.
     “Reimbursement Damages” has the meaning set forth in the definition of the term “Damages Adjustment Amount.”
     “Related Company” means, subject to the provisions of Section 5.8, any Person (other than an Acquired Entity) whose sole assets and operations as of the Effective Time relate exclusively to the Hospital Group of one or more of the Hospitals (each such Person being listed in Exhibit A-4 hereto).
     “Related Company Ownership Interests” has the meaning set forth in Section 3.3(b).
     “Related Entities” means the Related Companies and the Related Subsidiaries.

     “Related Subsidiaries” means, subject to the provisions of Section 5.8, any Person (other than an Acquired Entity) whose sole assets and operations as of the Effective Time relate exclusively to the Hospital Group of one or more of the Hospitals (each such Person being listed in Exhibit A-5 hereto).
     “Related Subsidiary Ownership Interests” has the meaning set forth in Section 3.3(f).
     “Replacement CONs” means certificates of need sought and issued in replacement of the CONs.
     “Returns” has the meaning set forth in the SPA.
     “Revocation Order” means an Order that (a) has become final and non-appealable; (b) is not based on substantive grounds (e.g., that LifePoint or its Affiliates are inappropriate entities for the ownership or operation of the Initial Facilites), but rather on (i) procedural grounds (e.g., that the West Virginia Health Care Authority erred in the discovery process in connection with the hearings on the CONs), (ii) a determination that a substantial change has occurred that warrants loss, revocation, termination or rescission of the CONs (e.g., that the change in the terms of the transactions under the SPA resulting from Amendment No. 1 to the SPA constitutes a substantial change) or (iii) other similar grounds; and (c) would require LifePoint or its Affiliates to apply for Replacement CONs in order to continue its administrative and judicial efforts to maintain (in full force and effect) certificates of need that permit LfePoint and its Affiliates to continue to own and operate the Facilities.
     “Securities Act” has the meaning set forth in the SPA.
     “Selected Accounting Firm” has the meaning set forth in the SPA.
     “Seller” has the meaning set forth in Section 3.1(b).
     “Seller Group” has the meaning set forth in Section 3.1(b).
     “Seller Indemnitee” has the meaning set forth in Section 9.3.
     “Seller’s Review Period” has the meaning set forth in Section 6.7(c).
     “Shares” means the outstanding shares of stock of any Acquired Entity that is a corporation.
     “SPA” has the meaning set forth in the Recitals.
     “SPA Effective Time” means the “Effective Time” pursuant to the SPA.
     “SPA Transaction” means the transactions closing as of the date hereof pursuant to the SPA as described in the Recitals above.

     “SPA Transition Patients” means, subject to the provisions of Section 6.13(j), patients admitted to any of the Initial Facilities prior to the SPA Effective Time and discharged during the Holding Period.
     “SPA Transition Patient Receivables” has the meaning set forth in Section 6.13(b).
     “SPA Transition Services” means the rendering of services and provision of medicine, drugs and supplies by the Acquired Entities to SPA Transition Patients.
     “State Taxes” has the meaning set forth in the SPA.
     “Straddle Period” has the meaning set forth in Section 6.6(b)(ii).
     “Surveys” means (a) in the case of Real Property that was included in the “Real Property” (as defined in the SPA) as of the SPA Effective Time, an update and recertification of those Surveys of such Real Property provided to Purchaser at the Initial Closing in accordance with the SPA which will be delivered to Purchaser in accordance with Section 7.8 hereof, and (b) in the case of Real Property that was not included in the “Real Property” (as defined in the SPA) as of the SPA Effective Time, surveys that satisfy the conditions and requirements of Section 7.11 of the SPA, which will be delivered to Purchaser in accordance with Section 7.8 hereof.
     “Survival Period” has the meaning set forth in Section 9.1.
     “Tax” or “Taxes” has the meaning set forth in the SPA.
     “Tax Allocation” has the meaning set forth in Section 6.7(c).
     “Tax Filings” has the meaning set forth in Section 5.13.
     “Tax Statement” has the meaning set forth in Section 6.6(b)(ii).
     “Territory” means the area within 15 miles of any of the Hospitals.
     “Title Company” has the meaning set forth in Section 7.8(b).
     “Title Policy” has the meaning set forth in Section 7.8(b).
     “Title Work” means commitments to issue policies of owner’s or leasehold title insurance for the Real Property which will be delivered to Purchaser in accordance with Section 7.8, together (in each case) with copies of the exception documents listed thereon.
     “Transition Patients” means patients admitted to any of the Facilities prior to the Effective Time but not yet discharged as of the Effective Time (including patients admitted to any of the Initial Facilities” prior to the SPA Effective Time but discharged after the Effective Time.
     “Transition Services” means the rendering of services and provision of medicine, drugs and supplies by the Acquired Entities to Transition Patients.

     “Unwind Notice” means written notice delivered by LifePoint advising Purchaser that the Unwind Trigger Event has occurred and that LifePoint is exercising the Unwind Right.
     “Unwind Right” has the meaning set forth in the Recitals.
     “Unwind Trigger Event” means (a) the issuance of a final non-appealable Order or (b) the issuance of an Order which is not final and non-appealable provided that (i) the effectiveness of such Order is not subject to an effective stay by a Governmental Authority of competent jurisdiction; (ii) such Order has not been rescinded, reversed, revoked, voided, or otherwise made ineffective by a Governmental Authority of competent jurisdiction; and (iii) the Order contains an Order Date.
     “Value Diminution Amount” means an amount equal to any Damages paid by the Purchaser or its Affiliates during the Holding Period to LifePoint or any of its Affiliates pursuant to the SPA indemnification provisions except to the extent the indemnified Damages were paid to reimburse LifePoint or its Affiliates for amounts incurred, paid or payable by them (x) to third parties (whether to pay (i) claims made against LifePoint or its Affiliates by a third party; (ii) third party costs or expenses incurred by LifePoint or its Affiliates to investigate or defend such claim or (iii) third party costs and expenses to cure, repair, replace or remedy the matter underlying such indemnified Damages) or (y) to cure, repair, replace or remedy the matter underlying such indemnified Damages. The Value Diminution Amount shall not include any such amounts related to the Clinch Valley Entities and their assets and businesses.
     “Value Diminution Damages” has the meaning set forth in the definition of the term “Damages Adjustment Amount.”
     “WARN Act” has the meaning set forth in the SPA.
1.2	Interpretation. Section 1.2 of the SPA is incorporated by reference.
ARTICLE II
PURCHASE AND SALE; CLOSING
2.1	Sale of the Ownership Interests.
          (a) Subject to the provisions of clause (b), below, upon the occurrence of an Unwind Trigger Event, LifePoint shall have the right to deliver the Unwind Notice to Purchaser. Subject to the terms and conditions set forth in this Agreement (including the provisions of clause (c), below), upon the due delivery of an Unwind Notice in accordance with this Section 2.1, LifePoint (or its Affiliate) shall be obligated to sell, assign, transfer and deliver to Purchaser, free and clear of all Encumbrances, and Purchaser shall be obligated to purchase from LifePoint (or its Affiliate), the Acquired Company Ownership Interests and the Related Company Ownership Interests. At the Closing, title to the Acquired Company Ownership Interests and the Related Company Ownership Interests shall pass to Purchaser, as record and beneficial owner, and Purchaser shall then be entitled to all rights, including, without limitation, voting rights, as the sole owner of the Acquired Company Ownership Interests and the Related Company Ownership Interests and the Related Company Ownership Interests).

          (b) If LifePoint does not deliver an Unwind Notice to Purchaser within the period specified below following the occurrence of an Unwind Trigger Event described in clause (a) of the definition of “Unwind Trigger Event,” the Unwind Right shall expire and this Agreement will terminate and be of no further force or effect.

Period Between Issue Date	Maximum Period
of Order and the	Permitted for Delivery
Order Date	of Unwind Notice
90 days or less	15 Days

More than 90 days and less than 6 months	30 Days

More than 6 months and less than 1 year	90 Days.

One year or more	The earlier of 180 days prior to the Order Date or one year.
Additionally, if LifePoint does not deliver an Unwind Notice at least 30 days prior to the Order Date (or, if the Order Date is within 40 days of the date the Order is issued, as soon as commercially practicable after the issue date of the Order), the Unwind Right shall expire and this Agreement will terminate and be of no further force or effect.
          (c) Upon an Unwind Trigger Event, both parties shall use commercially reasonable efforts, if requested by Purchaser, in addition to disputing the CON Challenges in accordance with Section 5.15 to identifying and negotiating with third parties relating to the potential sale of some or all of the assets which may otherwise be subject to an unwind.
          (d) If, following LifePoint’s delivery of an Unwind Notice (but before the Closing), a Governmental Authority of competent jurisdiction issues a Court Order that (i) stays the effectiveness of the Order that formed the basis of the Unwind Trigger Event; (ii) rescinds, reverses, revokes, voids, overturns or otherwise makes ineffective such Order; (iii) clarifies, amends or modifies such Order such that (or confirms that) such Order does not require LifePoint, as a matter of Law, to transfer or divest any of the Hospitals or cease or suspend operation of any of the Hospitals; or (iv) eliminates the Order Date from the Order, such Unwind Notice will be void and of no further force or effect.
          (e) If (i) LifePoint has delivered an Unwind Notice relative to an Order, (ii) Purchaser has notified LifePoint in writing within the time periods set forth below that Purchaser wants such Unwind Notice suspended and has agreed to provide the indemnification required under subsection (v) of the definition of “Order Non-Compliance Conditions,” and (iii) the Order Non-Compliance Conditions relative to such Order are met, (A) such Unwind Notice will be suspended until the Order Non-Compliance Conditions are no longer met with respect to such Order, and (B) Purchaser shall promptly, timely and currently pay all fines, penalties and similar

Damages that LifePoint (and its Affiliates and their respective directors, officers, employees and agents) incurs as a result of violating such Order as requested by Purchaser. Once Purchaser has delivered notice of its intent to suspend an Unwind Notice, if Purchaser wishes to terminate such suspension, Purchaser shall deliver to LifePoint written notice of its intent to terminate said suspension and (x) the parties shall then use their best efforts to close the transactions contemplated hereby as quickly as possible (subject to Section 2.5), and (y) Purchaser’s obligation to provide the indemnification required under subsection (v) of the definition of “Order Non-Compliance Conditions” shall continue with respect to fines, penalties and similar Damages arising through Closing. Unless Purchaser delivers its written notice that Purchaser wants to suspend an Unwind Notice to LifePoint at least 30 days in advance of an Order Date (or, if the Order Date is within 40 days of the date Purchaser receives the Unwind Notice, as soon after Purchaser’s receipt of the Unwind Notice as is commercially practicable), LifePoint will not be required to suspend the Unwind Notice.
     2.2 Purchase Price.
          (a) The consideration to be paid by Purchaser for the Acquired Company Ownership Interests and the Related Company Ownership Interests (the “Purchase Price”) shall be an amount equal to the Base Purchase Price (1) plus the Final Net Working Capital Adjustment Amount, (2) plus the Capital Expenditure Adjustment Amount, (3) minus the Disposition Adjustment Amount, (4) plus the Indebtedness Adjustment Amount, and (5) plus the Damages Adjustment Amount (collectively, (1) through (5) the “Purchase Price Adjustments”). The Purchase Price shall be allocated in accordance with Code Section 1060 and Section 6.7 of this Agreement, as applicable.
          (b) (i) At the Closing, Purchaser will pay LifePoint an amount (the “Preliminary Payment Amount”) equal to the Purchase Price as adjusted based upon the preliminary determinations of the Purchase Price Adjustments pursuant to Sections 2.2(b)(ii) and (iii), below.
               (ii) LifePoint shall prepare preliminary determinations of the Final Net Working Capital Adjustment Amount, the Capital Expenditure Adjustment Amount, the Disposition Adjustment Amount and the Indebtedness Adjustment Amount using the then most recent available month end balance sheet of the Business. LifePoint shall deliver to Purchaser (A) a copy of the month-end balance sheet upon which such calculations are based, (B) such other documents and financial information as is reasonably required to support the calculation of such preliminary Purchase Price Adjustments, and (C) a schedule showing the calculation of such preliminary Purchase Price Adjustments not less than ten days prior to the Closing Date. If Purchaser objects to any of such proposed preliminary Purchase Price Adjustments and the parties are unable to agree upon the preliminary amount of such Purchase Price Adjustments, (1) the Closing will not be delayed as a result of the parties’ inability to agree upon such preliminary Purchase Price Adjustments, (2) the schedule delivered by LifePoint pursuant to this clause (ii) and the amounts reflected thereon for such preliminary Purchase Price Adjustments shall be used in determining the Preliminary Payment Amount to be delivered at the Closing, (3) such Purchase Price Adjustments will be adjusted after Closing in accordance with the applicable dispute resolution procedures as provided in Section 2.2(d), and (4) the parties will be required to pay one another interest in connection with any adjustments to such amounts as provided in Section 2.2(e).
               (iii) Not less than ten Business Days prior to the Closing Date, LifePoint shall deliver to Purchaser a schedule of all Reimbursement Damages it claims to have incurred as of such date, together with a reasonably detailed description of the claim, cost or expense giving rise to the Damages and documentation substantiating such damages and the payment thereof by LifePoint or its Affiliates. Not less than ten Business Days prior to the Closing Date, Purchaser shall deliver to LifePoint a schedule of the Damages that Purchaser or its Affiliates have paid to LifePoint or its Affiliates that Purchaser believes are Value Diminution Damages. Following delivery of such schedules to one another, Purchaser and LifePoint shall consult in good faith to determine which, if any, of the claims set forth in such schedules the parties agree upon and, in the case of each such claim, the extent to which the parties agree upon the amount of the Value Diminution Damages or Reimbursement Damages for such claim. Prior to the Closing, the parties will prepare a schedule showing (A) the claims upon which the parties are in agreement, (B) the amount of each such claim upon which the parties are in agreement, (C) the amount of each such claim that remains in controversy, and (D) the claims which remain in controversy, and (E) based upon the information in clauses (A) and (B), above, the Preliminary Damages Adjustment Amount. To the extent the parties do not jointly agree on whether any claim is an appropriate claim for Value Diminution Damages or Reimbursement Damages (or the amount of such claim which constitutes Value Diminution Damages or Reimbursement Damages) prior to the Closing Date, such unresolved claims will be submitted to arbitration pursuant to the provisions of Section 11.1 following the Closing Date. To the extent unresolved by the parties, such arbitration proceedings will be used for both the determination of the merits of any unresolved Claim and the amount of Damages, if any, resulting from any such Claim.
          (c) Within 60 days after the Closing, LifePoint shall deliver to Purchaser (i) the Closing Date Balance Sheet (ii) such other documents and financial information as is reasonably required to support the calculation of the Final Net Working Capital Adjustment Amount, the Capital Expenditure Adjustment Amount, the Disposition Adjustment Amount and the Indebtedness Adjustment Amount not delivered pursuant to Section 2.2(b)(ii), above, and (iii) a Schedule setting forth LifePoint’s determination of the Final Net Working Capital Adjustment Amount, the Capital Expenditure Adjustment Amount, the Disposition Adjustment Amount and the Indebtedness Adjustment Amount based upon the Closing Date Balance Sheet and the aggregate adjustment to the Preliminary Payment Amount resulting from such Purchase Price Adjustments (collectively, the “Closing Statement”). After the Closing, Purchaser shall (A) permit representatives of LifePoint, during normal business hours, to have reasonable access to, and to examine and make copies of, all books and records of the Acquired Entities which are in the possession of Purchaser or its Affiliates (including the Acquired Entities) for purposes of preparing the Closing Statement, and (B) cause the employees of Purchaser and its Affiliates (including the Acquired Entities) to cooperate with and assist LifePoint in the preparation of the Closing Statement. The Closing Statement shall be prepared in accordance with GAAP.
          (d) Purchaser may object to any of the information or computations contained in the Closing Statement which could affect the Purchase Price. Any such objection must be made by delivery of a written statement of objections (stating the basis of the objections with reasonable specificity) to LifePoint within 30 days following delivery of the Closing Statement to Purchaser. To the extent that Purchaser does not so object within such 30-day period, the Closing Statement, as delivered to Purchaser, shall be considered final and binding upon the parties.
               (i) In the event that Purchaser and LifePoint are unable to resolve a dispute or disagreement relating to the Final Net Working Capital Adjustment Amount or the Indebtedness Adjustment Amount set forth in a written objection pursuant to this Section 2.2(d) within 30 days of LifePoint’s receipt of such objection, either party may elect, by written notice to the other party, to have all such unresolved disputes or disagreements resolved by the Selected Accounting Firm. The Selected Accounting Firm shall resolve each issue submitted to it in accordance with this Agreement and, based upon such resolution (and in accordance with this Agreement), determine the Final Net Working Capital Adjustment Amount and the Indebtedness Adjustment Amount and calculate the aggregate adjustment to the Preliminary Payment Amount based on such Purchase Price Adjustments, which determination of the Selected Accounting Firm shall be final and binding upon the parties. The Selected Accounting Firm shall be instructed to use every reasonable effort to perform its services within 15 days after submission of the Closing Statement and the description of the unresolved objections to it and, in any case, as soon as practicable after such submission. The parties will cooperate fully with the Selected Accounting Firm, and shall cause the Acquired Entities to cooperate fully with the Selected Accounting Firm, in connection with its resolution of objections and, based upon (A) such resolution, (B) the parties’ resolution of any other objections, and (C) the Closing Statement, its determination of such Purchase Price Adjustments and calculation of aggregate adjustment to the Preliminary Payment Amount based on such Purchase Price Adjustments. The costs and expenses for the services of the Selected Accounting Firm shall be borne equally by Purchaser and LifePoint.
               (ii) In the event that Purchaser and LifePoint are unable to resolve a dispute or disagreement relating to the Capital Expenditure Adjustment Amount or the Disposition Adjustment Amount set forth in a written objection pursuant to this Section 2.2(d) within 30 days of LifePoint’s receipt of such objection, the provisions of clause (d)(i) will be applicable to the resolution of such dispute or disagreement; provided, however, that in lieu of the procedures described in such clause (d)(i), either party may elect, by written notice to the other party, to have all such unresolved disputes or disagreements submitted to arbitration pursuant to the provisions of Section 11.1.
          (e) (i) Within ten days after the Final Net Working Capital Adjustment Amount and the Indebtedness Adjustment Amount (and the resulting calculation of the aggregate adjustment to the Preliminary Payment Amount relating to such Purchase Price Adjustments) shall have been agreed upon or otherwise determined pursuant to Section 2.2(d), LifePoint or Purchaser, as appropriate, shall pay the other party cash (by wire transfer of immediately available funds) in the amount of such aggregate adjustment to the Preliminary Payment Amount, together with interest thereon for a period from (and including) the Closing Date to (but excluding) the date of payment, at the prime rate as quoted in the Money Rates section of The Wall Street Journal from time to time.

               (ii) Within ten days after the Capital Expenditures Adjustment Amount and the Disposition Adjustment Amount (and the resulting calculation of the aggregate adjustment to the Preliminary Payment Amount relating to such Purchase Price Adjustments) shall have been agreed upon or otherwise determined pursuant to Section 2.2(d) or Section 11.1, as applicable, LifePoint or Purchaser, as appropriate, shall pay the other party cash (by wire transfer of immediately available funds) in the amount of such aggregate adjustment to the Preliminary Payment Amount, together with interest thereon for a period from (and including) the Closing Date to (but excluding) the date of payment, at the prime rate as quoted in the Money Rates section of The Wall Street Journal from time to time.
     2.3 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Waller Lansden Dortch & Davis, LLP, 511 Union Street, Suite 2700, Nashville, Tennessee, or such other place as shall be mutually agreed upon by the parties hereto, at 10:00 a.m., Central Time, on the earliest practicable day following LifePoint’s due exercise of the Unwind Right in accordance with Section 2.1 hereof that is a month-end (or, in the event that such month-end falls on a day that is not a Business Day, the Business Day preceding such month-end) following the satisfaction (or due waiver) of the conditions set forth in Articles VII and VIII, or such other date as may be mutually agreed upon by the parties hereto but in no event later than the last day of the calendar month in which such satisfaction or waiver occurs and, subject to the provisions of Section 2.5, in no event later than the Order Date. The date on which the Closing takes place is referred to herein as the “Closing Date.” The Closing shall be deemed to occur at 11:59 p.m., Central Time, on the Closing Date (or if the Closing takes place on a Business Day preceding the relevant month-end, at 11:59 p.m. on such month-end) or at such other time as shall be mutually agreed upon in writing by the parties hereto. The time at which the transactions contemplated hereby are deemed to become effective is referred to herein as the “Effective Time”. The parties shall use their respective best efforts to cause the conditions to Closing to occur as promptly as is commercially reasonable under the circumstances but, subject to the provisions of Section 2.5, in no event later than the Order Date.
     2.4 Closing Deliveries. At the Closing, the following events will occur:
          (a) Ownership Interests. LifePoint will deliver to Purchaser certificates representing the Acquired Company Ownership Interests, the Acquired Subsidiary Ownership Interests and the Related Entity Ownership Interests, such certificates representing the Acquired Company Ownership Interests and the Related Company Ownership Interests to be duly endorsed or accompanied by duly executed blank stock powers or other appropriate instruments of conveyance.
          (b) Payment for Ownership Interests. At the Closing, Purchaser shall deliver the Preliminary Payment Amount in immediately available funds by electronic wire transfer to an account designated by LifePoint.
          (c) Closing Certificates and Documents.
               (i) LifePoint shall deliver the other certificates and documents required to be delivered by LifePoint pursuant to Article VII; and

               (ii) Purchaser shall deliver the other certificates and documents required to be delivered by Purchaser pursuant to Article VIII.
     2.5 Order Date Closing Conditions. (a) (i) If (A) LifePoint has delivered an Unwind Notice relative to an Order, (B) Purchaser has not elected to suspend such Unwind Notice in accordance with Section 2.1(e), (C) any of the conditions to Purchaser’s obligation to close the transactions as set forth in Article VII have not been satisfied or waived by Purchaser, (D) Purchaser notifies LifePoint in writing that Purchaser wants to delay the Closing past the Order Date until such conditions are satisfied or waived, and (E) the Order Non-Compliance Conditions relative to such Order are met, (1) the Closing will be delayed until the earliest of (x) the satisfaction (or waiver by Purchaser) of Purchaser’s conditions to close the transactions contemplated hereby as set forth in Article VII, (y) the time Purchaser notifies LifePoint in writing that Purchaser no longer wishes to delay the Closing, and (z) the time that the Order Non-Compliance Conditions are no longer met with respect to such Order; and (2) Purchaser shall promptly, timely and currently pay all fines, penalties and similar Damages that LifePoint (and its Affiliates, and their respective directors, officers, employees and agents) incurs as a result of violating such Order due to Purchaser’s request to delay the Closing in accordance with this Section 2.5. Following the delay of the Closing in accordance with this Section 2.5(a), the parties will use commercially reasonable efforts to close the transactions as soon as commercially practicable; provided that the Closing will take place as of the end of a month unless otherwise agreed by the parties; and provided further, that except to the extent provided in Section 2.5(b), Purchaser’s obligations to close the transactions on such delayed Closing Date will still be subject to satisfaction or waiver of the Closing conditions set forth in Articles VII.
          (ii) Notwithstanding the provisions of clause (i), above, if all other conditions to the parties’ obligations have been satisfied or waived as of an Order Date, (A) the failure of the conditions to Purchaser’s obligation to close the transactions contemplated hereby that are set forth in Sections 7.7, 7.9 and 7.10 to be satisfied on or before such Order Date will not excuse Purchaser’s obligation to perform on such Order Date, and failure of the conditions to LifePoint’s obligation to close the transactions contemplated hereby that are set forth in Sections 8.7 and 8.8 to be satisfied on or before such Order Date will not excuse LifePoint’s obligation to perform on such Order Date; provided that in either case such conditions have not been satisfied as of an Order Date other than as a result of the breach of this Agreement by the other party hereto.
          (b) In addition to the closing conditions specified in Section 2.5(a)(ii), above, and subject to the provisions of Section 2.1, if the Order Non-Compliance Conditions are not met as of an Order Date, failure of the conditions to Purchaser’s obligation to close the transactions contemplated hereby that are set forth in Sections 7.12, 7.16 and 7.17 to be satisfied on or before such Order Date will not excuse Purchaser’s obligation to perform on such Order Date; provided, however, that solely for purposes of closing in accordance with this Section 2.5(b), the closing conditions set forth in Section 7.8 will be deemed to have been satisfied if LifePoint delivers a written instrument to Purchaser (i) certifying that as of the Effective Time the Acquired Entities own fee simple title to the Real Property subject only to Permitted Encumbrances, (B) identifying all such Permitted Encumbrances created by, through or under LifePoint (or, in the case of Real Property acquired since the SPA Effective Time, all Permitted Encumbrances on such Real Property), and (ii) indemnifying Purchaser for Damages resulting from any breach of or inaccuracy in such certificate from the first dollar of Damages without regard to the limitations set forth in Section 9.4(a)(i).
          (c) If, in accordance with this Section 2.5, a Closing occurs and some or all of the Closing conditions specified in this Section 2.5 have not been satisfied or waived by the applicable party prior to the Closing (such conditions, the “Order Date Closing Conditions”), the parties will cooperate in good faith and use their respective best efforts to cause such Order Date Closing Conditions to be satisfied as soon as commercially practicable after the Closing.
     2.6 Multiple Closings.
          (a) If the conditions precedent in Article VII are met for all Facilities other than for certain Acquired Entities which are not a Hospital (the “Associated Business”) whose operations are immaterial to the operation of the associated Hospital, the Closing will proceed with respect to all Acquired Entities other than the Associated Business in accordance with this Agreement (any such Closing, a “Partial Closing”). From and after the Partial Closing, LifePoint and Purchaser shall use commercially reasonable efforts to complete the acquisition of the Associated Business. From and after the Partial Closing LifePoint shall cooperate in any reasonable arrangement to provide Purchaser the benefit under any and all rights of the Associated Business including but not limited to economic benefits and control of management decisions until the earlier of the date described in clause (ii) below, and such time as the Associated Business is acquired by Purchaser as described in the remainder of this Section 2.6(a). If, after such Partial Closing and prior to the later of (i) termination of this Agreement and (ii) the date that is 180 days after the Effective Time of such Partial Closing, the conditions precedent in Article VII are subsequently satisfied with respect to any such excluded Acquired Entities, Purchaser shall be obligated to consummate the purchase of and LifePoint shall be obligated to consummate the sale of all such excluded Acquired Entities for which the conditions in Article VII have been satisfied at a Closing in accordance with and subject to Article II. Such Closing will be held within ten business days after satisfaction of the conditions set forth in Articles VII and VIII with respect to such Acquired Entities, or such other date as may be mutually agreed upon by the parties hereto. Such Closing will take place without regard to whether the conditions in Article VII have been satisfied for all such excluded Acquired Entities.
          (b) In the event that (i) the parties conclude in good faith that LifePoint was not able to deliver the economic benefits of the Associated Business between the Partial Closing and acquisition of the Associated Business by Purchaser or (ii) the Associated Business is not acquired by Purchaser, LifePoint and Purchaser will negotiate in good faith to determine an appropriate adjustment to the Purchase Price as a result of such failure to deliver economic benefit or exclusion of an Acquired Entity.
               (i) If the parties are unable to agree upon such a price reduction, (1) the Preliminary Payment Amount will not be reduced as of the Closing Date, (2) the Partial Closing will not be delayed as a result of the parties’ inability to agree upon such adjustment, (3) the Purchase Price will be adjusted after the Closing in accordance with dispute resolution procedures agreed upon by the parties, and (4) LifePoint will be required to pay Purchaser interest on such price adjustment from the date of the Partial Closing to the date of payment of such price adjustment at the rate of interest set forth in Section 2.3(e) of the SPA. Either LifePoint or Purchaser may initiate such proceedings to determine the adjustment to the Purchase Price at any time following the Partial Closing.
               (ii) If the parties have not determined the amount of the price adjustment with respect to an excluded Acquired Entity as of the date of a subsequent Closing at which Purchaser acquires such Acquired Entity, the parties will negotiate in good faith to determine the amount of interest to which Purchaser is entitled for having delivered the Purchase Price for such Acquired Entity at an earlier Closing. Such amount will be equal to interest at the rate set forth in Section 2.3(e) of the SPA on the portion of the Purchase Price attributable to such Acquired Entity from the date of the Partial Closing until the date of the subsequent Closing. If the parties are unable to agree upon such amount, (1) the Closing for the Acquired Entity will not be delayed as a result of the parties’ inability to agree upon such amount, and (2) the amount of such interest payment will be determined after the Closing in accordance with dispute resolution procedures agreed upon by the parties. Either LifePoint or Purchaser may initiate such proceedings to determine the adjustment to the Purchase Price at any time following the Partial Closing.
If the parties have determined the adjustment to the Purchase Price applicable to an excluded Acquired Entity (and, if such adjustment shall have been determined after the Partial Closing, LifePoint shall have paid Purchaser the amount due under clause (A), above, in respect of such excluded Acquired Entity), at any subsequent Closing of the sale of such Acquired Entity to Purchaser, the Purchase Price for such Acquired Entity will be the previously determined adjustment amount.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF LIFEPOINT
     LifePoint’s representations and warranties in this Article III are subject to the following limitations:
          (i) With respect to any of the Initial Acquired Entities that is an Acquired Entity, and with respect to the assets and operations of the Acquired Entities that are owned and operated by the Acquired Entities as of the Closing Date, each such representation and warranty is subject to: (a) matters which existed as of the SPA Effective Time (after giving effective to the closing of the SPA Transaction) or which involve a continuation of the business practices which existed at the Initial Closing Date, and (b) matters for which Purchaser is providing indemnification in connection with the Initial Closing pursuant to either Section 9.2(f) of the SPA or the Environmental Indemnity Agreement delivered in accordance with the SPA;
          (ii) Each of such representations and warranties is subject to any matters caused by, or resulting from, the CON Challenges; an Unwind Trigger Event; the delivery of an Unwind Notice; the closing of the transactions contemplated hereby; or the closure or suspension of operations of a Facility in accordance with Section 5.16; and

          (iii) Subject to the provisions of Section 5.5(f), each of such representations and warranties is subject to the matters disclosed in the Exhibits and the LifePoint Disclosure Documents delivered in accordance with Section 5.5(f).
          Subject to the foregoing, LifePoint represents and warrants to Purchaser, which representations and warranties shall be true and correct as of the Closing (except to the extent such representations and warranties specifically speak as of another date, in which case as of such date), as follows:
     3.1 Organization of LifePoint and Seller Group.
          (a) LifePoint is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.
          (b) Exhibit A-1 lists the LifePoint subsidiaries that as of the Effective Time will own the Acquired Company Ownership Interests and the Related Company Ownership Interests (each, a “Seller” and collectively the “Seller Group”). Each Seller is a corporation, limited partnership, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of the state indicated as the state of organization in Exhibit A-1.
     3.2 Organization and Capitalization of the Acquired Companies and the Acquired Subsidiaries.
          (a) As of the Effective Time, each Acquired Company (i) will be a corporation, limited partnership, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of the state of its organization, as identified on Exhibit A-2, (ii) will have the corporate, partnership, limited liability company or other legal entity power and authority to own or lease and to operate its assets and to conduct its business as conducted throughout the Holding Period, and (iii) will be duly qualified to transact business as a foreign corporation, limited partnership, limited liability company or other legal entity in the jurisdictions specified in Exhibit A-2 and will not be required to be so qualified by any Laws in any other jurisdiction in which it has material operations or assets.
          (b) Exhibit A-2 sets forth (i) the authorized capital stock, partnership interests, membership interests or other legal entity equity interest as of the Effective Time of each Acquired Company, (ii) the number or amount (as appropriate) of shares (or other applicable ownership interest) of such Acquired Company that will be issued and outstanding as of the Effective Time, (iii) the number or amount (as appropriate) of such issued and outstanding shares (or other applicable ownership interest) of such Acquired Company that will be beneficially owned by the Seller Group as of the Effective Time (such issued and/or outstanding shares or other ownership interests for all of the Acquired Companies beneficially owned by the Seller Group as of the Effective Time, the “Acquired Company Ownership Interests”), (iv) the name of each owner of any of the issued and/or outstanding shares (or other applicable ownership interests) of each Acquired Company (other than the members of the Seller Group) and the number (or amount), type and class of all ownership interests owned by each such owner, and (v) the par value for each class of outstanding shares or other ownership interests where applicable.

The Acquired Company Ownership Interests have been (or, as of the Effective Time, will have been) duly authorized and validly issued and as of the Effective Time, will be fully paid and non-assessable. Except for the Acquired Company Ownership Interests and the ownership interests disclosed in accordance with clause (b)(iv), above, as of the Effective Time there will be no outstanding equity securities of any of the Acquired Companies, including (i) securities which are convertible into or exchangeable for any capital stock, partnership interests or membership interests of an Acquired Company, (ii) contracts, arrangements, commitments or restrictions relating to the issuance, sale, transfer, purchase or obtaining of capital stock or other equity securities of an Acquired Company, or (iii) options, warrants, rights, calls or commitments of any character granted or issued by an Acquired Company governing the issuance of shares of its capital stock, partnership interests or membership interests. As of the Effective Time, each Person listed in Exhibit A-2 will meet all of the requirements set forth in Section 5.8(a) necessary for a Person to be an Acquired Entity.
          (c) As of the Effective Time, (i) the Seller Group will have good and marketable title to, and will own, all of the Acquired Company Ownership Interests, beneficially and of record; (ii) the Acquired Company Ownership Interests will be free and clear of all Encumbrances; (iii) Seller Group will have full voting power over the Acquired Company Ownership Interests, subject to no proxy, shareholders’ agreement, voting trust or other agreement relating to the voting of any of the Acquired Company Ownership Interests; and (iv) other than this Agreement and any Contract identified in Exhibit A-2, there will be no agreement between LifePoint or any of its Affiliates (including the Seller Group) and any other Person with respect to the disposition of the Acquired Company Ownership Interests (provided, however, that if the existence of the Contracts identified in Exhibit A-2, the consummation of the transactions contemplated thereby, or the performance of the obligations thereunder will, individually or collectively, cause any of the requirements set forth in Section 5.8 necessary for such Person to be an Acquired Company fail to be satisfied with respect to the applicable Person then such entity will not be an Acquired Company and the failure to satisfy such requirements will not be considered a breach of this Agreement.
          (d) As of the Effective Time, except veto rights and super-majority approval rights held by the holders of such ownership interests which are consistent with comparable arrangements of LifePoint and its Affiliates in similar entities that are not wholly owned by LifePoint, (i) no Person will have any preemptive right to purchase any equity security in any of the Acquired Companies, and (ii) other than the Acquired Company Ownership Interests and the other ownership interests disclosed in accordance with clause (b)(iv), above, there will be no outstanding equity securities in any of the Acquired Companies giving the owner or holder thereof the right to vote on any matters on which shareholders, partners or members of the applicable Acquired Company may vote.
          (e) Except for the Acquired Subsidiaries and the Related Subsidiaries, as of the Effective Time, the Acquired Entities will not directly or indirectly own, of record or beneficially, any equity security of any Person.
          (f) Each Acquired Subsidiary (i) as of the Effective Time, will be a corporation, limited partnership, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of the state of its organization, as identified on Exhibit A-3, (ii) as of the Effective Time, will have the corporate, partnership, limited liability company power or other legal entity and authority to own or lease and to operate its assets and to conduct its business as conducted as of the Effective Time, and (iii) as of the Effective Time, will be duly qualified to transact business as a foreign corporation, limited partnership, limited liability company or other legal entity in each of the jurisdictions listed in Exhibit A-3 and as of the Effective Time will not be required to be so qualified by any Laws in any other jurisdiction in which it has material operations or assets.
          (g) Exhibit A-3 sets forth (i) the authorized capital stock, partnership interests or membership interests as of the Effective Time of each Acquired Subsidiary, (ii) the number or amount (as appropriate) of shares (or other applicable ownership interest) of such Acquired Subsidiary that will be issued and outstanding as of the Effective Time, (iii) the number or amount (as appropriate) of such issued and outstanding shares (or other applicable ownership interest) of such Acquired Subsidiary that will be beneficially owned by the Acquired Companies as of the Effective Time (such issued and/or outstanding shares or other ownership interests for all of the Acquired Subsidiaries beneficially owned by the Acquired Companies as of the Effective Time, the “Acquired Subsidiary Ownership Interests”), (iv) the name of each owner of any of the issued and/or outstanding shares (or other applicable ownership interests) of each Acquired Subsidiary (other than the Acquired Companies) and the number (or amount), type and class of all ownership interests owned by each such owner, and (v) the par value for each class of outstanding shares or other ownership interests where applicable. The Acquired Subsidiary Ownership Interests have been (or, as of the Effective Time, will have been) duly authorized and validly issued and as of the Effective Time, will be fully paid and non-assessable. Except for the Acquired Subsidiary Ownership Interests and the ownership interests disclosed in accordance with clause (b)(iv), above, as of the Effective Time, there will be no outstanding equity securities of any of the Acquired Subsidiaries, including (A) securities which are convertible into or exchangeable for any capital stock, partnership interests or membership interests of an Acquired Subsidiary, (B) contracts, arrangements, commitments or restrictions relating to the issuance, sale, transfer, purchase or obtaining of capital stock or other equity securities of an Acquired Subsidiary, or (C) options, warrants, rights, calls or commitments of any character granted or issued by an Acquired Subsidiary governing the issuance of shares of its capital stock, partnership interests or membership interests. As of the Effective Time, each Person listed in Exhibit A-4 will meet all of the requirements set forth in Section 5.8(a) necessary for a Person to be an Acquired Entity.
          (h) As of the Effective Time, (i) the Acquired Entities will have good and marketable title to, and will own, directly or indirectly, all of the Acquired Subsidiary Ownership Interests, beneficially and of record; (ii) the Acquired Subsidiary Ownership Interests will be free and clear of all Encumbrances, (iii) the Acquired Entities will have full voting power over the Acquired Subsidiary Ownership Interests, subject to no proxy, shareholders’ agreement, voting trust or other agreement relating to the voting of any of the Acquired Subsidiary Ownership Interests, and (iv) other than this Agreement and any Contract identified in Exhibit A-3, there will be no agreement between LifePoint or any of its subsidiaries and any other Person with respect to the disposition of the Acquired Subsidiary Ownership Interests or otherwise relating to the Acquired Subsidiary Ownership Interests (provided, however, that if the existence of the Contracts identified in Exhibit A-3, the consummation of the transactions contemplated thereby, or the performance of the obligations thereunder will, individually or collectively, cause any of the requirements set forth in Section 5.8 necessary for such Person to be an Acquired Subsidiary fail to be satisfied with respect to the applicable Person then such entity will not be an Acquired Subsidiary and the failure to satisfy such requirements will not be considered a breach of this Agreement.
          (i) As of the Effective Time, except veto rights and super-majority approval rights held by the holders of such ownership interests which are consistent with comparable arrangements of LifePoint and its Affiliates in similar entities that are not wholly owned by LifePoint, (i) no Person will have any preemptive right to purchase any equity security in any of the Acquired Subsidiaries, and (ii) other than the Acquired Subsidiary Ownership Interests and the other ownership interests disclosed in accordance with clause (g)(iv), above, there will be no outstanding equity securities in any of the Acquired Subsidiaries giving the owner or holder thereof the right to vote on any matters on which shareholders, partners or members of the applicable Acquired Subsidiary may vote.
     3.3 Organization and Capitalization of the Related Companies and the Related Subsidiaries.
          (a) As of the Effective Time, each Related Company (i) will be a corporation, limited partnership, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of the state of its organization, as identified on Exhibit A-4, (ii) will have the corporate, partnership, limited liability company or other legal entity power and authority to own or lease and to operate its assets and to conduct its business as conducted throughout the Holding Period, and (iii) will be duly qualified to transact business as a foreign corporation, limited partnership, limited liability company or other legal entity in the jurisdictions specified in Exhibit A-4 and will not be required to be so qualified by any Laws in any other jurisdiction in which it has material operations or assets.
          (b) Exhibit A-4 sets forth (i) the authorized capital stock, partnership interests, membership interests or other legal entity equity interest as of the Effective Time of each Related Company, (ii) the number or amount (as appropriate) of shares (or other applicable ownership interest) of such Related Company that will be issued and outstanding as of the Effective Time, (iii) the number or amount (as appropriate) of such issued and outstanding shares (or other applicable ownership interest) of such Related Company that will be beneficially owned by the Seller Group as of the Effective Time (such issued and/or outstanding shares or other ownership interests for all of the Related Companies that are beneficially owned by the Seller Group as of the Effective Time, the “Related Company Ownership Interests”), (iv) the name of each owner of any of the issued and/or outstanding shares (or other applicable ownership interests) of each Related Company and the number (or amount), type and class of all ownership interests owned by each such owner, and (v) the par value for each class of outstanding shares or other ownership interests where applicable. The Related Company Ownership Interests have been (or, as of the Effective Time, will have been) duly authorized and validly issued and as of the Effective Time, will be fully paid and non-assessable. Except for the Related Company Ownership Interests and the ownership interests disclosed in accordance with clause (b)(iv), above, as of the Effective Time, there will be no outstanding equity securities of any of the Related Companies, including (i) securities which are convertible into or exchangeable for any capital stock, partnership interests or membership interests of a Related Company, (ii)contracts, arrangements, commitments or restrictions relating to the issuance, sale, transfer, purchase or obtaining of capital stock or other equity securities of a Related Company, or (iii)options, warrants, rights, calls or commitments of any character granted or issued by a Related Company governing the issuance of shares of its capital stock, partnership interests or membership interests. As of the Effective Time, each Person listed in Exhibit A-4 will meet all of the requirements set forth in Section 5.8 necessary for such Person to be an Acquired Entity.
          (c) As of the Effective Time, (i) the Seller Group will have good and marketable title to, and will own, all of the Related Company Ownership Interests, beneficially and of record; (ii) the Related Company Ownership Interests will be free and clear of all Encumbrances; (iii) Seller Group will have full voting power over the Related Company Ownership Interests, subject to no proxy, shareholders’ agreement, voting trust or other agreement relating to the voting of any of the Related Company Ownership Interests; and (iv) other than this Agreement and any Contract identified in Exhibit A-4, there will be no agreement between LifePoint or any of its Affiliates (including the Seller Group) and any other Person with respect to the disposition of the Related Company Ownership Interests (provided, however, that if the existence of the Contracts identified in Exhibit A-4, the consummation of the transactions contemplated thereby, or the performance of the obligations thereunder will, individually or collectively, cause any of the requirements set forth in Section 5.8 necessary for such Person to be a Related Company fail to be satisfied with respect to the applicable Person then such entity will not be a Related Company and the failure to satisfy such requirements will not be considered a breach of this Agreement.
          (d) As of the Effective Time, except veto rights and super-majority approval rights held by the holders of such ownership interests which are consistent with comparable arrangements of LifePoint and its Affiliates in similar entities that are not wholly owned by LifePoint, (i) no Person will have any preemptive right to purchase any equity security in any of the Related Companies, and (ii) other than the Related Company Ownership Interests and the other ownership interests disclosed in accordance with clause (b)(iv), above, there will be no outstanding equity securities in any of the Related Companies giving the owner or holder thereof the right to vote on any matters on which shareholders, partners or members of the applicable Related Company may vote.
          (e) Each Related Subsidiary (i) as of the Effective Time, will be a corporation, limited partnership, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of the state of its organization, as identified on Exhibit A-5, (ii) as of the Effective Time, will have the corporate, partnership, limited liability company power or other legal entity and authority to own or lease and to operate its assets and to conduct its business as conducted as of the Effective Time, and (iii) as of the Effective Time, will be duly qualified to transact business as a foreign corporation, limited partnership, limited liability company or other legal entity in each of the jurisdictions listed in Exhibit A-5 and as of the Effective Time will not be required to be so qualified by any Laws in any other jurisdiction in which it has material operations or assets.
          (f) Exhibit A-5 sets forth (i) the authorized capital stock, partnership interests or membership interests as of the Effective Time of each Related Subsidiary, (ii) the number or amount (as appropriate) of shares (or other applicable ownership interest) of such Related

Subsidiary that will be issued and outstanding as of the Effective Time, (iii) the number or amount (as appropriate) of such issued and outstanding shares (or other applicable ownership interest) of such Related Subsidiary that will be beneficially owned by an Acquired Company, an Acquired Subsidiary or a Related Company as of the Effective Time (such issued and/or outstanding shares or other ownership interests for all of the Related Subsidiaries that are owned by an Acquired Company, an Acquired Subsidiary or a Related Company as of the Effective Time, the “Related Subsidiary Ownership Interests”), (iv) the name of each owner of any of the issued and/or outstanding shares (or other applicable ownership interests) of each Related Subsidiary and the number (or amount), type and class of all ownership interests owned by each such owner, and (v) the par value for each class of outstanding shares or other ownership interests where applicable. The Related Subsidiary Ownership Interests have been (or, as of the Effective Time, will have been) duly authorized and validly issued and as of the Effective Time, will be fully paid and non-assessable. Except for the Related Subsidiary Ownership Interests and the ownership interests disclosed in accordance with clause (f)(iv), above, as of the Effective Time, there will be no outstanding equity securities of any of the Related Subsidiaries, including (i) securities which are convertible into or exchangeable for any capital stock, partnership interests or membership interests of a Related Subsidiary, (ii) contracts, arrangements, commitments or restrictions relating to the issuance, sale, transfer, purchase or obtaining of capital stock or other equity securities of a Related Subsidiary, or (iii) options, warrants, rights, calls or commitments of any character granted or issued by a Related Subsidiary governing the issuance of shares of its capital stock, partnership interests or membership interests. As of the Effective Time, each Person listed in Exhibit A-5 will meet all of the requirements set forth in Section 5.8 necessary for a Person to be an Acquired Entity and the failure to satisfy such requirements will not be considered a breach of this Agreement.
          (g) As of the Effective Time, (i) the Acquired Entities will have good and marketable title to, and will own, directly or indirectly, all of the Related Subsidiary Ownership Interests, beneficially and of record; (ii) the Related Subsidiary Ownership Interests will be free and clear of all Encumbrances, (iii) the Acquired Entities will have full voting power over the Related Subsidiary Ownership Interests, subject to no proxy, shareholders’ agreement, voting trust or other agreement relating to the voting of any of the Related Subsidiary Ownership Interests, and (iv) other than this Agreement and any Contract identified in Exhibit A-5, there will be no agreement between LifePoint or any of its subsidiaries and any other Person with respect to the disposition of the Related Subsidiary Ownership Interests (provided, however, that if the existence of the Contracts identified in Exhibit A-5, the consummation of the transactions contemplated thereby, or the performance of the obligations thereunder will, individually or collectively, cause any of the requirements set forth in Section 5.8 necessary for such Person to be a Related Subsidiary fail to be satisfied with respect to the applicable Person then such entity will not be a Related Subsidiary.
          (h) As of the Effective Time, except veto rights and super-majority approval rights held by the holders of such ownership interests which are consistent with comparable arrangements of LifePoint and its Affiliates in similar entities that are not wholly owned by LifePoint,, (i) no Person will have any preemptive right to purchase any equity security in any of the Related Subsidiaries, and (ii) other than the Related Subsidiary Ownership Interests and the other ownership interests disclosed in accordance with clause (g)(iv), above, there will be no outstanding equity securities in any of the Related Subsidiaries giving the owner or holder thereof the right to vote on any matters on which shareholders, partners or members of the applicable Related Subsidiary may vote.
     3.4 Dispositions.
          (a) Exhibit B-1 sets forth (i) the list of all Disposed Entities; and (ii) a summary of each Disposition of a Disposed Entity which includes, without limitation, (A) the name of the purchaser in each such Disposition, (B) a description of each Disposed Entity in such Disposition, and (C) all information necessary to calculate the Disposition Amount with respect to each Disposed Entity.
          (b) Exhibit B-2 sets forth (i) the list of all Disposed Assets; and (ii) a summary of each Disposition of Disposed Assets which includes, without limitation, (A) the name of the purchaser in each such Disposition, (B) a description of each Disposition transaction, (C) the book value of the Disposed Assets, and (D) the Net Book Value of the Disposed Assets as of the date of such Disposition.
          (c) Exhibit B-3 sets forth (i) the list of all Disposed Ownership Interests; and (ii) a summary of each Disposition of a Disposed Ownership Interests which includes, without limitation, (A) the name of the Acquired Entity whose Ownership Interests were disposed in such Disposition, (B) the name of each purchaser in such Disposition, and (C) all information necessary to calculate the Disposition Amount with respect to each Disposed Ownership Interest.
     3.5 Authorization.
          (a) The execution, delivery and performance by LifePoint of this Agreement and by LifePoint of the other agreements to be entered into by it pursuant to the terms of this Agreement, and the consummation by LifePoint of the transactions contemplated hereby and thereby are within LifePoint’s corporate powers, are not in contravention of the terms of LifePoint’s Constituent Documents, and have been duly authorized and approved by the board of directors of LifePoint. No other corporate proceedings on the part of LifePoint are necessary to authorize the execution, delivery and performance of this Agreement or the other agreements to be entered into by LifePoint pursuant to the terms of this Agreement.
          (b) This Agreement has been duly and validly executed and delivered by LifePoint. As of the Closing, the other agreements and Closing documents to be entered into by LifePoint pursuant to the terms of this Agreement will have been duly and validly executed and delivered by LifePoint. This Agreement constitutes (and upon their execution and delivery by LifePoint, the other agreements and Closing documents to be entered into pursuant to the terms of this Agreement by LifePoint will constitute) the legal, valid and binding obligations of LifePoint, enforceable against LifePoint in accordance with their respective terms (assuming the valid authorization, execution and delivery hereof and thereof by Purchaser), subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.
     3.6 No Conflicts. Neither the execution and delivery of this Agreement or any of the other agreements to be entered into by LifePoint, any Seller or any Acquired Entity pursuant to the terms of this Agreement nor the consummation of any of the transactions contemplated hereby or thereby will violate, conflict with or result in a breach of the terms of the respective Constituent Documents of LifePoint, any Seller or any of the Acquired Entities.
     3.7 No Missing Assets. The Facilities include (a) all of the Initial Facilities and other ancillary businesses that were owned or operated by any of the Initial Acquired Entities (other than the Clinch Valley Entities) as of the SPA Effective Time other than those that were owned by a Disposed Entity or that otherwise have been sold, transferred or disposed of in a Disposition that, in any such case, is listed in Exhibit B-1 or B-2, and (b) all other businesses and facilities that LifePoint or any of its Affiliates has acquired or developed in the Territory during the Holding Period, including all ambulatory surgery centers, imaging and diagnostic centers, psychiatric care hospitals, clinical laboratories, clinics, home health agencies, durable medical equipment suppliers and all other related healthcare businesses, except any such acquired or developed business or facility that LifePoint or its Affiliates has sold or terminated prior to the Effective Time. Except for the Excluded Assets, the Acquired Entities shall hold all right, title and interest then held by LifePoint or any of its Affiliates, whether ownership, by virtue of contractual rights or otherwise, in all assets, tangible and intangible, real and personal, used by LifePoint or its Affiliates in connection with operating the Business and the Facilities (including the following (but nothing herein shall be deemed to include the Excluded Assets): the Real Property, the personal property described in Section 3.11(a), the Books and Records, the Contracts, the Acquired Company Ownership Interests, the Acquired Subsidiary Ownership Interests, the Related Company Ownership Interests, the Related Subsidiary Ownership Interests, the Permits and the Intellectual Property). The assets and contractual rights described in this Section 3.7 which will be held by the Acquired Entities at the Effective Time are sufficient for the continued conduct of the Business after Closing in substantially the same manner as conducted prior to the Closing other than assets related to (i) the business functions provided by HCA through the Services Agreements and the Computer and Data Processing Agreement (as such terms are defined in the SPA), (ii) other services normally provided by the LifePoint corporate, division and regional offices (including group purchasing and other corporate or centrally provided services), and (iii) the Excluded Contracts.
     3.8 Contracts.
          (a) Schedule 3.8(a) hereto sets forth a complete and accurate list of all material Contracts. Contracts which are material shall include, but not be limited to any contract: to which a party thereto is a referral source (including physicians) to any Facility; which involves an expenditure of greater than $50,000 per contract per year; which is not cancelable upon less than 120 days notice during the remaining term and upon cancellation without penalty, payment or obligation; which an Acquired Entity is bound by a covenant not to compete; which is an employment agreement; and which is a joint venture or partnership agreement.
          (b) As of the Effective Time, each material Contract that was in place as of the SPA Effective Time and is still in place as of the Effective Time will be valid, binding and enforceable in all material respects (after giving effect to the closing of the SPA Transaction), subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing. As of the

Effective Time, each other material Contract that is in place as of the Effective Time will be valid, binding and enforceable in all material respects against LifePoint or the applicable Acquired Entity, subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing. As of the Effective Time, each Acquired Entity shall have duly performed in all material respects its obligations under each material Contract to which it is a party (to the extent that such obligations to perform shall have accrued during the Holding Period).
          (c) As of immediately prior to the Effective Time, neither LifePoint nor its Affiliates will be in material default (nor would they be in material default with notice or lapse of time or both as a result of events that have occurred) under any material Contract, except to the extent of any material default existing as of the SPA Effective Time (after giving effect to the closing of the SPA Transaction).
          (d) As of the Effective Time, none of the Acquired Entities will have any outstanding purchase commitments in excess of its respective ordinary business requirements.
          (e) As of the Effective Time, except for (i) encumbrances that exist on any of the Contracts as of the Effective Time, and (ii) Permitted Encumbrances, no Encumbrance will exist on any interest created under any of the Contracts.
     3.9 Other Receivables. The Other Receivables included in the Closing Date Balance Sheet, to the extent uncollected as of the Effective Time, are valid and existing and represent monies due for goods sold and delivered, services performed and/or other consideration given in the ordinary course of business; provided that LifePoint makes no representation or warranty with respect to the collectibility of the Other Receivables.
     3.10 Real Property.
          (a) As of the Effective Time, the Real Property shall be accurately described in Schedule 3.10(a) and include all real estate used or held for use in connection with the Business as of the Effective Time.
          (b) As of the Effective Time, all title, leasehold interests and other rights held by LifePoint or its Affiliates with respect to the Real Property will be held by the Acquired Entities.
          (c) As of the Effective Time, (i) none of the Real Property that was not a part of in the “Real Property” as of the SPA Effective Time shall be subject to any Encumbrance other than a Permitted Encumbrance, and (ii) neither LifePoint nor any of its Affiliates shall have allowed the creation of, suffered, assumed, or agreed to any Encumbrance (other than Permitted Encumbrances) on any of the Real Property that was included in the “Real Property” (as defined in the SPA) as of the SPA Effective Time.
          (d) As of the Effective Time, none of the Real Property, the buildings or the improvements situated thereon will be in material violation of any zoning or land use ordinances and regulations applicable thereto or to the ownership or operation thereof except, in the case of

Real Property that was included in the “Real Property” (as defined in the SPA) as of the SPA Effective Time, to the extent they were in violation of such ordinances or regulations as of the SPA Effective Time (after giving effect to the closing of the SPA Transaction); provided, however, that LifePoint makes no representation or warranty with respect to such violations to the extent that the violations result from changes in such ordinances or regulations during the Holding Period other than at the request of LifePoint or its Affiliates. As of the Effective Time, except, in the case of buildings and improvements owned by the Initial Acquired Entities as of the SPA Effective Time, to the extent they were not in compliance as of the SPA Effective Time (after giving effect to the closing of the SPA Transaction), the buildings and improvements constituting the Facilities on the Real Property will be in material compliance with all applicable public health, fire safety or building codes and regulations; provided, however, that LifePoint makes no representation or warranty with respect to such compliance to the extent that non-compliance results from changes in such codes or regulations during the Holding Period other than at the request of LifePoint or its Affiliates. As of the Effective Time, certificates of occupancy and/or use required (i) as a result of acts of the Acquired Entities during the Holding Period, or (ii) with respect to properties that were not leased, occupied or owned by the Initial Acquired Entities as of the SPA Effective Time shall been duly issued by the applicable Governmental Authority having jurisdiction for all of the Facilities.
          (e) As of the Effective Time, LifePoint shall not have caused any of the Real Property that was included in the “Real Property” (as defined in the SPA) as of the SPA Effective Time to be subject to any conditions, restrictions, ordinances, or other limitations, other than those that existed on the Initial Closing Date that would make such property unusable for its then current use or the title to such property unmarketable, or which materially restrict or impair the then current use of such Real Property; provided, however, that LifePoint makes no representation or warranty with respect to such matters to the extent that they result from changes in such restrictions, ordinances or other limitations during the Holding Period other than at the request of LifePoint or its Affiliates. As of the Effective Time, none of the Real Property that was not included in the “Real Property” (as defined in the SPA) as of the SPA Effective Time will be subject to any conditions, restrictions, ordinances, or other limitations that would make such property unusable for its then current use or the title to such property unmarketable, or which materially restrict or impair the then current use of such Real Property; provided, however, that LifePoint makes no representation or warranty with respect to such matters to the extent that they result from changes in such restrictions, ordinances or other limitations since the acquisition of such Real Property other than at the request of LifePoint or its Affiliates.
          (f) As of the Effective Time, (i) all utilities serving the Real Property shall be installed and operating, and shall be adequate to operate the Real Property in the manner it is then operated (except, in the case of Real Property that was included in the “Real Property” (as defined in the SPA) as of the SPA Effective Time, to the extent of any inadequacies that existed as of the SPA Effective Time after giving effect to the closing of the SPA Transaction); and (ii) any tap fees, hook-up fees or other associated charges that accrued during the Holding Period shall have been fully paid with respect to all potable and industrial water and all gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Facilities except as reflected in the Closing Date Balance Sheet.

          (g) As of the Effective Time, there will be no outstanding options to purchase, rights of first offer, rights of first refusal or any similar rights to purchase any parcel of the Real Property owned by the Acquired Entities, or any portion thereof or interest therein not shown by the Title Work or the Contracts or Leases; and
          (h) Except as set forth in each Lease or the Title Work, (i) none of the Leases under which an Acquired Entity is the lessor is subject to any option to renew, options to purchase, rights of first refusal, rights of first offer or any similar rights that were created during the Holding Period; and (ii) as to any of the Leases under which an Acquired Entity is the lessor (a) which Leases were entered into or amended during the Holding Period, no tenant is entitled to any rebate, concession or free rent, other than as set forth in the Lease or Contract with such tenant; and no commitments have been made to any tenant for material repairs or improvements other than for normal repairs and maintenance in the future except as otherwise provided in the Lease or Contract and (b) the Acquired Entity’s obligations as lessor for any such commitments for material repairs or improvements in the future that have accrued as of the Effective Time will have been fully performed; and no rents due under any leases with tenants have been assigned or hypothecated to, or encumbered by, the lessor which have not been released by the Effective Time.
     3.11 Personal Property.
          (a) As of the Effective Time, the Acquired Entities will be in possession of and will have good title to, or will have valid leasehold interests in or valid rights under contract to use, free and clear of any Encumbrance (other than Permitted Encumbrances), all of the personal property used by LifePoint or any of its Affiliates at that time in the conduct of the Business, including all Books and Records, other than the Excluded Assets and Excluded Contracts.
          (b) As of the Effective Time, there will be no outstanding rights (including purchase options, rights of first refusal, rights of first offers), agreements or other commitments (other than rights agreements or commitments that existed as of the Effective Time) that give any Person a current or future right to require the Acquired Entities to sell or transfer to a third party any material interests in the personal property owned by them.
     3.12 Employees; Labor Matters; Company Plans; ERISA.
          (a) [Reserved.]
          (b) Schedule 3.12(b) contains a list of each Company Plan. There is no Multiemployer Plan under which any employee of the Business has any present or future right to benefits or under which any Acquired Entity has any present or future liability. For each Company Plan that is a “defined benefit plan,” as defined in Section 414(j) of the Code (collectively, the “Pension Plans”), the funded status of each Pension Plan is disclosed on Schedule 3.12(b) in a manner consistent with the Statement of Financial Accounting Standards No. 87 (“FAS 87”) prepared by the Financial Accounting Standards Board. With respect to any Company Plans that are subject to the minimum funding requirements of Code Section 412, such requirements have been satisfied, there are no accumulated funding deficiencies, and no funding waiver has been applied for since the Initial Closing Date. There is no Pension Plan under which any employee of the Business or any Acquired Entity has any present or future right to benefits. No Acquired Entity has any present or future liability with respect to any Pension Plan.
          (c) Any contributions, including salary deferrals, required to be made under the terms of the Company Plans as of the date of this Agreement have been made in a timely fashion.
          (d) Except as provided in Schedule 3.12(d), no Company Plans provide for, and no written or oral agreements have been entered into promising or guaranteeing, the continuation of medical, dental, vision, life or disability insurance coverage for any employees of the Acquired Entities or their beneficiaries for any period of time beyond the earlier of (i) the end of the plan year which includes the Closing Date or (ii) the termination of employment (except to the extent of coverage required under Title I, Part 6 of ERISA (“COBRA”)). The Company Plans are in material compliance with the continuation coverage provisions of COBRA. As promptly as possible after the execution of this Agreement, LifePoint shall make available for review and copy by Purchaser of each Company Plan listed on Schedule 3.12(d).
          (e) Schedule 3.12(e) lists all written employment contracts and agreements relating to the Facilities that provide for employment for a term or restrictions upon LifePoint’s right to terminate employment without any post-termination payment obligation. No employment agreement (including, without limitation, any professional services agreement or recruiting agreement listed on Schedule 3.8(a)) creates or modifies any Company Plan or promises to provide benefits that cannot be terminated by LifePoint, the Acquired Entities, or the Purchaser without the prior consent of the other party thereto and without prior notice.
          (f) Except as described in Schedule 3.12(b), no Company Plan has any unfunded liabilities with respect to any employee of the Business for which the Acquired Entities have any responsibility or liability, other than for salary contributions made pursuant to Section 401(k) of the Code that have been withheld from employees’ compensation but may not have been deposited to such Plan as of the date of the Closing.
          (g) To LifePoint’s Knowledge, any Company Plan subject to the qualification requirements of Section 401(a) or 501(a) of the Code is in compliance with such qualification requirements.
     3.13 Government Program Participation/Accreditation.
          (a) As of the Effective Time, each of the Facilities that has historically received Medicare or Medicaid reimbursement will be eligible to receive payment without restriction under Title XVIII of the Social Security Act (“Medicare”) and Title XIX of the Social Security Act including under any experimental, pilot or demonstration project(s) implemented pursuant to Section 1115 of the Social Security Act and generally applicable to similar acute care hospitals in the State of West Virginia (“Medicaid”) and will be a “provider” with valid and then current provider agreements and with one or more provider numbers with the federal Medicare, all applicable state Medicaid and successor programs (the “Government Programs”) through intermediaries, and a complete list of all Part A and Part B provider numbers is included in

Schedule 3.13(a). As of the Effective Time, each of the Facilities that has historically received payments under Tricare or its predecessor or successor programs will be a “provider” with valid and then current provider agreements and with one or more provider numbers with Tricare and successor programs through intermediaries. As of the Effective Time, each of the Facilities will be in compliance with the conditions of participation for the Government Programs in all material respects (except to the extent of any non-compliance that existed as of the SPA Effective Time). As of the Effective Time, there will not be any pending proceedings or investigations under the Government Programs involving the Business or any of the Acquired Entities related to the operation of Business during the Holding Period.
          (b) As of the Effective Time, the Acquired Entities shall have filed and caused to be filed all cost reports for cost reporting periods ended after the SPA Effective Time and all other material reports with respect to such cost reporting periods that are required by Law or contract to have been filed or made as of that time with respect to the purchase of services of the Facilities by third party payors, including Government Programs and other insurance carriers. As of the Effective Time, the Acquired Entities shall be, and during the Holding Period shall have been, in material compliance with filing requirements with respect to cost reports of the Facilities for cost reporting periods ended after the SPA Effective Time, and such reports will not claim, and none of the Facilities shall have received, payment or reimbursement in excess of the amount provided by applicable law or any applicable agreement with respect to such periods, except where excess reimbursement was noted on the cost report.
          (c) As of the Effective Time, all of LifePoint’s billing practices with respect to the Facilities (with respect to cost reporting periods ended after the SPA Effective Time and at or before the Effective Time) to all third party payors, including the Government Programs and private insurance companies, shall have been and will be in compliance in all material respects with all applicable Laws, regulations and polices of such third party payors and Government Programs. As of the Effective Time, the Facilities shall not have billed or received any payment or reimbursement in excess of amounts allowed by Law with respect to the Holding Period or cost reporting periods ended after the SPA Effective Time and at or before the Effective Time.
          (d) As of the Effective Time, each of the Hospitals and other Facilities for which such accreditation is available will be duly accredited with no material contingencies by the JCAHO.
          (e) As of the Effective Time, to LifePoint’s knowledge as of such time (following its ordinary practice), (i) no then current employee of the Business shall have been excluded from participating in any federal health care program (as defined in 42 U.S.C. §1320a-7b(f)) and (ii) none of the Facilities, or the Acquired Entities’ then current officers, directors, governing board members, agents or managing employees (as such term is defined in 42 U.S.C. §1320a-5(b)) shall have been excluded from Medicare or any federal health care program (as defined in 42 U.S.C. §1320a-7b(f)) or been subject to sanction pursuant to 42 U.S.C. §1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. §1320a-7b.
     3.14 Taxes.

          (a) As of the Effective Time, LifePoint will have duly filed or caused to be filed in a timely manner (taking into account all extensions of due dates) with the appropriate Governmental Authorities all Returns for which LifePoint is responsible under the SPA and which are required to be filed by or on behalf of the Acquired Entities on or before the Effective Time. All such Returns will be correct and complete in all material respects. All Taxes of the Acquired Entities whether or not shown to be due on such Returns filed during the Holding Period will have been paid in full within the time permitted under the Code or applicable Laws. As of the Effective Time, there will be no material Encumbrances on any of the assets of the Acquired Entities with respect to Taxes, other than Permitted Encumbrances. As of the Effective Time, all Taxes (other than Income Taxes) will have been properly and fully accrued through the Effective Time.
          (b) With respect to State Tax liabilities of the Acquired Entities, as of the Effective Time, (i) no material deficiencies for State Taxes will have been claimed, proposed or assessed in writing by any state and local Governmental Authority for which the Acquired Entities may have any liability, (ii) there will be no pending or threatened audits, investigations or claims for or relating to any material liability in respect of State Taxes of which LifePoint has Knowledge based upon personal contact with any agent of such state and local Governmental Authority, and (iii) there will be no matters under discussion by LifePoint with any state and local Governmental Authorities with respect to State Taxes that may result in a material additional amount of State Taxes for which the Acquired Entities may have any liability.
          (c) Except with respect to obligations of any Acquired Entity in existence as of the closing SPA Effective Time, as of the Effective Time, none of the Acquired Entities will have made any payments, will be obligated to make any payments, or will be a party to any agreement that under certain circumstances could obligate it to make any payments that (i) would be considered “excess parachute payments” under Code Section 280G (or any corresponding provision of state or local law), (ii) that will not be deductible under Code Section 280G (or any corresponding provision of state or local law), or (iii) that would not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state or local law). As of the Effective Time, no consent under Code Section 341(f) concerning collapsible corporations will have been filed by or on behalf of the Acquired Entities and none of the Acquired Entities will have been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).
          (d) As of the Effective Time, none of the Acquired Entities will have any liability for the Taxes of any Person other than the Acquired Entities or other members of the LifePoint Affiliated Group under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor for any tax periods ending after the Effective Time.
          (e) As of the Effective Time, no statute of limitations in respect of Taxes (other than Federal Income Taxes) will have been waived and no extension of time with respect to a Tax assessment or deficiency (other than Federal Income Taxes) will have been agreed to by or on behalf of the Acquired Entities.

     3.15 Inventory. As of the Effective Time, the inventory, supplies, food, pharmaceuticals, janitorial and office supplies and other similar disposables located at the Facilities and reflected on the Closing Date Balance Sheet will be of a quality and quantity useable in the Business in the ordinary course of business, except to the extent of reserves reflected in the Net Working Capital as of the Effective Time.
     3.16 Intellectual Property. As of the Effective Time, each Acquired Entity shall own or have the right to use all patents, trademarks, trade names, service marks, trade secrets, copyrights and other intellectual property rights and licenses as are necessary to conduct the Business as then conducted (the “Intellectual Property”).
     3.17 Permits; Compliance With Laws.
          (a) As of the Effective Time, the Acquired Entities will have all material Permits necessary for the conduct of the Business and the operation of the Facilities as then conducted. As of the Effective Time, each Acquired Entity will be the duly authorized holder of such Permits. As of the Effective Time, each Facility’s pharmacies, laboratories and all other material ancillary departments located at such Facility or operated for the benefit of such Facility (and which are owned or operated by any LifePoint Affiliate), which is required to be specially licensed, will be licensed by the appropriate Governmental Authority.
          (b) As of the Effective Time, each Facility will be in material compliance with all Permits required by Law. As of the Effective Time, there will be no provisions in, or agreements relating to, any such Permits which preclude or limit in any material respect any Acquired Entity from operating any of the Facilities as then operated. As of the Effective Time, all of the material Permits will be in good standing.
          (c) As of the Effective Time, the Acquired Entities will be, and since the SPA Effective Time shall have been, in material compliance with all Laws of any Governmental Authority having jurisdiction over the Business or the assets of the Acquired Entities.
          (d) No representation or warranty is made with respect to the Facilities’ compliance with the requirements of the Americans with Disabilities Act.
     3.18 Environmental Conditions.
          (a) As of the Effective Time, each of the Acquired Entities will be in material compliance with all Environmental Laws. As of the Effective Time, all operations or activities upon, or any use, occupancy or operation of the Real Property, or any portion thereof by LifePoint or its Affiliates will be (and during the Holding Period shall have been) performed or carried on in material compliance with all Environmental Laws;
          (b) As of the Effective Time, no Acquired Entity shall have stored, manufactured, used, generated or dumped any Hazardous Substances on, in, under or upon any of the Real Property since the SPA Effective Time, except for uses and temporary storage of Hazardous Substances reasonably necessary to the customary operation of a general acute care hospital in material compliance with applicable Environmental Laws (including the presence of asbestos maintained in compliance with applicable Environmental Laws);

          (c) As of the Effective Time, no Acquired Entity shall have disposed of, discharged or released any Hazardous Substances on, in, under or upon, or from any of the Real Property since the SPA Effective Time, except for uses and temporary storage of Hazardous Substances reasonably necessary to the customary operation of a general acute care hospital in material compliance with applicable Environmental Laws (including the presence of asbestos maintained in compliance with applicable Environmental Laws);
          (d) As of the Effective Time, no material work, repairs, remedy, construction or capital expenditures will be required by any Environmental Laws that were not required as of the SPA Effective Time with respect to the Real Property in order for the continued lawful use of the Real Property as used throughout the Holding Period; provided however that LifePoint makes no representation or warranty with respect to such matters to the extent that they result from changes in Environmental Laws during the Holding Period.
          (e) As of the Effective Time, each of the Acquired Entities will be in material compliance with OSHA requirements respecting friable asbestos, if any, located on the Real Property, or any portion thereof and in this regard, as of the Effective Time, each Acquired Entity shall have properly implemented an operations and maintenance training program (“O & M Program”) where required for certain of its employees in the proper handling and removal of asbestos, except to the extent that the inability of an Acquired Entity to do so is the result of its failure to have properly implemented an O & M Program where required prior to the SPA Effective Time;
          (f) As of the Effective Time, no portion of the Real Property shall have been used as a landfill, garbage or refuse dump site, waste disposal facility, transfer station or other type of facility for the processing, treatment or disposal of waste materials since the SPA Effective Time other than in material compliance with applicable Environmental Laws;
          (g) Promptly after delivery of the Unwind Notice, LifePoint shall notify Purchaser in writing of any order, notice of violation or noncompliance with any applicable Environmental Laws, or order, threatened or pending action by any regulatory agency or other Governmental Authority, or any claims made by any third party, in each case, of which it is aware, relating to Hazardous Substances on, emanations on or from, releases on or from, or threats of releases on or from any of the Real Property which relate to the period prior to Closing; and shall promptly furnish Purchaser with copies of any correspondence, notices, or legal pleadings in connection therewith; and
          (h) As of the Effective Time, all above or underground storage tanks then operated on any of the Real Property by the Acquired Entities will be in compliance in all material respects with applicable Environmental Laws.
     3.19 Legal Proceedings, Court Orders.
          (a) Schedule 3.19(a) contains an accurate list of and summary description of all material litigation filed since the SPA Effective Time with respect to the Facilities, the Business and the Acquired Entities to which LifePoint and its Affiliates are a party. Other than as set forth in Schedule 3.19(a), there are no material actions, suits, proceedings, audits or investigations pending, which have been filed since the SPA Effective Time or to the Knowledge of LifePoint, threatened against LifePoint or any of its Affiliates with respect to the Facilities, the Business or the Acquired Entities which could reasonably be expected to result in a Hospital Group Material Adverse Effect or materially impair the ability of LifePoint to perform its obligations hereunder or under the other agreements contemplated hereby to be entered into by LifePoint or could reasonably be expected to delay or prevent the consummation of the transactions contemplated hereby or thereby. Schedule 3.19(a) contains an accurate list of and summary description of the status and disposition of all material litigation in existence on the SPA Effective Time.
          (b) Neither LifePoint nor any Acquired Entity is subject to any Court Order with respect to the Facilities, the Business or the Acquired Entities.
     3.20 Insurance. Schedule 3.20 includes a list of all material insurance policies maintained by or for the benefit of any Facility or Acquired Entity, including fire and extended coverage and casualty, professional liability, general liability and other forms of insurance. All of such policies are valid, outstanding, in full force and effect, and enforceable with no premium arrearages. Except as set forth on Schedules 3.20(i) and (ii), (i) there is no outstanding written requirement or recommendation by any insurance company that issued any such policy or by any board of fire underwriters or other similar body (including any Governmental Authority) exercising similar functions prepared and delivered during the Holding Period which requires or recommends any repairs or other work to be done or with respect to any of the Facilities, (ii) LifePoint has given to its insurer in a timely manner all notices required to be given under its insurance policies with respect to all claims and actions covered by insurance with respect to the Business and the assets thereof, and no insurer has denied coverage of any such claims or actions or reserved its rights with respect to or rejected any such claims, and (iii) LifePoint has not as of the date of this Agreement (A) received any notice or other written communication from any such insurance company canceling or materially amending any of said insurance policies with respect to the Business or its assets, and to the knowledge of LifePoint no such cancellation or amendment is threatened, or (B) failed to give any required notice or present any claim which is still outstanding under any of said policies with respect to the Business or its assets.
     3.21 Brokers. Neither LifePoint nor any of its Affiliates has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to LifePoint, which representations and warranties shall be true and correct as of the date hereof and as of the Closing as if then restated (except to the extent such representations and warranties specifically speak only as of one of those dates or specifically speak as of another date, in which case as of such date), as follows:
     4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

     4.2 Corporate Authorization.
          (a) The execution, delivery and performance by Purchaser of this Agreement and the other agreements to be entered into by Purchaser pursuant to this Agreement, and the consummation by Purchaser of the transactions contemplated hereby and thereby are within Purchaser’s corporate powers, are not in contravention of the terms of Purchaser’s Constituent Documents, and have been duly authorized and approved by the board of directors of Purchaser. No other corporate proceedings on the part of Purchaser are necessary to authorize Purchaser’s execution, delivery and performance of this Agreement or the other agreements to be entered into by Purchaser pursuant to this Agreement.
          (b) This Agreement has been duly and validly executed and delivered by Purchaser, and as of the Closing, the other agreements to be entered into by Purchaser pursuant to the terms of this Agreement will have been duly and validly executed and delivered by Purchaser. This Agreement constitutes, and upon their execution and delivery, such other agreements will constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms (assuming the valid authorization, execution and delivery hereof and thereof by LifePoint, the Seller Group and any other unaffiliated entity that is a party thereto), subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.
     4.3 No Conflicts. Neither the execution and delivery of this Agreement or any of the other agreements to be entered into by Purchaser pursuant to this Agreement nor the consummation of any of the transactions contemplated hereby or thereby will violate, conflict with or result in a breach of the terms of the Constituent Documents of Purchaser.
     4.4 Legal Proceedings, etc. There are no material actions, suits or proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser which would materially and adversely affect the financial condition or operations of Purchaser or materially impair the ability of Purchaser to perform its obligations hereunder or under the other agreements contemplated hereby to be entered into by Purchaser or could reasonably be expected to delay or prevent the consummation of the transactions contemplated hereby or thereby.
     4.5 Brokers. Purchaser has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.
     4.6 Sufficient Resources. Purchaser has sufficient financial resources, and at the Closing Purchaser will possess sufficient funds, to permit Purchaser to deliver the Purchase Price in accordance with Section 2.2(b), subject to satisfaction of the conditions precedent to Purchaser’s obligations to close the transactions contemplated by this Agreement.
     4.7 Solvency. At the Effective Time, Purchaser will be solvent and able to pay its debts as they become due and will not become insolvent or otherwise unable to pay its debts as they become due as a result of the consummation of the transactions contemplated by this Agreement.
     4.8 Investment Representations.
          (a) Purchaser is acquiring the Acquired Company Ownership Interests and the Related Company Ownership Interests for its own account and not with a view to the distribution thereof within the meaning of the Securities Act.
          (b) Except as set forth in this Agreement, Purchaser is not relying upon any representation or warranty of LifePoint, any of its Affiliates or any of the officers, directors, employees, agents or representatives thereof.
          (c) Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of purchasing the Acquired Company Ownership Interests and to understand the risks of, and other considerations relating to, its purchase of the Acquired Company Ownership Interests and the Related Company Ownership Interests.
          (d) Purchaser is aware that as of the Closing Date, (i) neither the Acquired Company Ownership Interests, the Acquired Subsidiary Ownership Interests nor the Related Entity Ownership Interests will have been registered under the Securities Act or any state’s securities laws, and (ii) no securities issued by any of the Acquired Entities will be subject to the reporting requirements of the Exchange Act. Purchaser further understands that the certificates representing the Acquired Company Ownership Interests, the Acquired Subsidiary Ownership Interests and the Related Company Ownership Interests will include an appropriate legend to the effect that such securities have not been registered under the Securities Act or any state’s securities laws and that such securities may not be sold or transferred except in compliance with the Securities Act and applicable state securities laws.
ARTICLE V
COVENANTS OF LIFEPOINT
     5.1 Regulatory Approvals. From and after delivery of the Unwind Notice, LifePoint will, and will cause the Acquired Entities to, (a) use commercially reasonable efforts to obtain, as promptly as practicable, each of the Permits, approvals, authorizations and clearances of Governmental Authorities that LifePoint believes it must obtain in order to satisfy its closing conditions under Section 8.5(a), (b) provide such information and communications to applicable Governmental Authorities necessary in connection with the foregoing or in connection with the Purchaser’s obtaining any Permits, approvals, authorizations and clearances of Governmental Authorities or making any filings or declarations with Governmental Authorities in accordance with Section 6.1 as such Governmental Authorities or Purchaser may reasonably request, and (b) cooperate with Purchaser in obtaining or making, as soon as practicable, any Permits, approvals, authorizations, clearances, filings and declarations of or with Governmental Authorities that Purchaser is required to obtain pursuant to Section 6.1. Additionally, LifePoint will use commercially reasonable efforts to (i) make any required filing and to assist Purchaser in making its filing of a pre-merger notification report form, if required pursuant to the HSR Act, within 20 days following the delivery of the Unwind Notice and to cause the waiting period under the HSR Act to expire as soon as commercially practicable, and (ii) assist Purchaser in filing the initial letter of intent and subsequent certificate of need applications to the extent required under applicable state Law within 30 days after the delivery of the Unwind Notice.
     5.2 Conduct Prior to the Closing. From occurrence of an Unwind Trigger Event until Closing, except as directly relates to the CON Challenges, Unwind Trigger Event, Unwind Notice or matters resulting therefrom or the effect of any shutdown, closure or suspension of operations pursuant to Section 5.16, or otherwise consented to or approved in writing by an authorized officer of Purchaser or as contemplated by this Agreement:
          (a) LifePoint shall not act or omit to act, and shall cause the Acquired Entities not to act or omit to act, otherwise than in accordance with the following:
               (i) None of the Acquired Entities shall amend its respective Constituent Documents;
               (ii) No change shall be made in the number or amount of authorized or issued capital stock, partnership interests or membership interests of any of the Acquired Entities; nor shall any other equity security of any kind be granted or issued by any of the Acquired Entities; nor shall any Seller enter into or permit any of the Acquired Entities to enter into any other agreement with respect to any equity security of the Acquired Entities;
               (iii) The Acquired Entities shall not declare or pay dividends or make any other distributions in respect of their Ownership Interests, except as contemplated by or provided in Section 5.7;
               (iv) LifePoint will not make or enter into any commitment to make any capital expenditure at the Facilities or otherwise on behalf of any Acquired Entity in an aggregate amount greater than $50,000;
               (v) LifePoint will not change or permit any change to be made in any accounting policy, practice or method of the Acquired Entities except any such changes as are required to conform to modifications in generally accepted accounting principles;
               (vi) The Acquired Entities will not (A) incur any indebtedness for borrowed money, other than intercompany indebtedness which will be forgiven at Closing in accordance with Section 5.11 hereof or included in the Indebtedness Adjustment Amount; (B) assume, guaranty, endorse or otherwise become liable or responsible for the obligations of any Person other than another Acquired Entity; (C) make any loans, advances or capital contributions to, or investments in, any Person other than another acquired Entity, other than intercompany loans which will be forgiven at Closing in accordance with Section 5.11 hereof; or (D) make any commitments to do any of the foregoing;
               (vii) The insurance maintained with respect to the Facilities and the Business, or comparable insurance, shall be maintained in full force and effect until the Effective Time;

               (viii) No Acquired Entity shall terminate or amend any material Contract, Lease or other agreement to which any Acquired Entity is a party, other than in the ordinary course of business; and
               (ix) No Acquired Entity shall agree, whether in writing or otherwise, to take any of the actions set forth above and not otherwise permitted by this Agreement.
          (b) LifePoint shall use commercially reasonable efforts not to act or omit to act, and shall cause the Acquired Entities to use commercially reasonable efforts not to act or omit to act, otherwise than in accordance with the following:
               (i) The operations, activities and practices of the Business shall be conducted consistent with the ordinary course of business and in conformity with past practice;
               (ii) The respective business organizations of the Acquired Entities will be preserved intact, and the services of the present employees, agents and representatives of the Business will be kept available for Purchaser (except with respect to those employees or relationships terminated for cause); and
               (iii) The relationships with, and the goodwill of, the customers of the Business and others having business relations with the Business will be preserved.
     5.3 Employee Matters. From the occurrence of an Unwind Trigger Event until Closing, except as otherwise consented to or approved in writing by an authorized officer of Purchaser, LifePoint will cause the Acquired Entities not to (a) make any general increase in the rate of compensation payable to any employees of the Business, other than normal and customary increases consistent with past practice or increases that otherwise may be required by obligations pursuant to Contracts or applicable Law, or (b) increase severance or termination obligations to any employees of the Business (except increases that are the result of increases to an employee’s underlying compensation that are permitted under this Section 5.3). Neither LifePoint nor any of its subsidiaries shall terminate any Pension Plan prior to the later of the day following (i) the Closing or (ii) the Effective Time.
     5.4 Investigation by Purchaser. Between the delivery of the Unwind Notice and the Closing Date, to the extent permitted by Law, LifePoint will provide Purchaser and its counsel, accountants and other representatives with reasonable access to information, assets, employees, Books and Records, etc. all on the same terms and conditions as set forth in Section 5.4 of the SPA.
     5.5 Reports and Pre-Closing Deliverables.
(a) As soon as practicable following the end of each month, but no later than the 15th day of the immediately succeeding month (and each fiscal year) from and after the delivery of the Unwind Notice and prior to the Closing Date, LifePoint will deliver to Purchaser true and complete copies of the Business’ unaudited balance sheets and the related unaudited statements of income for each month (and each fiscal year) then ended. As soon as practicable following the delivery of an Unwind Notice, LifePoint will deliver to Purchaser true and complete copies of the Business’ unaudited balance sheets and the related unaudited statements of income for each month (and each fiscal year) ended after the Initial Closing Date and during the Holding

Period. Such financial statements will be prepared from and in accordance with the Books and Records of the Business, will be prepared in accordance with GAAP, subject to the exceptions set forth in Exhibit D and will fairly present the Business’ financial position and results of operations, as of the date and for the period indicated. To the extent the scope of the exceptions to GAAP set forth in Exhibit D is broader than the scope of the exceptions to “GAAP” (as defined in the SPA) listed in Schedule 3.6 to the SPA, LifePoint will cooperate with Purchaser in all reasonable respects to provide analyses of the adjustments to the financial statements provided under this Section 5.5(a) necessary to conform such financial statements to GAAP.
          (b) Reserved.
          (c) As promptly as possible after the delivery of the Unwind Notice (or if any of the following occurs after the delivery of an Unwind Notice, as promptly as possible following such occurrence), LifePoint shall give Purchaser notice of any material damage, destruction or loss with respect to the assets of any Hospital Group.
          (d) Within five Business Days after delivery of the Unwind Notice, LifePoint shall deliver to Purchaser a list of (i) all material Permits issued or granted by a Governmental Authority and owned or held by or issued to any LifePoint Affiliate in connection with the then current operation of the Business; and (ii) a list of Permits LifePoint reasonably believes that it will need to have received in order to satisfy its closing conditions under Section 8.5(a).
          (e) Within five (5) Business Days after the delivery of the Unwind Notice, LifePoint shall deliver to Purchaser a list of all of the names, trade names or fictitious names under which the Business has been operated for the last five years.
          (f) (i) The parties acknowledge that none of the Exhibits and Schedules specifically referenced or identified in this Agreement have been prepared or attached to this Agreement as of the execution of this Agreement, except Exhibits E and F.
          (ii) Within 20 days after the delivery of the Unwind Notice, LifePoint shall deliver to Purchaser (A) all other exhibits and schedules required by this Agreement, and (B) a schedule (the “Disclosure Schedule”) in which LifePoint (i) will disclose any inaccuracies in or exceptions to any of LifePoint’s representations and warranties in this Agreement, and (ii) may modify any of LifePoint’s other representations and warranties in this Agreement (provided, however, that the effect of any such modifications for purposes of LifePoint’s indemnification obligations and the conditions to HCA’s obligation to close the transactions contemplated hereby will be limited as contemplated in clause (iii), below) (such exhibits and schedules, including the Disclosure Schedule, the “LifePoint Disclosure Documents”). Disclosures in each individual exhibit or schedule required hereby will pertain solely to the representations and warranties made in the sentences to which the applicable exhibit or schedule applies. Each matter disclosed in the Disclosure Schedule will apply solely to the portions of the representations and warranties specified in the Disclosure Schedule for such matter. The disclosure of any information in the LifePoint Disclosure Schedules shall not be deemed to constitute an acknowledgment by LifePoint that such information is required to be disclosed in connection with the representations and warranties made by LifePoint in the Agreement or that it is material, nor shall such information be deemed to establish a level or standard of materiality for purposes of the Agreement.
          (iii) For purposes of LifePoint’s indemnification obligations under this Agreement and the conditions to HCA’s obligation to close the transactions contemplated hereby, any disclosure in the LifePoint Disclosure Documents beyond the scope of the intended purposes of such LifePoint Disclosure Documents will not be deemed to modify or amend any of LifePoint’s representations or warranties. In illustration (but not in limitation) of the foregoing:
               (A) if the disclosure in the LifePoint Disclosure Documents is affirmatively permitted by a covenant in this Agreement (such as selling ownership interests in an entity that owns a Hospital in accordance with Section 5.8 or entering into Contracts which Purchaser can choose to exclude pursuant to Section 5.14 ) or if disclosures are informational and do not disclose matters that create adverse consequences, then such disclosures are within the scope of the intended purposes of the LifePoint Disclosure Schedules;
               (B) disclosure in Exhibits A-4 and A-5 to the effect that (1) any of the Related Entities is not duly organized, validly existing and in good standing under the laws of its state of organization, (2) any of the Related Entities is not qualified to transact business to the extent required by any Laws in any jurisdiction in which it has material operations or assets, (3) such Related Entity will fail to satisfy any of the criteria set forth in Section 5.8 necessary for such Person to be an Acquired Entity as of the Effective Time, or (4) any of the representations and warranties made in Section 3.3(a)(ii), the second sentence of Section 3.3(b), Sections 3.3(c), 3.3(d), 3.3(e)(ii), the second sentence of Section 3.3(f), Section 3.3(g) or Section 3.3(h) is not true and correct in every respect (subject to the qualifiers included in such representations and warranties) is not within the scope of the intended purposes of the LifePoint Disclosure Schedules and will not be will not be deemed to modify or amend any of LifePoint’s representations or warranties for purposes of LifePoint’s indemnification obligations under this Agreement and the conditions to HCA’s obligation to close the transactions contemplated hereby;
               (C) disclosures in the following exhibits and schedules will be deemed to modify and amend LifePoint’s representations and warranties in the sentences to which such exhibits and schedules apply: (1) Exhibits A-1, A-2, A-3, A-4, A-5, B-1, B-2, B-3; (2) lists of Contracts required by Schedule 3.8(a); (3) listing of Real Property in Schedule 3.10(a); (4) listings required by Schedules 3.12(b), (d) and (e) which do not involve a violation of Laws; (5) Disclosure Schedule exceptions, if any, to Sections 3.14(b)(ii) and (iii) and Section 3.14(e); (6) listings required by Schedules 3.19(a), 3.20 and 3.20(i); (7) listings of exceptions to GAAP in Exhibit D; and (8) subject to the provisions of Section 5.14, disclosures of “national contracts” in Schedule 6.8; and
               (D) the following Disclosure Schedule exceptions, if any, will be deemed to modify and amend LifePoint’s representations and warranties as described below: (1) Disclosure Schedule exceptions, if any, to Section 3.7 to the extent that such disclosure only lists Dispositions and assets that will be restored pursuant to Section 7.5 will be deemed to modify LifePoint’s representations and warranties in Section 3.7, (2) Disclosure Schedule exceptions, if any, with respect to Section 3.10(f) involving deficiencies not caused by LifePoint will be deemed to modify LifePoint’s representations and warranties in Section 3.10(f) with respect to such deficiencies; and (3) Disclosure Schedule exceptions, if any, with respect Section 3.19(b) regarding the existence of Court Orders that relate to or arise out of matters that existed as of the SPA Effective Time will be deemed to modify LifePoint’s representations and warranties in Section 3.10(f) with respect to the existence of such Court Orders.
               (iv) Neither party may amend Exhibits E and F.
          (g) Within 15 days after the delivery of the Unwind Notice, LifePoint shall deliver or make available to Purchaser in Nashville due diligence materials consistent with those previously made available to LifePoint in the HCA data room in connection with the Initial Closing.
          (h) At least ten days prior to the Closing, LifePoint shall deliver to Purchaser a list of contracts or other agreements (other than those material Contracts specifically noted as such on Schedule 3.8(a)) under which a chief executive officer, chief financial officer, chief operating officer or chief nursing officer of any of the Hospitals: (i) is a supplier of goods or services to the Acquired Entities or the Facilities, (ii) directly or indirectly controls or is a director, trustee, member, officer, controlling shareholder, employee or agent of any corporation, firm, association, partnership or other business entity which is a supplier of goods or services to the Acquired Entities or the Facilities, or (iii) is otherwise a party to any contract or other agreement with the Acquired Entities or the Facilities.
          (i) Within ten (10) days after the delivery of the Unwind Notice, LifePoint shall provide a summary of notices of all program reimbursement, proposed or pending audit adjustments, disallowances, appeals of disallowances, and all other unresolved claims or disputes, in connection with audits, reviews or inquiries with respect to cost reports of the Facilities for cost reporting periods ending since the SPA Effective Time.
     5.6 Closing Conditions. After LifePoint’s exercise of the Unwind Right, LifePoint will use its best efforts to cause each of the conditions set forth in Article VII to be satisfied as soon as reasonably practicable, but in all events on or prior to the Closing Date.
     5.7 Transfer of Hospital. (a) From and after the date hereof and until the Closing, LifePoint shall cause the Acquired Entities not to sell or dispose of any Hospital, except in accordance with the following:
               (i) Any Disposition of a Hospital shall include the entire Hospital Group and all assets and operations associated with that Hospital. Notwithstanding the foregoing, at LifePoint’s option, LifePoint may elect to retain current assets and other non-essential assets of, or non-essential entities that are part of, a Hospital Group in connection with the Disposition of a Hospital, in which case (A) such retained assets and entities will no longer be subject to the Unwind Right, and (B) such retained assets will be deemed Disposed Assets and such retained entities will be deemed Disposed Entities.
          (b) Except to the extent required by a binding agreement existing as of the occurrence of an Unwind Trigger Event, from and after the occurrence of an Unwind Trigger Event, LifePoint shall cause the Acquired Entities not to sell or dispose of (or agree to sell or dispose of) any their assets or properties without the prior written consent of Purchaser, except for dispositions or sales of inventory or obsolete or immaterial property in the ordinary course of business. Notwithstanding the foregoing or the provisions of Section 5.2(a)(iii), the Acquired Entities may pay dividends or make distributions of current assets in respect of their capital stock to the extent reflected in the Closing Date Balance Sheet.
          5.8 Entities Not Wholly-Owned by LifePoint. (a) Notwithstanding anything herein to the contrary, if LifePoint owns, directly or indirectly, less than 100% of the Ownership Interests and other equity securities of a Person, such Person will not be an Acquired Entity unless: (i) LifePoint owns a majority of the Ownership Interests of such Person; (ii) under generally accepted accounting policies and Regulation SX promulgated under the Securities Exchange Act of 1934, as amended, HCA should be able to consolidate the results of operations, assets and liabilities of such Person with the results of operations, assets and liabilities of HCA and its other consolidated Affiliates for financial accounting purposes; (iii) the ownership structure of such Person, its constituent documents, the identity of its owners and the terms of the agreements relating to such ownership structure do not violate applicable Law in any way that is material to such Person or Purchaser; and (iv) in the case of a Person that directly or indirectly owns or operates a Hospital, (A) the constituent documents of such Person include a provision that permits a wholly-owned Acquired Entity to acquire all of the ownership interests in such Person for no more than fair market value for cash as determined by an HCA certified appraiser selected by LifePoint from the list delivered simultaneous with execution hereof (which list can be supplemented by HCA by written notice to LifePoint by providing additional acceptable appraisers) on no greater than 90 days’ written notice, and (B) all material Contracts between LifePoint or its Affiliates and such Person are lawful and are with an Acquired Entity and would not be in default as a result of the Closing or are assignable to Purchaser without penalty or approval and, if not with an Acquired Entity and if requested by Purchaser, LifePoint assigns such Contracts to Purchaser or its designated Affiliate as of the Effective Time.
          (b) Any Initial Acquired Entity that does not qualify as an Acquired Entity as of the Effective Time due to the requirements set forth in clause (a), above, will be deemed to be a Disposed Entity. Any Person that otherwise would be a Related Entity but for the requirements set forth in clause (a), above, will not be considered a Related Entity and the acquisition of any interests in such Person (and any expenditures by such Person) will not be considered capital expenditures for purposes of calculating the Capital Expenditures Adjustment Amount. Any assets of any Acquired Entity that have been transferred to a Person that does not qualify as an Acquired Entity as of the Effective Time due to the requirements set forth in clause (a), above, will be deemed to be Disposed Assets.
     5.9 Condition of Assets. Except for matters for which HCA is providing special indemnification in conjunction with the Initial Closing, pursuant to either Section 9.2(f) of the SPA or the Environmental Indemnity Agreement delivered in accordance with the SPA, from and after the occurrence of an Unwind Trigger Event and until the Closing, LifePoint shall use commercially reasonable efforts, and shall cause its applicable Affiliates to use commercially reasonable efforts, to maintain, subject to ordinary wear and tear, all real property improvements, inventory, machinery, equipment and other tangible personal property owned or leased by LifePoint or its Affiliates and used in connection with the operation of the Business other than Excluded Assets. Subject to the compliance by LifePoint with the obligations set forth in the preceding sentence, and except as specifically provided in Article III, Purchaser acknowledges that it will take possession and ownership of such assets and properties by operation of its purchase of the Acquired Company Ownership Interests and the Related Company Ownership Interests pursuant to this Agreement AS IS, WHERE IS AND WITH ALL FAULTS. ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTIES REGARDING HABITABILITY OR FITNESS FOR HABITATION, ARE EXPRESSLY DISCLAIMED.
     5.10 Consultative Process. From and after the delivery of the Unwind Notice until the Closing, Purchaser shall designate an individual or individuals whom LifePoint’s representatives may contact during normal business hours for the purpose of approving actions or transactions for which the consent of Purchaser is required under this Agreement. The written approval of a designated individual as contemplated in this Section 5.10 shall constitute the consent of Purchaser to the transaction or action so approved. Failure of a designated individual to respond within five Business Days of receipt of a written request for such approval shall constitute the consent of Purchaser to the transaction or action in question. Unless and until Purchaser gives written notice to LifePoint to the contrary, such designated individuals shall be Gregg Gerken.
     5.11 Intercompany Accounts. Except as otherwise provided in this Agreement, at or prior to the Effective Time, (a) all indebtedness and other amounts (i) owed by LifePoint, Seller Group, or any of their Affiliates (other than an Acquired Entity) to an Acquired Entity or (ii) owed by an Acquired Entity to LifePoint, Seller Group, or any of their Affiliates (other than an Acquired Entity) shall be paid, canceled or eliminated (whether or not then due), and (b) all Encumbrances relating to any of the aforesaid indebtedness or amounts shall be canceled and shall be discharged of record and (c) all arrangements calling for the transfer of funds by any Acquired Entity in connection with LifePoint’s cash management program shall be terminated as of the Effective Time. Indebtedness and other amounts owed solely among Acquired Entities shall not be paid, cancelled or eliminated.
     5.12 Resignations. LifePoint shall obtain the written resignations of all directors, governing board members and officers of the Acquired Entities, such resignations to be effective as of the Effective Time. To the extent that any such officer or director is also an employee of an Acquired Entity, such resignation shall be applicable only to the Person’s position as an officer or director and not to such Person’s employment. Nothing in this Section 5.12 shall be interpreted to expand or extend any existing rights of indemnification that may exist with respect to any directors, governing board members and officers of the Acquired Entities.
     5.13 Tax Filings. Prior to the Effective Date, LifePoint will cause the Acquired Entities, in accordance with applicable law, to file with the necessary federal, state and local Governmental Authorities registrations related to Taxes comparable to those required by Schedule 5.14 of the SPA (“Tax Filings”). LifePoint will provide Purchaser with the status of each such Tax Filing within five days of a written request from Purchaser.

     5.14 Excluded Contracts.
          (a) Not later than 15 days after the date on which LifePoint exercises the Unwind Right, LifePoint will deliver to Purchaser Schedule 3.8(a) of this Agreement together with copies of each Contract included in such schedule. Subject to the provisions of Section 5.14(b), Purchaser may reject any such Contract that (i) violates applicable Law; (ii) contains material and adverse obligations (either monetary or non-monetary) after the Closing that are extraordinary relative to the obligations of LifePoint and its Affiliates prior to the Closing (i.e., “balloon payments” or “balloon obligations”), but only to the extent that such future obligations are not reflected in the Indebtedness Adjustment Amount or the Final Net Working Capital Adjustment Amount, provided, however, that Purchaser may not reject any physician recruiting or physician employment agreements that comply with LifePoint’s policies regarding such agreements pursuant to this clause (ii); and (iii) unless the material terms and provisions of such Contracts are consistent in all material respects with comparable arrangements of LifePoint and its Affiliates in similar transactions, (A) any commercial third party payor agreement that is not terminable within 18 months after the Effective Time, without cause and without penalty, (B) any Contract (other than Leases or other Contracts related to the Real Property), any equipment lease or any capitalized lease that (1) is not terminable within three years of the Effective Time, without cause and without penalty, and (2) following the Effective Time obligates Purchaser to a payment, liability or obligation, the value of which exceeds $100,000 annually or $250,000 in the aggregate, (C) material management agreements; and (D) material non-competition agreements and similar arrangements (any of the foregoing Contracts ultimately rejected by Purchaser in accordance with provisions of this Section 5.14(a) are collectively referred to as “Excluded Contracts”). If Purchaser seeks to reject any Contract in accordance with this Section 5.14(a), within 20 days after Purchaser’s receipt of Schedule 3.8(a) and complete copies of the Contracts referred to therein, Purchaser shall notify LifePoint in writing of its intention to reject one or more Contracts and its reasons therefor. For five days after receipt of such notice, Purchaser and LifePoint shall consult in good faith as to what action, if any, should be taken with respect to any such Contract to address concerns raised by Purchaser. If Purchaser and LifePoint do not jointly agree on whether any Contract falls within the rejection criteria set forth in this Section 5.14(a) within such five day period, such Contract shall not be deemed an Excluded Contract as of the Effective Time and the matter will be submitted to arbitration pursuant to the provisions of Section 11.1; provided that, if the Contract in question is one that Purchaser continues in good faith to believe violates applicable Law, then such Contract shall be (solely for purposes of Closing but not for ultimate determination) deemed an Excluded Contract as of the Effective Time and the matter will be submitted to arbitration pursuant to the provisions of Section 11.1.
          (b) Notwithstanding the provisions of Section 5.14(a), Purchaser acknowledges and agrees that it cannot reject any Contract that existed as of the SPA Effective Time unless (i) such Contract has been amended or modified after the SPA Effective Time, and (ii) but for such amendment or modification, the Contract would not meet the rejection criteria cited by Purchaser in accordance with Section 5.14(a).
     5.15 CON Challenges. LifePoint covenants and agrees that until the earlier of the Effective Time and the Final Order Date, LifePoint shall (i) take all administrative and judicial actions necessary to maintain the CONs (and, any Replacement CONs) in full force and effect and to respond to the CON Challenges (including any challenges to any Replacement CONs), including the filing of any necessary appeals, requests for injunctions or requests for stays; (ii) if an Order is issued or threatened to be issued, (A) take all administrative and judicial actions necessary to appeal such Order or to otherwise attempt to have such Order stayed, reversed, revoked, voided or otherwise made ineffective, and (B) use its best efforts to have such Order modified such that it would not be considered an “Order” as such term is defined in this Agreement if an appropriate administrative or judicial avenue for such modification is available; and (iii) if a CON Revocation Order is issued, apply for and vigorously pursue the grant of Replacement CONs (provided, however, that LifePoint shall only be required to apply for Replacement CONs once). LifePoint agrees (a) to keep Purchaser fully informed of all actions, notices, steps, proceedings and other matters related to the CON Challenges and the other actions contemplated by clauses (i) – (iii), above, including providing copies of all written correspondence and pleadings to Purchaser and providing Purchaser with regular and timely updates regarding the status of any appeal, inquiry or other action against the CONs or in pursuit of Replacement CONs and (b) at the request of Purchaser, consult with Purchaser regarding such matters. To the extent LifePoint has informed Purchaser of LifePoint’s actions, notices, steps, proceedings and other matters related to the CON Challenges and the other actions contemplated by clasues (i) – (iii), including (where applicable) providing copies of written correspondence and pleadings regarding such matters to Purchaser and/or consulted with Purchaser regarding such matters, Purchaser will give LifePoint notice within a reasonable period under the circumstances of any material objections it may have to LifePoint’s defense of the CON Challenges and the other matters contemplated by clauses (i)-(iii), above; provided, that Purchaser’s notification (or failure to notify) LifePoint of such objections will not alter or amend LifePoint’s obligations under clauses (i) through (iii) or LifePoint’s right to rely upon its CON experts and counsel in accordance with this Section 5.15. LifePoint shall be entitled to reasonably rely on the advice and recommendations of its CON experts and West Virginia CON Counsel with respect to strategic decisions concerning the conduct of the vigorous defense of appeals, inquiries or other actions against the CONs or the pursuit of Replacement CONs required by clases (i) through (iii) above, but Purchaser’s obligations to pursue all available administrative and judicial actions pursuant to clauses (i) through (iii), above, shall in no way be limited by reliance on such advice. If LifePoint fails to vigorously defend any appeal, inquiry or other action against the CONs, or to take any of the actions contemplated in clauses (i) through (iii), above, in a timely manner, Purchaser shall have the right (in addition to all other legal or equitable remedies available to it), following notice and an apportunity to cure that is reasonable under the then current circumstances, to undertake the defense of the CONs, any Replacement CONs or any other actions contemplated by clauses (i) through (iii), above, with counsel of its choice at the expense of LifePoint. Purchaser shall reasonably cooperate with LifePoint and its West Virginia CON counsel and advisors in connection with the actions contemplated by this Section 5.15, including (to the extent deemed necessary and appropriate by LifePoint’s West Virginia CON counsel) provide such information and assistance as LifePoint may reasonably request. If Purchaser has undertaken the defense of the CONs as contemplated by this Section 5.15, LifePoint shall reasonably cooperate with Purchaser and its West Virginia CON counsel and advisors in connection with the actions contemplated by this Section 5.15, including (to the extent deemed necessary and appropriate by Purchaser’s West Virginia CON counsel) provide such information and assistance as Purchaser may reasonably request.

     5.16 Closure of Facility; Alternative Arrangements. Without limiting the effect of Section 5.15, if (a) LifePoint shall have delivered an Unwind Notice and (b) the parties anticipate that the conditions to Closing set forth in Articles VII and VIII cannot be satisfied prior to the Closing Date but HCA is nonetheless obligated to close the transaction contemplated hereby pursuant to Section 2.5 above, (i) HCA and LifePoint will consult with one another in good faith to determine whether to cease or suspend operations at any of the Hospitals as required by the applicable Order, (ii) HCA and LifePoint shall consult with one another in good faith to determine whether alternatives are available that would allow LifePoint to comply with the Order without forcing the Hospitals to cease operations, such as closing into escrow or similar arrangement, and (iii) in the event (A) the parties agree to cease or suspend operations at a Hospital as so required or (B) if the Order Non-Compliance Conditions are not met and LifePoint determines in good faith to cease or terminate operations of a Hospital as required by an Order, HCA shall indemnify and hold LifePoint harmless from any Damages incurred by LifePoint as a result of ceasing or suspending operations of any such Hospital reduced dollar for dollar by any positive Tax affect actually realized by LifePoint or its Affiliates as a result of ceasing or suspending such operations. If Purchaser desires to transfer its rights to acquire the Acquired Company Ownership Interests to a third party that is legally able to acquire said interests, then LifePoint shall cooperate with Purchaser’s efforts to identify one or more third parties and convey Purchaser’s rights (but not its obligations) to acquire the Acquired Company Ownership Interests to such third parties.
     5.17 Encumbrances. From and after the occurrence of an Unwind Trigger Event and until the Closing, LifePoint shall not permit the Acquired Entities to enter into or assume any mortgage, pledge, conditional sale or other title retention agreement or permit any Encumbrance to attach upon any of its assets, whether now owned or hereafter acquired, except for (i) Permitted Encumbrances (other than Encumbrances that are Permitted Encumbrances under clause (j) of the definition of “Permitted Encumbrance” which LifePoint will not permit without the prior written consent of HCA, which HCA agrees not to withhold unreasonably), or (ii) Encumbrances incurred in the ordinary course of business and in conformity with past practice on assets and properties of the Acquired Entities having an original cost or fair value (whichever is less) not exceeding $250,000 in the aggregate. LifePoint shall timely and fully perform the LifePoint Excluded Liabilities.
ARTICLE VI
COVENANTS OF PURCHASER; CERTAIN ADDITIONAL
COVENANTS OF THE PARTIES
     6.1 Regulatory Approvals. From and after delivery of the Unwind Notice, Purchaser will (a) use commercially reasonable efforts to obtain, as promptly as practicable, all Permits, approvals, authorizations and clearances of Governmental Authorities Purchaser believes it must obtain in order to satisfy its closing conditions under Section 7.16(a), and to make all filings and declarations with Governmental Authorities Purchaser believes it must make in order to satisfy its closing conditions under Section 7.16(a), (b) provide such information and communications to applicable Governmental Authorities as is necessary in connection with the foregoing or in connection with LifePoint or its Affiliates’ obtaining any of the Permits, approvals, authorizations and clearances of Governmental Authorities or making any filings or declarations with Governmental Authorities in accordance with Section 5.1, and (c) cooperate with LifePoint and its Affiliates in obtaining or making, as soon as practicable, any Permits, approvals, authorizations, clearances, filings and declarations of or with Governmental Authorities that LifePoint or its Affiliates is required to obtain or make pursuant to Section 5.1. Additionally, Purchaser will use commercially reasonable efforts to (i) make any required filing, and to assist LifePoint in making its filing, of a pre-merger notification report form pursuant to the HSR Act within 20 days following the delivery of the Unwind Notice and (ii) file all certificate of need applications to the extent required under applicable state Law within 30 days after the delivery of the Unwind Notice to the extent required under applicable state Law.
     6.2 Post-Closing Access. The terms of Section 6.2 of the SPA are incorporated by reference and “LifePoint” is substituted for “HCA” in each place that it appears.
     6.3 WARN Act. Purchaser will not take any action that results in the imposition of liability on LifePoint, Seller Group or their Affiliates under the WARN Act due to a “plant closing” or “mass layoff” or otherwise under the provisions of the WARN Act, or any similar state or local laws relating to plant closings, with respect to the Acquired Entities. All quoted terms used in this Section 6.4 and not defined herein shall have the meanings ascribed to such terms under the WARN Act.
     6.4 Employee Matters.
          (a) As of the Effective Time, Purchaser shall continue the employment of all of the then-current employees of the Acquired Entities (including employees of the Business who are then currently employed by a LifePoint Affiliate other than an Acquired Subsidiary but who will be employed by an Acquired Entity as of the Effective Time) and, with respect thereto: (i) maintain the salaries and wages at the levels in effect immediately prior to the Effective Time, (ii) provide benefits which are substantially similar to the benefits provided to similarly situated employees of Purchaser and its subsidiaries, (iii) recognize the existing levels of service and seniority for benefit plan purposes (including but not limited to paid time off, vacation, sick, extended illness and holiday time), and (iv) provide credit for purposes of eligibility, vesting and rate of accrual under its benefit plans, programs or policies for service with the Acquired Entities or their Affiliates. With respect to any self-insured welfare benefit plans maintained by Purchaser that cover employees of Acquired Entities, Purchaser shall cause such plans to provide credit for any co-payments or deductibles paid by such employees and waive all pre-existing condition exclusions and waiting periods that might otherwise apply to such employees, other than limitations or waiting periods that have not been satisfied under any welfare plans maintained by the Acquired Entities for their employees prior to the Effective Date.
          (b) With respect to employees of the Acquired Entities whose employment is terminated by Purchaser within one year of the Effective Time, Purchaser shall provide severance benefits thereto that are equivalent to or better than the severance benefits typically provided by Purchaser. Purchaser shall provide, and retain full responsibility for, COBRA continuation coverage (other than with respect to flexible spending accounts) to any employee or former employee of the Acquired Entities who is an M&A Qualified Beneficiary (as defined in Treas. Reg. § 54.4980B-9) and eligible to receive such coverage as of the Effective Time or who becomes eligible to receive such coverage due to events that arise with respect to employees of the Acquired Entities after the Effective Time.

          (c) Notwithstanding any provision herein, no term of this Agreement shall be deemed to create any contract with any employee, or to give any employee the right to be retained in the employment of Purchaser, an Acquired Entity, or any related employer, or to interfere with Purchaser’s or an Acquired Entity’s right to terminate employment of any employee at any time. Nothing in this Agreement shall diminish Purchaser’s rights to change or terminate its policies regarding salaries, benefits and other employment matters at any time or from time to time. The representations, warranties, covenants and agreements contained herein are for the sole benefit of the parties hereto, and employees are not intended to be and shall not be construed as beneficiaries hereof.
          (d) LifePoint shall provide reasonable access and information to the Purchaser regarding the Company Plans that are sponsored and maintained by the Acquired Entities. With respect to the Company Plans that are sponsored by LifePoint or its Affiliates, and in which the Acquired Entities are merely participating employers, LifePoint and/or its Affiliates will take all necessary and appropriate action to terminate the participation of the Acquired Entities therein effective immediately prior to the Closing. With respect to Company Plans that are sponsored by an Acquired Entity, LifePoint will reasonably cooperate with Purchaser in evaluating such Company Plans and assisting Purchaser in determining the termination or continuation of all such Company Plans in connection with the transactions contemplated by this Agreement, prior to the Closing. LifePoint shall cause all Company Plans that are sponsored by an Acquired Entity to be terminated effective immediately prior to the Closing, unless Purchaser notifies LifePoint to the contrary. LifePoint will take all reasonable steps necessary in connection with the above, including providing required notices to participants and appropriate governmental agencies and adopting all necessary resolutions and Company Plan amendments. Notwithstanding the above, no provision of this Agreement shall require Purchaser to assume any Company Plan or any portion thereof, or continue same after the Closing.
     6.5 Compliance Program. Purchaser represents and agrees that, as of Closing, it has or will implement and maintain an effective program to prevent and detect violations of legal requirements applicable to the delivery of goods and services in connection with any health care benefits and that such a program will comply with the provisions of the U.S. Sentencing Guidelines relating to corporate compliance programs and will be mindful of any applicable guidance issued by the U.S. Department of Health and Human Services. Purchaser agrees that it will maintain such program for no less than five years following the Effective Time.
     6.6 Tax Matters.
          (a) Termination of Existing Tax Sharing Agreements. LifePoint shall cause all tax sharing agreements or similar arrangements with respect to or involving the Acquired Entities (other than agreements or arrangements in existence of the SPA Effective Time) to be terminated effective as of the Effective Time and, after the Effective Time, the Acquired Entities shall not be bound thereby or have any liability thereunder.
          (b) Payment of Taxes.
               (i) LifePoint shall prepare and file, or cause to be prepared and filed, all Returns of or which include any of the Acquired Entities (including any amendments thereto)

with respect to any taxable period ending during the Holding Period (a “LifePoint Tax Period”). Such Returns shall be prepared in a manner consistent with past practices. LifePoint shall provide Purchaser with copies of all Returns of only the Acquired Entities upon the request of Purchaser. Notwithstanding anything to the contrary in this Agreement, LifePoint shall pay any and all Taxes imposed on or with respect to any Acquired Entity for a LifePoint Tax Period (including, without limitation, any Taxes imposed on any Acquired Entity as a result of having been a member of the LifePoint Affiliated Group, and any Taxes that are determined by income or earned surplus attributable to a LifePoint Tax Period). Purchaser shall prepare and file, or cause to be prepared and filed, all Returns of or which include any of the Acquired Entities and shall pay all Taxes of any of the Acquired Entities for all taxable periods other than a LifePoint Tax Period, except to the extent provided in the preceding sentence and in paragraph (ii) below.
               (ii) For purposes of the immediately preceding paragraph (i) and this paragraph (ii), if, for Tax purposes, the taxable period of an Acquired Entity that includes the Effective Time does not terminate at the Effective Time (a “Straddle Period”), the parties hereto will, to the extent permitted by applicable law, elect with the relevant Governmental Authority to treat a portion of any such Straddle Period as a short taxable period ending as of the Effective Time and such short taxable period shall be treated as a LifePoint Tax Period for purposes of this Agreement. In any case where applicable law does not permit such an election to be made then, for purposes of this Agreement, Taxes with respect to the Acquired Entities for the Straddle Period shall be allocated to the LifePoint Tax Period using an interim closing-of-the-books method that complies with Treas. Reg. Section 1.1502-76(b)(2)(i) (assuming that such taxable period ended at the Effective Time) and treating such period as a LifePoint Tax Period for purposes of this Agreement, except that exemptions, allowances or deductions that are calculated on an annual basis (such as the deduction for depreciation) shall be apportioned on a per diem basis. In the case of any Straddle Period described in the preceding sentence, Purchaser shall provide LifePoint and its authorized representatives with copies of the completed Return for such period and a statement certifying the amount of Taxes shown on such Return that are chargeable to LifePoint (the “Tax Statement”) at least 30 days prior to the due date for the filing of such Return (including any extension thereof), and LifePoint and its authorized representatives shall have the right to review and comment on at LifePoint’s expense each such Return and Tax Statement prior to the filing of such Return. LifePoint and Purchaser agree to consult and resolve in good faith any issues arising as a result of the review of such Return and Tax Statement by LifePoint or their authorized representatives and to mutually consent to the filing of such Return. If the parties hereto are unable to resolve any dispute within ten Business Days prior to the due date for filing of the Return in question (including any extension thereof), the parties shall jointly request the Selected Accounting Firm to resolve any issue in dispute as promptly as possible. If the Selected Accounting Firm is unable to make a determination with respect to any disputed issue prior to the due date (including extensions) for the filing of the Return in question, the Purchaser and the Acquired Entities, as the case may be, may file such Return without the consent of LifePoint, subject, however, to the obligation thereafter to file an amended Return reflecting the final decision of the Selected Accounting Firm (which decision shall be rendered prior to the expiration of the period during which an amended Return may validly be filed with respect to the applicable taxable period). Not later than five days before the due date (including any extensions thereof) for payment of Taxes with respect to such Return, LifePoint shall pay to Purchaser an amount equal to the Taxes shown on the Tax Statement as being chargeable to LifePoint pursuant to this paragraph (ii). If LifePoint has disputed such amount, appropriate adjustments shall be made to the amount paid by LifePoint in order to reflect the decision of the Selected Accounting Firm in immediately available funds not later than five days after such decision has been rendered. Any decision rendered by the Selected Accounting Firm in accordance with this Section 6.6(b)(ii) shall be binding and conclusive, and the any expenses relating to the engagement of the Selected Accounting Firm shall be shared equally by LifePoint and Purchaser.
               (iii) Notwithstanding anything herein to the contrary, LifePoint shall not be liable for any Taxes for which Purchaser is obligated to pay pursuant to the terms of the SPA.
          (c) Refunds and Tax Benefits. Purchaser shall pay to LifePoint, within 30 days of receipt, any refund or credit (including any interest paid or credited with respect thereto) received by Purchaser or any member of the Purchaser Affiliated Group of Taxes relating to any LifePoint Tax Period or portions of Straddle Periods at or before the Effective Time. Purchaser shall, if LifePoint so requests, at LifePoint’s expense cause the relevant Acquired Entity (or other relevant member of the Purchaser Affiliated Group) to file for any refund or credit to which LifePoint believes it is entitled pursuant to this Section 6.6(c). Any Proceeding with respect to such a claim shall be governed by the provisions of this Section 6.6, including the provisions of Section 6.6(e).
          (d) Cooperation.
               (i) LifePoint, on the one hand, and Purchaser and the Acquired Entities, on the other hand, agree to furnish or cause to be furnished to each other or their respective representatives, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to the Acquired Entities as is reasonably necessary for the preparation of any Return, claim for refund, audit or similar matter, or the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment of Taxes.
               (ii) Except as otherwise provided in Section 6.6(b)(ii), if LifePoint and Purchaser disagree as to the matters governed by this Section 6.6, LifePoint and Purchaser shall promptly consult with each other in an effort to resolve such dispute. If any such disagreement cannot be resolved within 15 days after either party asserts in writing that such dispute cannot be resolved, the Selected Accounting Firm shall act as an arbitrator to resolve such disagreement. The Selected Accounting Firm’s determination shall be binding and conclusive, and any expenses relating to the engagement of such Selected Accounting firm shall be shared equally by LifePoint and Purchaser.
          (e) Post-Closing Audits and Other Proceedings. In the case of any audit, examination or other proceeding (“Proceeding”) with respect to Taxes for which LifePoint is or may be liable pursuant to this Agreement (other than a Proceeding relating to Taxes for a Straddle Period), Purchaser shall promptly notify LifePoint in writing of any such Proceeding, and Purchaser shall timely execute or cause to be executed powers of attorney or other documents necessary to enable LifePoint to take all actions desired by LifePoint with respect to such Proceeding to the extent such Proceeding may affect the amount of Taxes for which

LifePoint is liable pursuant to this Agreement; provided that, in acting on behalf of the Acquired Entities, LifePoint shall take no position that Purchaser determines will result in any negative Tax consequence to Purchaser or the Acquired Entities after the Effective Time. LifePoint shall have the sole right to control any such Proceedings, (including any Proceedings to initiate claims for refunds of or credits with respect to any Taxes for which LifePoint is liable pursuant to this Agreement and that LifePoint believes are available) including the right to initiate any claim for refund or credit, file any amended Return or take any other action that it deems appropriate with respect to such Taxes (or refunds or credits). All costs and expenses incurred in connection with any such Proceeding shall be borne by LifePoint, and Purchaser and the Acquired Entities shall be reimbursed by LifePoint for any and all reasonable direct costs and expenses incurred by them in connection with such Proceeding. Any settlement of a Proceeding shall be made subject to Purchaser’s prior written consent. In the event that Purchaser’s consent is withheld, Purchaser will assume the control, costs and expenses of the Proceeding. If such Proceeding is ultimately resolved by payment of an amount in excess of the amount in the original settlement proposal (or receipt of a refund in an amount less than the amount in the original settlement proposal), Purchaser will pay the amount of such excess (or shall pay LifePoint the amount of such refund shortfall). If such Proceeding is ultimately resolved by payment of an amount less than the amount of the original settlement proposal (or a refund or credit in an amount greater than the original settlement proposal), LifePoint will reimburse Purchaser for its costs and expenses to the extent of such difference. Notwithstanding the foregoing, (i) LifePoint shall control all Proceedings in connection with any Tax claim relating to Taxes of any Acquired Entity for a Straddle Period and (ii) Purchaser shall control any Tax claim that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operation of Purchaser or the Acquired Entities for any taxable periods ending after the Closing Date, excluding a Straddle Period addressed in 6.6(e)(i).
          (f) Timing Adjustments. In the event that a final determination (which shall include the execution of a Form 870-AD or successor form) results in a timing difference (e.g., an acceleration of income or delay of deductions) that would increase LifePoint’s liability for Taxes pursuant to Article VI or results in a timing difference (e.g., an acceleration of deductions or delay of income) that would increase Purchaser’s liability for Taxes pursuant to Article VI, LifePoint or Purchaser, as the case may be, shall promptly make payments to Purchaser or LifePoint as and when Purchaser or LifePoint, as the case may be, actually realizes any Tax benefits as a result of such timing difference (or under such other method for determining the present value of any such anticipated Tax benefits as agreed to by the parties). Such Tax benefit for federal, state and local income tax purposes shall be computed for any year using Purchaser’s or LifePoint’s, as the case may be, actual tax liability.
          (g) Parties Agree to Act in Good Faith. LifePoint and Purchaser agree to act in good faith in accordance with Section 47-1-203 of the Tennessee Code Annotated in taking any actions pursuant to this Section 6.6.
          (h) Effectiveness of Section 6.6. The provisions of this Section 6.6 shall not become effective until the Effective Time. Prior to such time, the provisions of Section 6.7 of the SPA will govern the subject matter of this Section 6.6.

     6.7 Tax Elections and Allocations.
          (a) Reserved.
          (b) Purchaser and LifePoint each agree to take any and all actions at or prior to Closing as the other shall reasonably request a reasonable time prior to Closing to help the other effectuate a like-kind exchange of the Real Property pursuant to Section 1031 of the Code, and/or Revenue Procedure 2000-37 (governing reverse like-kind exchanges), including, without limitation (i) entering into a like-kind exchange trust agreement authorized by a “qualified intermediary” or a qualified exchange accommodation arrangement authorized with a “qualified exchange titleholder”, if necessary, (ii) paying the Purchase Price to the qualified intermediary to acquire the replacement property in accordance with the instructions of the qualified intermediary or to the qualified exchange titleholder in accordance with the instructions of the qualified exchange titleholder, as applicable, and (iii) assigning this Agreement or a portion thereof to one or more Affiliates of the Acquired Entities or entering into a separate agreement for the purchase of Real Property with one or more Affiliates of the Acquired Entities in order to effectuate a like-kind exchange; provided, however, that in no event shall Purchaser be required to take title to any real property other than the Real Property; provided, further, neither LifePoint nor Purchaser shall be required to incur any additional expenses or liability in order to effectuate the like-kind exchange, and the like-kind exchange shall not delay the Closing. LifePoint and Purchaser each agree to pay the other an amount equal to all additional third party costs and expenses incurred by the other as a result of effectuating the transactions contemplated hereby in the manner contemplated by this Section 6.7(b) (including such costs incurred in connection with the negotiation of the like-kind exchange trust agreement or the qualified exchange accommodation agreement contemplated hereby, including, without limitation, the reasonable fees and expenses of the other’s agents, representatives, accountants and counsel). Any such amounts shall be paid promptly upon receipt of evidence of such costs and expenses. LifePoint and Purchaser each also agree to indemnify, defend and hold Purchaser harmless from and against any and all claims and other liabilities of any kind arising with regard to Section 6.7(b). Notwithstanding anything to the contrary provided herein, neither Purchaser nor LifePoint makes any representations or warranties as to the tax treatment for the transaction contemplated in this Section 6.7(b) or the ability of the transaction contemplated to qualify for like-kind exchange treatment pursuant to Section 1031 of the Code. In no event shall either party be released from any liability under this Agreement by reason of structuring the transaction as a like-kind exchange as contemplated by this Section 6.7(b).
          (c) Purchase Price Allocation. The parties agree that Purchaser shall prepare a preliminary allocation of the Purchase Price (and all other capitalized costs) among the Shares of an Acquired Entity which is not a disregarded entity for federal income tax purposes and among the assets of any Acquired Entity (“Purchased Assets”) to the extent that sale of such Acquired Entity is treated as sale of assets to Purchaser for tax purposes (“Tax Allocation”). The Tax Allocation among the Purchased Assets shall be made in accordance with Code Section 1060 and the Treasury Regulations thereunder (and any similar provisions of state, local or foreign law, as appropriate). Purchaser shall deliver its preliminary Tax Allocation to LifePoint within one hundred twenty (120) Business Days after the Closing Date, and LifePoint shall have thirty (30) Business Days after receiving the preliminary Tax Allocation (“Seller’s Review Period”) to object to the preliminary Tax Allocation. If LifePoint timely raises any such objections, Purchaser and LifePoint will attempt to resolve such objections in good faith; provided, however, that if Purchaser and LifePoint are unable to resolve such issues within thirty (30) Business Days after the end of Seller’s Review Period, then either Purchaser or LifePoint may elect, by written notice to the other, to have the objections resolved by the Selected Accounting Firm, whose decision shall be binding on the parties in the absence of manifest error. If LifePoint fails to object to the preliminary Tax Allocation within the Seller’s Review Period, then such preliminary Tax Allocation shall be deemed acceptable to LifePoint, and such preliminary Tax Allocation shall be binding upon the parties, unless Purchaser in good faith determines that adjustments are necessary and so notifies LifePoint in writing of such adjustment(s). If Purchaser notifies LifePoint of any adjustment(s), then LifePoint shall have the right to object to the adjustment(s) by giving written notice of objection to Purchaser within ten (10) Business Days after receipt of Purchaser’s notice of adjustment(s). Purchaser and LifePoint will attempt to resolve such objections in good faith within ten (10) Business Days after Purchaser receives LifePoint’s notice of objection; provided, however, that if Purchaser and LifePoint are unable to resolve such issues within ten (10) Business Days, then either Purchaser or LifePoint may elect, by written notice to the other, to have the objections resolved by the Selected Accounting Firm, whose decision shall be binding on the parties in the absence of manifest error. Thereafter, Purchaser, LifePoint, and their respective Affiliates shall report, act and file Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such finally determined Tax Allocation. Neither Purchaser nor LifePoint shall take any position (whether in audits, Returns, or otherwise) that is inconsistent with such Tax Allocation, unless required to do so by applicable law. Prior to filing IRS Form 8594 (asset acquisition statement under Section 1060) with respect to the transactions described herein, the parties shall provide to each other a true and correct copy of IRS Form 8594 which each intends to file with respect to the transactions described herein.
     6.8 Certain National and Regional Contracts. Certain Affiliates of LifePoint have entered into contracts and/or leases with third parties to provide equipment, supplies and services on a national or regional basis to LifePoint and its Affiliates, including certain of the Acquired Entities. Certain of such contracts and/or leases are listed on Schedule 6.8 (such contracts and/or leases, the “National Contracts”). At the Closing, at the option of LifePoint, such Affiliates of LifePoint shall assign to Purchaser or the Acquired Entities, and Purchaser or the Acquired Entities (as applicable) shall assume, the rights, benefits and obligations of such Affiliates in, to and under all or a portion of the National Contracts to the extent they relate to the Facilities.
     6.9 Cost Reports. From and after the Effective Time, the parties shall comply with the terms and agreements set forth in Exhibit E.
     6.10 Closing Conditions. After LifePoint’s exercise of the Unwind Right, Purchaser will use its best efforts to cause the conditions set forth in Article VIII hereof to be satisfied as soon as reasonably practicable, but in all circumstances prior to the Closing Date.
     6.11 Insurance Arrangements. If LifePoint or its Affiliates maintain a West Virginia physician malpractice insurance program as of the time LifePoint sends the Unwind Notice, LifePoint shall, or shall cause a LifePoint Affiliate to, offer to the Acquired Entities and HCA shall, or shall cause an HCA Affiliate to assume, the physician malpractice insurance coverage on the following terms and conditions:

     (a) HCA shall cause its captive insurance company to execute a Reinsurance Agreement with LifePoint’s captive insurance company that would transfer risk to the HCA captive insurance company for all staff physician claims reported after the Effective Time. This agreement will provide for: (i) crediting to the HCA captive insurance company all unearned premiums on policies in force at the Effective Time; (ii) flow of funds for premiums received after the Effective Time from Lexington Insurance Company (or other then applicable insurance companies that issue policies to the staff physicians under the physician malpractice program) to the LifePoint captive insurance company to the HCA captive insurance company; and (iii) the provision by HCA’s captive insurance company of a letter of credit as needed for collateral on the program.
     (b) HCA shall execute a Services Agreement which will spell out specific duties of HCA and LifePoint with regard to the program.
     (c) The form of the Services and Reinsurance Agreements will be based in all material respects on the Services and Reinsurance Agreements entered into upon the Initial Closing Date (except that everywhere LifePoint appears, it is to be changed to HCA and anywhere a LifePoint Affiliate appears it is to be changed to an HCA Affiliate and vice versa) and shall be on terms not inconsistent with the foregoing provisions of this Section 6.11.
     6.12 HCA Joinder Conveyance. If the CON Challenges continue when there has been an agreement by LifePoint to make a Disposition, at LifePoint’s request, HCA agrees to enter into a commercially reasonable arrangement to assure the purchaser of such assets or operations and all applicable Governmental Authorities (a) that HCA is in agreement with the transaction insofar as this Agreement or applicable Law gives HCA any interest in the applicable assets or operations, and (b) that there is no reason for any Governmental Authority to delay issuance of a CON to a third party purchaser of any Hospital (or the related Acquired Entity) because of uncertainty (caused by the CON Challenges) relating to the CONs issued to LifePoint.
     6.13 PIP; Transition Patients; Government Patient Receivables; and Misdirected Payments.
     (a) PIP. (i) If Purchaser or any of its Affiliates (including, after giving effect to the Closing, the Acquired Entities) receives any PIP from the Medicare program associated with the operations of the Hospitals relating solely to periods that begin and end during the Holding Period, Purchaser will pay LifePoint an amount equal to such PIP received by Purchaser or its Affiliates. If Purchaser or any of its Affiliates (including, after giving effect to the Closing, the Acquired Entities) receives any PIP from the Medicare program associated with the operations of the Hospitals relating to both the Holding Period and to periods before or after the Holding Period, Purchaser will pay LifePoint an amount equal to the PIP actually received by Purchaser or its Affiliates for such period multiplied by a fraction, the numerator of which shall be the total number of days during the Holding Period attributable to such PIP and the denominator of which shall be the total number of days attributable to such PIP.
     (ii) If LifePoint or any of its Affiliates receives any PIP from the Medicare program associated with the operations of the Hospitals relating solely to periods either (A) ending prior to the SPA Effective Time or (B) beginning after the Effective Time, LifePoint will pay

Purchaser an amount equal to such PIP received by LifePoint or its Affiliates. If LifePoint or any of its Affiliates receives any PIP from the Medicare program associated with the operations of the Hospitals relating to both the Holding Period and to periods before or after the Holding Period, LifePoint will pay Purchaser an amount equal to the PIP actually received by LifePoint or its Affiliates for such period multiplied by a fraction, the numerator of which shall be the total number of days other than days during the Holding Period attributable to such PIP and the denominator of which shall be the total number of days attributable to such PIP.
     (b) Payments on SPA Transition Patient Receivables. To appropriately allocate payments received by LifePoint, Purchaser or their respective Affiliates with respect to SPA Transition Services provided to SPA Transition Patients, the parties agree as follows:
     (i) To the extent LifePoint and its Affiliates have not prepared “Transition Patient Receivables” (as defined in the SPA) as of the Effective Time with respect to services provided by any of the Acquired Entities, Purchaser will cause the Acquired Entities to prepare claims for the SPA Transition Patients following their discharge from the Facilities (the accounts receivable resulting from such claims, whether prepared pursuant to Section 6.14 of the SPA or pursuant to this Section 6.13, the “SPA Transition Patient Receivables”).
     (ii) If Purchaser or any of its Affiliates receives any payments on any SPA Transition Patient Receivable, Purchaser will pay LifePoint an amount equal to (x) the payments (including deposits, deductibles and co-payments paid, whether received by Purchaser or LifePoint) with respect to the applicable SPA Transition Patient Receivable multiplied by a fraction, the numerator of which shall be the total charges for the SPA Transition Services provided to the applicable SPA Transition Patient during the Holding Period, and the denominator of which shall be the sum of the total charges of the SPA Transition Services provided to the applicable SPA Transition Patient prior to and after the SPA Effective Time (including charges for medicine, drugs and supplies), minus (y) any deposits, deductibles or co-payments paid by the applicable SPA Transition Patient during the Holding Period and included in the Excluded Assets.
     (iii) If LifePoint or any of its Affiliates receives any payments on any SPA Transition Patient Receivable, LifePoint will pay HCA an amount equal to (x) the payments (including deposits, deductibles and co-payments paid, whether received by Purchaser or LifePoint) with respect to the applicable SPA Transition Patient Receivable multiplied by a fraction, the numerator of which shall be the total charges for the SPA Transition Services provided to the applicable SPA Transition Patient prior to the SPA Effective Time, and the denominator of which shall be the sum of the total charges of the SPA Transition Services provided to the applicable SPA Transition Patient prior to and after the SPA Effective Time (including charges for medicine, drugs and supplies), minus (y) any deposits, deductibles or co-payments paid by the applicable SPA Transition Patient (A) prior to the SPA Effective Time and included in the “Excluded Assets” (as defined in the SPA), or (B) and not included in the Excluded Assets, or (C) after the Effective Time.
     (c) Payments on Transition Patient Receivables. To appropriately allocate payments received by Purchaser or its Affiliates (including, after giving effect to the Closing, the Acquired Entities) with respect to Transition Services provided to Transition Patients, Purchaser will cause the Acquired Entities to prepare claims (the accounts receivable resulting from such claims, the

“Transition Patient Receivables”) for the Transition Patients following their discharge from the Facilities. If Purchaser or any of its Affiliates receives any payments on any Transition Patient Receivable, Purchaser will pay LifePoint an amount equal to (x) the payments (including deposits, deductibles and co-payments paid, whether received by Purchaser or LifePoint) with respect to the applicable Transition Patient Receivable multiplied by a fraction, the numerator of which shall be the total charges for the Transition Services provided to the applicable Transition Patient during the Holding Period, and the denominator of which shall be the sum of the total charges of the Transition Services provided to the applicable Transition Patient prior to, during and, after the Holding Period (including charges for medicine, drugs and supplies), minus (y) any deposits, deductibles or co-payments paid by the applicable Transition Patient during the Holding Period and included in the Excluded Assets. If LifePoint receives any payments on the Transition Patient Receivables (other than payments from Purchaser in accordance with this Section 6.13(c) or payments of deposits, deductibles or co-payments), LifePoint will deliver such misdirected payments to Purchaser in accordance with Section 6.13(g) and Purchaser will allocate such payments in accordance with this Section 6.13(c).
     (d) Split Bill SPA Transition Patients. Notwithstanding the provisions of Section 6.13(b), to the extent a third party payor requires the parties to submit split bills for SPA Transition Patients (i.e., a bill for the portion of the SPA Transition Services provided prior to the SPA Effective Time and a separate bill for the portion of the SPA Transition Services provided after the SPA Effective Time), (i) the provisions of Section 6.13(b) will not apply to billing and collection for such SPA Transition Services, (ii) Purchaser will be responsible for billing and collection for all such pre-SPA Effective Time Transition Services (and, as provided in the SPA, such accounts receivable for such SPA Transition Services will be “Excluded Assets” under the SPA), and (iii) LifePoint will be responsible for billing and collection for all such post-SPA Effective Time SPA Transition Services provided during the Holding Period (and the accounts receivable for such Holding Period SPA Transition Services will be Excluded Assets under this Agreement).
     (e) Split Bill Transition Patient Receivables. Notwithstanding the provisions of Section 6.13(c), to the extent a third party payor requires the parties to submit split bills for Transition Patients (i.e., a bill for the portion of the Transition Services provided prior to the Effective Time and a separate bill for the portion of the Transition Services provided after the Effective Time), (i) the provisions of Section 6.13(c) will not apply to billing and collection for such Transition Services, (ii) LifePoint will be responsible for billing and collection for all such pre-Effective Time Transition Services provided during the Holding Period (and the accounts receivable for such Transition Services will be Excluded Assets under this Agreement), and (iii) Purchaser will be responsible for billing and collection for all such post-Effective Time Transition Services (and the accounts receivable for such Transition Services will not be Excluded Assets under this Agreement).
     (f) Government Patient Receivables. On or before Closing, LifePoint will cause the Acquired Entities to establish a “lock box” at a financial institution selected by LifePoint and reasonably acceptable to Purchaser. After the Closing, Purchaser will cause the Acquired Entities to deposit in such lock box all cash, checks, drafts or similar items of payment received after the Effective Time with respect to the Government Patient Receivables. Purchaser hereby assigns all such amounts deposited into the lock box to LifePoint in full satisfaction of

Purchaser’s obligation in Exhibit F hereto to transfer to LifePoint an amount equal to the value of the Government Patient Receivables. After the Effective Time, “lock box” arrangements established pursuant to Section 6.14 of the SPA with respect to the “Government Patient Receivables” at the Facilities may be terminated.
     (g) Misdirected Payments. In addition to the other payments contemplated by this Section 6.13 (or elsewhere in this Agreement), (i) if Purchaser or any of its Affiliates receives any amount from patients or third-party payors which relate to services rendered by the Acquired Entities during the Holding Period, Purchaser will remit such amount to LifePoint within ten days of receiving such amount; and (ii) if LifePoint or any of its Affiliates receives any amount from patients or third-party payors which relate to services rendered by the Acquired Entities other than during the Holding Period LifePoint will remit such amount to Purchaser within ten days of receiving such amount.
     (h) Payments to Purchaser. LifePoint will make all payments it is required to make to Purchaser pursuant to this Section 6.13 within ten days following the day LifePoint receives such payments by depositing such amounts into an account specified in writing by Purchaser.
     (i) Payments to LifePoint. Purchaser will make all payments it is required to make to LifePoint pursuant to this Section 6.13 within ten days following day Purchaser receives such payments by depositing such amounts into an account specified in writing by LifePoint.
     (j) Resolution of Disputes. If any party disputes the amount of payment required to be made pursuant to this Section 6.13, (i) the parties will negotiate in good faith to resolve such dispute, and (ii) if the parties are unable to resolve such dispute within 45 days after the underlying claim is made, then on five business days notice to the other party, either party may submit the dispute to the Selected Accounting Firm and such dispute will be resolved in accordance with the procedures of Section 2.2(d).
     (k) Effectiveness of Section 6.13. The provisions of this Section 6.13 shall not become effective until the Effective Time. Prior to such time, the provisions of Section 6.14 of the SPA will govern the subject matter of this Section 6.13. Additionally, as contemplated by Section 10.1(b), this Section 6.13 will not be applicable to the Clinch Valley Entities or any of the Initial Acquired Entities that has been the subject of a Disposition or a Deemed Disposition (or an Initial Facility that has been the subject of a Disposition or a Deemed Disposition); the provisions of Section 6.14 of the SPA shall survive the closing of the transactions contemplated hereby for such Initial Acquired Entities and Initial Facilities.
ARTICLE VII
CONDITIONS TO OBLIGATIONS OF PURCHASER
     Subject to Section 2.5 above, except as may be waived in writing by Purchaser, the obligations of Purchaser to purchase the Acquired Company Ownership Interests and the Related Company Ownership Interests and to consummate the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

     7.1 Representations and Warranties.
          (a) All representations and warranties of LifePoint set forth in Sections 3.2(b), 3.2(c), 3.2(d), 3.2(g), 3.2(h), 3.2(i), 3.3(b), 3.3(c), 3.3(d), 3.3(f), 3.3(g) and 3.3(h) and in the first sentence of Section 3.13(a) shall be true and correct as of the Closing Date in each case as if made on and as of the Closing Date.
          (b) If the effect of any failure or alleged failure of a representation or warranty of LifePoint to be true and correct can be remedied by LifePoint through the payment of money or the giving of an absolute first dollar indemnity to Purchaser and/or an Affiliate of Purchaser, and LifePoint pays such money or gives such an indemnity, the related failure or alleged failure shall be deemed waived by Purchaser.
          (c) For the avoidance of doubt, (i) Purchaser agrees that Purchaser shall not be excused from consummating the transactions contemplated by this Agreement based on the failure or alleged failure of any representation or warranty made by LifePoint to be true except to the extent provided in clause (a), above, (ii) Purchaser will not assert the failure or alleged failure of any representation or warranty made by LifePoint to be true as a basis for not consummating the transactions contemplated by this Agreement unless the representations set forth in Sections 3.2(b), 3.2(c), 3.2(d), 3.2(g), 3.2(h), 3.2(i), 3.3(b), 3.3(c), 3.3(d), 3.3(f), 3.3(g) and 3.3(h) and in the first sentence of Section 3.13(a) are not true and correct in all respects, and (iii) except for the conditionality provided by this Article VII, the sole remedy of Purchaser for any failure of a representation and warranty made by LifePoint to be true and correct is to be indemnified as and to the extent set forth in Article IX.
     7.2 Compliance with Agreement. On and as of the Closing Date, LifePoint shall have performed and complied with each covenant and agreement required by this Agreement to be performed and complied with by it on or before the Closing Date; provided that this condition will be deemed to be satisfied unless both (a) Purchaser shall have given LifePoint written notice of such failure to perform or comply and LifePoint shall not have cured such failure to perform or comply within 30 days after receipt of such notice and (b) the respects in which such covenants and obligations have not been performed would reasonably be expected to have had a Business Material Adverse Effect. For the avoidance of doubt, Purchaser agrees that (i) Purchaser shall not be excused from consummating the transactions contemplated by this Agreement based on LifePoint’s failure or alleged failure to have performed and complied with each covenant and agreement required by this Agreement to be performed by LifePoint on or before the Closing Date except as provided in clauses (a) and (b), above, (ii) Purchaser will not assert the failure or alleged failure of LifePoint to have performed and complied with each such covenant and requirement except as provided in clauses (a) and (b), above, and (iii) except for the conditionality provided by this Article VII, the sole remedy of Purchaser for any failure of LifePoint to perform or comply with any such covenant or requirement is to be indemnified as and to the extent set forth in Article IX. In no event shall any dispute over a reduction in the Purchase Price based on the failure or alleged failure of LifePoint to comply with any such covenant or agreement delay or postpone the Closing.

     7.3 Closing Certificates. LifePoint shall have delivered to Purchaser a certificate, dated as of the Closing Date certifying the fulfillment of the conditions specified in Sections 7.1 and 7.2 signed on behalf of LifePoint by a Vice President thereof.
     7.4 Secretary’s Certificates. At the Closing, Purchaser shall have received copies of the following, in each case certified as of the Closing Date by a Secretary or an Assistant Secretary of LifePoint:
          (a) resolutions of the respective boards of directors or governing boards of LifePoint and Seller Group (and to the extent required by law or their Constituent Documents, shareholder or other equity holders) authorizing the execution, delivery and performance of this Agreement and the other agreements that LifePoint or Seller Group are required to execute and deliver pursuant to the terms of this Agreement; and
          (b) the signature and incumbency of the respective officers of LifePoint and Seller Group authorized to execute and deliver this Agreement and the other agreements and certificates that LifePoint or Seller Group is required to deliver on or before the Closing Date pursuant to this Agreement.
     7.5 Reserved.
     7.6 Services Agreements. With respect to any Services Agreements between Purchaser and LifePoint or their Affiliates with respect to the Facilities or the Acquired Entities, from and after the Effective Time, LifePoint and its Affiliates shall be deemed released from any guaranties or continuing obligations with respect thereto.
     7.7 Good Standing Certificates. At the Closing, LifePoint shall have delivered to Purchaser good standing certificates issued with respect to each of the Acquired Entities issued by the Secretary of State of the relevant entity’s state of organization and qualification. Each such good standing certificate shall be dated as of a date that is not more than 60 days prior to the Closing Date.
     7.8 Title Work and Surveys.
          (a) Title Work and Surveys. Within 30 days of the date of LifePoint’s delivery of the Unwind Notice, LifePoint shall cause to be furnished to Purchaser Title Work and Surveys for the Real Property (which, in the case of Real Property that was included in the “Real Property” (as defined in the SPA) as of the SPA Effective Time, may be updates of the Title Work and Surveys delivered to LifePoint pursuant to the SPA), in each case showing good and marketable fee simple or leasehold title in the Acquired Entities and disclosing no Encumbrances other than the Permitted Encumbrances. Such Title Work and Surveys shall be prepared in accordance with the terms and requirements set forth in the SPA for the original Title Work and Surveys delivered to LifePoint pursuant to the SPA. Purchaser and LifePoint shall each pay one-half (1/2) the costs and expenses of obtaining the updated Title Work and Surveys.
          (b) Title Policies. At the Closing, LifePoint will cause to be furnished to Purchaser a pro forma of a then current ALTA Form Owner’s Title Policy or Leasehold Policy, as applicable, (the “Title Policy”) for any Real Property acquired since the Initial Closing issued by the title insurance company providing the Title Work (the “Title Company”). The Title Policies shall be issued as of the Closing Date in an amount equal to the portion of the Purchase Price being allocated to such portion of the Real Property and shall insure to the applicable Acquired Entity good and marketable fee simple or leasehold title, as the case may be, to such Real Property, subject only to the (i) Permitted Encumbrances and (ii) taxes for the then current and subsequent years “not yet due and payable.” The Title Policy shall have all standard and general exceptions deleted so as to afford full “extended form coverage” as permitted by applicable State title insurance regulations and shall contain such endorsements as were provided with the Title Policies delivered in connection with the Initial Closing or their current equivalent, including without limitation, a so-called non-imputation endorsement. LifePoint and its Affiliates shall execute such certificates and affidavits as may be reasonably necessary in connection with the issuance of the Title Policies as described in this Section 7.8(b). LifePoint and Purchaser shall each pay one-half (1/2) of all premiums, costs and expenses of the Title Policies. In lieu of providing such Title Policies, LifePoint may provide evidence reasonably satisfactory to Purchaser that the applicable Acquired Entity already has such insurance.
     7.9 Books. LifePoint shall have delivered to Purchaser the original corporate minute books of each Acquired Entity including true and complete copies of the Constituent Documents of each Acquired Entity and other records included in the Business.
     7.10 Miscellaneous. LifePoint shall have executed and delivered all necessary documentation and taken all action necessary to cause each relevant domain name registrar to transfer or register in the name of Purchaser all internet domain names owned, used or registered by or for Seller Group, Acquired Entities or their Affiliates and used primarily in connection with the Business.
     7.11 Resignations. LifePoint will cause to deliver to Purchaser the original resignations set forth in Section 5.12 above.
     7.12 Post-Signing Breaches of Representations and Warranties.
          (a) As of the Closing, there shall not be one or more material breaches of representations or warranties of LifePoint set forth in this Agreement that are not qualified as to “materiality” or similar qualifiers for which (i) Purchaser has given LifePoint written notice, (ii) for which the aggregate amount of Damages resulting from such breaches exceeds 0.3% (three-tenths of one percent) of the Purchase Price, and (iii) for which LifePoint has not agreed to indemnify Purchaser for Damages resulting from such breach from the first dollar of Damages without regard to the limitations set forth in Section 9.4(a)(i)); provided, however, that in determining the aggregate amount of the Damages resulting from such breaches, no Damages that arise out of or relate to any such breach will be included in such calculation to the extent LifePoint otherwise has full economic responsibility pursuant to this Agreement; and provided further, however, that in the event Purchaser is required to disregard this Closing condition pursuant to Section 2.5, LifePoint will be deemed to have waived the indemnification limitations under Section 9.4(a)(i) with respect to the applicable issue.
          (b) As of the Closing, there shall not be any breaches of representations or warranties of LifePoint set forth in this Agreement that are qualified as to “materiality” or similar qualifiers for which (i) Purchaser has given LifePoint written notice, and (ii) for which LifePoint either (A) has not agreed to indemnify Purchaser for Damages resulting from such breach from the first dollar of Damages without regard to the limitations set forth in Section 9.4(a)(i)), or (B) does not otherwise have full economic responsibility pursuant to this Agreement; provided, however, that in the event Purchaser is required to disregard this Closing condition pursuant to Section 2.5, LifePoint will be deemed to have waived the indemnification limitations under Section 9.4(a)(i) with respect to the applicable issue and assumed full economic responsibility for such matter.
     7.13 Damage, Destruction or Loss.
          (a) If any non-material damage, destruction or loss is known to have occurred after the SPA Effective Time and prior to the Effective Time with respect to any assets of any Hospital Group, at the Effective Time, LifePoint shall pay or assign to Purchaser (i) all insurance proceeds previously paid to LifePoint or its Affiliates arising out of such damage, destruction or loss that have not been used to repair or replace the damaged, destroyed or lost assets, (ii) all future insurance proceeds to which LifePoint or its Affiliates is entitled arising out of such damage, destruction or loss (except to the extent LifePoint has not been reimbursed through insurance proceeds for its payment of the cost of repairing or replacing the damaged, destroyed or lost assets), and (iii) to the extent that such insurance proceeds are limited by a deductible under such policies, payment of an amount equal to such deductible minus $100,000 (but if such amount is a negative number, Purchaser will not be required to reimburse LifePoint for such amount or share any of the insurance proceeds described in clauses (i) and (ii), above).
          (b) If a material damage, destruction or loss is known to have occurred prior to the Effective Time with respect to any assets of any Hospital Group, at the Effective Time, LifePoint shall (i) pay or assign to Purchaser the insurance proceeds described in clauses (a)(i) and (ii), above, and (ii) indemnify Purchaser (with first dollar indemnification) for any other Damages that Purchaser suffers as a result of such damage, destruction or loss.
          (c) LifePoint shall cause any such proceeds pursuant to such insurance policies in respect of such damage, destruction or loss to be paid to Purchaser.
     7.14 Waiver of Conditions. Purchaser may waive any conditions in writing of this Article VII to the extent permitted by applicable law. Except as otherwise provided herein or agreed to by the parties prior to the Closing, the consequences of any knowing written waiver shall be (a) the elimination of the waived condition as a valid basis for Purchaser to refuse to close the transactions contemplated by this Agreement, and (b) the release of LifePoint from any claim by Purchaser for resulting injuries and Damages with respect to that waived condition.
     7.15 Restoration of Assets Retained in Consolidated Group. To the extent (a) any assets (other than current assets) held by the Initial Acquired Entities as of the SPA Effective Time (or any assets acquired during the Holding Period to replace such assets) shall have been sold, transferred, or otherwise disposed of in a transaction with LifePoint or any of its Affiliates as the buyer, LifePoint or one of its Affiliates continues to own such assets at the Effective Time), and (c) such assets are, individually or in the aggregate, essential to the operation of the applicable Acquired Entity or Hospital Group, then at or prior to the Effective Time, LifePoint shall have either (i) caused such assets to be returned to (and title to such assets vested in) the Acquired Entities, or (ii) caused the applicable Person or Hospital Group to acquired suitable replacement assets.
     7.16 Consents, Authorizations, Etc. Purchaser shall have obtained documentation or other evidence reasonably satisfactory to Purchaser that:
          (a) Purchaser has (i) received all required Permits of Governmental Authorities that Purchaser must as a matter of Law receive prior to Closing in order to consummate the transactions contemplated herein; and (ii) received reasonable assurance from the applicable Governmental Authorities that such Permits as are required to operate the Facilities as operated by LifePoint and its Affiliates during the Holding Period (other than Permits the failure of which to obtain would not reasonably be expected to have a Hospital Group Material Adverse Effect) shall be issued promptly following the Effective Time and be effective as of the Effective Time;
          (b) All waiting periods under the HSR Act and any similar state Law shall have expired or been terminated; and
          (c) All of the Acquired Entities that operate Facilities and have historically participated in the Medicare and/or Medicaid programs will continue to participate in such programs following the Closing.
     7.17 No Action or Proceeding. On the Closing Date, (a) no valid judgment, order or decree of any court or other Governmental Authority restraining, enjoining or otherwise preventing the consummation of this Agreement or the transactions contemplated hereby shall be outstanding, and (b) no action, suit, investigation or proceeding brought by any Governmental Authority shall be pending before any court or other Governmental Authority or threatened in writing by any Governmental Authority to restrain, enjoin or otherwise prevent the consummation of this Agreement or any of the transactions contemplated hereby, which action, suit, investigation or proceeding, in the reasonable opinion of Purchaser, may result in a decision, ruling or finding that has or would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, or on the ability of LifePoint to perform its obligations under this Agreement.
ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF LIFEPOINT
     Subject to Section 2.5, above, except as may be waived in writing by LifePoint, the obligations of LifePoint to consummate the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:
     8.1 Representations and Warranties. All representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the Closing Date in each case as if made on and as of the Closing Date (except to the extent such representations and warranties specifically speak as of an earlier date, in which case as of such date); provided, however, that this condition will be deemed to be satisfied so long as the failure of such representations and warranties to be true and correct (without regard to any qualifiers with respect to materiality contained in such representations and warranties) as of the Closing Date would not reasonably be expected to have a material adverse effect on Purchaser’s ability to perform its obligations under and consummate the transactions contemplated by this Agreement.
     8.2 Compliance with Agreement. On and as of the Closing Date, Purchaser shall have performed and complied with each covenant and agreement required by this Agreement to be performed and complied with by it on or before the Closing Date; provided that this condition will be deemed to be satisfied unless both (a) LifePoint shall have given Purchaser written notice of such failure to perform or comply and Purchaser shall not have cured such failure to perform or comply within 30 days after receipt of such notice and (b) the respects in which such covenants and obligations have not been performed would reasonably be expected to have a material adverse effect on Purchaser’s ability to perform its obligations under and consummate the transactions contemplated by this Agreement. For the avoidance of doubt, LifePoint agrees that (i) LifePoint shall not be excused from consummating the transactions contemplated by this Agreement based on Purchaser’s failure or alleged failure to have performed and complied with each covenant and agreement required by this Agreement to be performed by Purchaser on or before the Closing Date except as provided in clauses (a) and (b), above, (ii) LifePoint will not assert the failure or alleged failure of Purchaser to have performed and complied with each such covenant and requirement except as provided in clauses (a) and (b), above, and (iii) except for the conditionality provided by this Article VIII, the sole remedy of LifePoint for any failure of Purchaser to perform or comply with any such covenant or requirement is to be indemnified as and to the extent set forth in Article IX.
     8.3 Closing Certificates. Purchaser shall have delivered to LifePoint a certificate, dated as of the Closing Date and signed on behalf of Purchaser by the President or a Vice President thereof, certifying the fulfillment of the conditions specified in Sections 8.1 and 8.2.
     8.4 Secretary’s Certificate. At the Closing, LifePoint shall have received copies of the following, in each case certified as of the Closing Date by a Secretary or an Assistant Secretary of Purchaser:
          (a) resolutions of the board of directors of Purchaser (and to the extent required by law or their Constituent Documents, shareholder or other equity holders) authorizing the execution, delivery and performance of this Agreement and the other agreements that Purchaser is required to execute and deliver pursuant to the terms of this Agreement; and
          (b) the signature and incumbency of the officers of Purchaser authorized to execute and deliver this Agreement and the other agreements and certificates that Purchaser is required to deliver on or before the Closing Date pursuant to this Agreement.
     8.5 Consent, Authorizations, Etc. LifePoint shall have obtained documentation or other evidence reasonably satisfactory to LifePoint that:
          (a) LifePoint has received all required Permits of Governmental Authorities that LifePoint must, as a matter of Law, receive prior to the Closing in order to consummate the transactions herein contemplated; and

          (b) all waiting periods under the HSR Act and any similar state Law shall have expired or been terminated.
     8.6 No Action or Proceeding. On the Closing Date, (a) no valid judgment, order or decree of any court or other Governmental Authority restraining, enjoining or otherwise preventing the consummation of this Agreement or the transactions contemplated hereby shall be outstanding, and (b) no action, suit, investigation or proceeding brought by any Governmental Authority shall be pending before any court or other Governmental Authority or threatened in writing by any Governmental Authority to restrain, enjoin or otherwise prevent the consummation of this Agreement or any of the transactions contemplated hereby, which action, suit, investigation or proceeding, in the reasonable opinion of LifePoint, may result in a decision, ruling or finding that has or would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of Purchaser to perform its obligations under this Agreement.
     8.7 Good Standing Certificate. At the Closing, Purchaser shall have delivered to LifePoint a good standing certificate issued with respect to Purchaser by the Secretary of State of Purchaser’s state of incorporation. Such good standing certificate shall be dated as of a date that is not more than 60 days prior to the Closing Date.
     8.8 Constituent Documents. Purchaser shall have delivered to LifePoint true and complete copies of Purchaser’s Constituent Documents.
     8.9 Waiver of Conditions. LifePoint may waive any conditions in writing of this Article VIII to the extent permitted by applicable law. Except as otherwise provided herein or agreed to by the parties prior to the Closing, the consequences of any knowing written waiver shall be (a) the elimination of the waived condition as a valid basis for LifePoint to refuse to close the transactions contemplated by this Agreement, and (b) the release of Purchaser from any claim by LifePoint for resulting injuries and Damages with respect to that waived condition.
ARTICLE IX
INDEMNIFICATION
     9.1 Survival. Except as otherwise provided in this Article IX, (a) each representation and warranty contained in Articles III and IV shall survive the Closing for sixteen months after the Closing Date, provided that the representations and warranties contained in (i) Section 3.12 (ERISA), 3.13 (Government Program Participation), 3.14 (Taxes) and 3.18 (Environmental Conditions) shall survive the Closing for a period of six years and (ii) Sections 3.2(c), 3.2(d), 3.3(d) and 3.3(e) shall survive until the expiration of the applicable statute of limitations, and (b) covenants in this Agreement shall survive the Closing. The period from the date hereof until the last date on which a representation, warranty, covenant or other obligation survives pursuant to this Section 9.1 shall be known as the “Survival Period.” No party, affiliate of any party, nor any shareholder, director, officer, employee, or affiliate of any of the foregoing shall incur any liability whatsoever as a result of any inaccuracy in or breach of any applicable representation or warranty, except for indemnification obligations pursuant to this Article IX with respect to those inaccuracies, breaches, or failures as to which written notice of which has been received prior to the expiration of the applicable Survival Period.

     9.2 Indemnification by LifePoint. Subject to the provisions of this Article IX, LifePoint shall indemnify and hold harmless Purchaser, any Affiliate of Purchaser, and the respective officers, directors, shareholders, employees, agents and representatives of Purchaser and its Affiliates (each, a “Purchaser Indemnitee”) from and after the Effective Time, from and against any Damages actually incurred by such Purchaser Indemnitee as a result of:
          (a) the Excluded Assets and Excluded Contracts;
          (b) any inaccuracy in any of the representations and warranties made herein by LifePoint;
          (c) any breach of any of the covenants or agreements made herein by LifePoint;
          (d) any Encumbrance of any landlord, carrier, warehouseman, mechanic or materialman and any like Encumbrance existing at the Closing and arising in the ordinary course of business for sums that are not delinquent or which are being contested in good faith through appropriate proceedings; and
          (e) any LifePoint Excluded Liabilities; provided that nothing herein shall relieve HCA of its indemnification obligations pursuant to Section 9.3.
Notwithstanding the foregoing, the sole recourse of a Purchaser Indemnitee for any and all Damages relating to or arising from a breach of any of the covenants or agreements contained in Sections 3.14 or 6.6, to the extent that they relate to Taxes, shall be controlled by the provisions of Section 9.5.
     9.3 Indemnification by Purchaser. Subject to the provisions of this Article IX, Purchaser shall indemnify and hold harmless LifePoint, Seller Group, any Affiliate of LifePoint or Seller Group, and the respective officers, directors, shareholders, employees, agents and representatives of LifePoint, Seller Group and their respective Affiliates (each a “Seller Indemnitee”) from and after the Effective Time from and against any Damages actually incurred by such Seller Indemnitee as a result of:
          (a) any inaccuracy in any of the representations and warranties made herein by Purchaser;
          (b) any breach of any of the covenants or agreements made herein by Purchaser;
          (c) any HCA Excluded Liabilities; provided that nothing herein shall relieve LifePoint of its indemnification obligations pursuant to Section 9.2.; and
          (d) any Claims, actions, suits or proceedings arising out of any post-Closing obligation or action on the part of the Acquired Entities under any Contract which is not an Excluded Contract or Excluded Liability.

Notwithstanding the foregoing, the sole recourse of a Seller Indemnitee for any and all Damages relating to or arising from a breach of any of the covenants or agreements contained in Sections 3.14 or 6.6, to the extent that they relate to Taxes, shall be controlled by the provisions of Section 9.5.
     9.4 Additional Provisions.
          (a) Notwithstanding anything in this Article IX to the contrary, the rights of the parties to be indemnified and held harmless under this Agreement shall be limited as follows:
               (i) No claims for indemnity by a Purchaser Indemnitee for any inaccuracy in a representation or warranty (other than for breach of Section 3.2, 3.3, 3.4, 3.5, 3.12(b) or 3.21, which shall each be indemnified from the first dollar of Damages) made in this Agreement by LifePoint shall be made unless and until the aggregate dollar amount of all such Claims exceeds six-tenths of one percent (0.6%) of the Purchase Price, in which case LifePoint shall be obligated to indemnify, defend and hold harmless the Purchaser Indemnitee for all Damages above and beyond such amount (excluding the initial six-tenths of one percent (0.6%) of the Purchase Price) provided that materiality qualifications (and the like) will not be taken into account in determining the magnitude of the damages occasioned by a breach for purposes of calculating the amount of Damages.
               (ii) The maximum aggregate liability of LifePoint for Claims pursuant to Sections 9.2 (b) and (c) shall be limited to the Purchase Price.
               (iii) The maximum aggregate liability of HCA for Claims pursuant to Sections 9.3 (a) and (b) shall be limited to the Purchase Price.
          (b) The liability of a party with respect to any claim for indemnity by an Indemnitee pursuant to this Article IX shall be offset dollar for dollar by (i) any insurance proceeds received by such Indemnitee after the Effective Time in respect of the Damages involved, (ii) any positive Tax effect actually recognized by the Indemnitee in respect of the Damages involved, and (iii) any other recovery made by such Indemnitee from any third party on account of the Damages involved.
     9.5 Tax Indemnification.
          (a) LifePoint shall indemnify, defend and hold Purchaser and the Acquired Entities harmless from and against any and all Damages for Taxes imposed on or with respect to any Acquired Entity for a LifePoint Tax Period (including, without limitation, any Taxes imposed on any Acquired Entity as a result of having been a member of the LifePoint Affiliated Group under Treas. Reg. Section 1.1502-6 or any similar provision of state, local or foreign law, and also including any Tax liability for a LifePoint Tax Period with respect to any Acquired Entity as a transferee or successor, by contract, law or equity). Notwithstanding the foregoing, LifePoint shall not indemnify, defend or hold harmless Purchaser and the Acquired Entities from and against any and all Damages for Taxes attributable to (i) any Taxes for which Purchaser is obligated to pay pursuant to the terms of the SPA or (ii) any action taken (which would otherwise give rise to an Tax indemnity payment by LifePoint or its Affiliates) after the Effective Time by Purchaser or the Acquired Entities (other than any such action expressly required or otherwise expressly contemplated by this Agreement or with the written consent of LifePoint) (a “Purchaser Tax Act”).
          (b) Purchaser shall indemnify, defend and hold LifePoint and the LifePoint Affiliated Group harmless from and against any and all Damages for (i) Taxes of any of the Acquired Entities, except to the extent LifePoint is otherwise required to indemnify Purchaser for such Taxes pursuant to Section 9.5(a), and (ii) Taxes attributable to a Purchaser Tax Act.
          (c) The amount of any Taxes for which indemnification is provided under this Section 9.5 shall not be (A) increased to take account of any net Tax cost incurred by the Indemnitee arising from the receipt of indemnity payments hereunder or (B) reduced to take account of any net Tax benefit realized by the Indemnitee arising from the incurrence or payment of any such Taxes. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for United States federal Tax purposes, unless otherwise required by Law.
          (d) Any indemnity payment required to be made pursuant to this Section 9.5 shall be paid within 30 days after the Indemnitee makes written demand upon the indemnifying party, but in no case earlier than five Business Days prior to the date on which the relevant Taxes are required to be paid to the relevant Governmental Authority (including estimated Tax payments).
          (e) In no event shall the indemnities provided for in this Section 9.5 be subject to the provisions of Section 9.4 of this Agreement.
          (f) The provisions of this Section 9.5 shall not become effective until the Effective Time. Prior to such time, the provisions of Section 9.5 of the SPA will govern the subject matter of this Section 9.5.
     9.6 Claims Procedures.
          (a) If a party seeks indemnification for Damages hereunder, the party seeking indemnification (the “Indemnitee”) shall promptly notify the party from whom indemnification is sought (the “Indemnifying Party”) in writing of the existence and nature of such Damages (a “Claim”), and shall include in the Claim a reasonably detailed description of all related claims, demands, actions or proceedings, if any, out of which the Damages arise; provided, however, that so long as a Claim is delivered within the applicable Survival Period, failure or delay by the Indemnitee to deliver a Claim in compliance with this provision shall only reduce the obligation of the Indemnifying Party to the extent that such failure impairs the Indemnifying Party’s ability to defend the claim or mitigate Damages, in which case the Indemnifying Party shall have no obligation to indemnify the Indemnitee to the extent of Damages, caused by such failure.
          (b) In the event of a Claim related to a claim by a third party, the Indemnifying Party may elect to retain counsel of its choice to represent the Indemnitee in connection with such Claim and shall pay the fees, charges and disbursements of such counsel. The Indemnitee may participate, at its own expense and through legal counsel of its choice, provided that (i) the Indemnifying Party may elect to control the defense of the Indemnitee in connection with such Claim and (ii) the Indemnitee and their counsel shall cooperate with the

Indemnifying Party and its counsel in connection with such Claim. The Indemnifying Party shall not settle any such Proceeding without the relevant Indemnitees’ prior written consent (which shall not be unreasonably withheld), unless the terms of such settlement provide for no relief other than the payment of monetary damages. Notwithstanding the foregoing, if the Indemnifying Party elects not to retain counsel and assume control of such defense or if both the Indemnifying Party and any Indemnitee are parties to or subjects of such proceeding and conflicts of interests exist between the Indemnifying Party and such Indemnitee, then the Indemnitee shall retain counsel reasonably acceptable to the Indemnifying Party in connection with such proceeding and assume control of the defense in connection therewith, and the fees, charges and disbursements of no more than one such counsel per jurisdiction selected by the Indemnitee shall be reimbursed by the Indemnifying Party.
          (c) If the Indemnifying Party shall, within a reasonable time after said notice, fail to defend, the Indemnitee shall have the right, but not the obligation, and without waiving any rights against the Indemnifying Party, to undertake the defense of, and with the consent of the Indemnifying Party (such consent not to be withheld unreasonably), to compromise or settle the Claim on behalf, for the account, and at the risk and expense, of the Indemnifying Party and shall be entitled to collect the amount of any settlement or judgment or decree and all costs and expenses (including, without limitation, reasonable attorney’s fees) in connection therewith from the Indemnifying Party. Under no circumstances will the Indemnifying Party have any liability in connection with any settlement of any Proceeding that is entered into without its prior written consent (which shall not be unreasonably withheld). Except as provided in this Section 9.6(c), the Indemnitee shall not compromise or settle any Claim.
          (d) From and after the delivery of a Claim, at the reasonable request of the Indemnifying Party, each Indemnitee shall grant the Indemnifying Party and its counsel, experts and representatives full access, during normal business hours, to the books, records, personnel and properties of the Indemnitee to the extent reasonably related to the Claim at no cost to the Indemnifying Party.
          (e) If the Indemnitee or its Affiliates subsequently recover all or part of a third-party claim from any other Person legally obligated to pay the claim, the Indemnitee shall repay to the Indemnifying Party the amounts recovered up to an amount not exceeding the payment made by the Indemnifying Party to the Indemnitee by way of indemnity.
     9.7 Exclusive Remedy. From and after the Closing, the exclusive remedy of each party in connection with this Agreement and the transactions contemplated hereby shall be as provided in this Article IX.
ARTICLE X
TERMINATION OF AGREEMENTS AND RELEASE
     10.1 Termination. (a) Subject to the provisions of Section 10.1(b), as of the Effective Time, the SPA shall be terminated and the parties thereto will have no further obligations or rights thereunder, except that the rights and obligations of the parties under the following sections of the SPA shall survive the Closing of the transactions contemplated hereby: (i) Article I, Sections 2.3, 6.3, and 6.8, and Articles XI and XII; (ii) solely to the extent they relate to

Claims that have been asserted and remain outstanding as of the Effective Time, Article III, Article IV, and Sections 9.1, 9.2, 9.3, 9.4 (other than Section 9.4(a)(i), which shall not survive the Closing of the transactions contemplated hereby), 9.6 and 9.7; and (iii) solely to the extent that they relate to Claims that have been asserted and remain outstanding as of the Effective Time or third party claims brought against a “Seller Indemnitee” (as defined in the SPA) before or after the Effective Time, Sections 6.4, 6.5, and 6.6.
     (b) Notwithstanding the provisions of Section 10.1(a), insofar as the SPA relates to the Clinch Valley Entities or any of the Initial Acquired Entities that has been the subject of a Disposition or a deemed Disposition, the SPA shall survive the closing of the transactions contemplated hereby.
     10.2 Release. Each of LifePoint and Purchaser hereby agrees that, as of the Effective Time, each of LifePoint and Purchaser, on behalf of itself and its Affiliates, does hereby release and forever discharge the other, their respective Affiliates, and the officers, directors, agents, shareholders and partners of each (“Covered Parties”) from any and all actions and causes of action (whether at law or in equity), losses, damages, costs, expenses, liabilities, obligations and claims or demands of any kind, that exists under the SPA or the transactions contemplated, other than the Post Termination Rights, whether known or unknown, foreseen or unforeseen (collectively, the “Claims”).
ARTICLE XI
ARBITRATION
     11.1 Arbitration. (a) In case of a dispute, controversy or claim arising out of, relating to or in connection with (i) the determination of the Damages Adjustment Amount, (ii) if elected by either party in accordance with Section 2.2(d), the determination of the Capital Expenditures Adjustment Amount and the Disposition Adjustment Amount, or (iii) whether HCA has validly rejected a Contract in accordance with Section 5.14 and the parties have not resolved such dispute, controversy or claim within the applicable resolution periods specified in Sections 2.2 and 5.14 have expired, either of the parties may demand binding arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration. Unless otherwise agreed by the parties, the arbitration shall be administered by the American Arbitration Association (the “AAA”) and shall be conducted by three neutral arbitrators, each having experience in the area of healthcare mergers and acquisitions, at least one of whom shall be a practicing attorney and one third of whom shall be a certified public accountant. Within 15 days of commencement of arbitration, HCA and LifePoint shall each select one neutral qualified arbitrator. Within ten days of their appointment, the two neutral arbitrators so selected shall select the third neutral qualified arbitrator from a list of arbitrators provided by the AAA having experience in the area of healthcare mergers and acquisitions. The third arbitrator shall act as chair of the arbitration panel. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the AAA. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the chair of the arbitration panel and shall be governed by the Federal Rules of Civil Procedure. The decision of a majority of the three arbitrators as to the validity and amount of any claim shall be binding and conclusive upon the parties to this Agreement. The award by the arbitrators shall be in writing, shall be signed by a majority of the arbitrators and shall include a statement of written findings of fact and conclusions regarding the reasons for the disposition of any claim.
          (b) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Nashville, Tennessee under the Commercial Arbitration Rules then in effect of the AAA. The arbitrators shall designate which party is the prevailing party in the dispute, taking into account, among other factors, the amount in dispute and the amount of the award. The non-prevailing party shall pay all costs and fees associated with the arbitration. “Costs and fees” for purposes of this subsection mean all reasonable pre-award expenses of the arbitration, including the arbitrators’ fees, administrative fees, travel expenses, and out of pocket expenses such as copying and telephone.
          (c) By agreeing to arbitration, the parties do not intend to deprive any court with jurisdiction of its ability to issue a preliminary injunction, attachment or other form of provisional remedy in aid of the arbitration and a request of such provisional remedies by a party to a court shall not be deemed a waiver of the agreement to arbitrate.
ARTICLE XII
MISCELLANEOUS
     12.1 Fees and Expenses. Except as otherwise provided in this Agreement, LifePoint shall pay its own expenses (in connection with this Agreement and also including those expenses of the Acquired Entities in connection with this Agreement and the transactions contemplated hereby incurred prior to the Effective Time) and Purchaser shall pay its own expenses (including any fees and expenses of Merrill Lynch & Co. and those of the Acquired Entities in connection with this Agreement and the transactions contemplated hereby incurred after the Effective Time) in connection with this Agreement and the transactions contemplated hereby. LifePoint and Purchaser shall each pay one-half of all recording fees, transfer fees, transfer taxes, sales taxes, if any, and documentary or stamp taxes, if any, relating to the sale and the transactions provided for herein. Purchaser shall reimburse LifePoint for one-half of its unamortized loan costs directly related to the Initial Closing after giving effect to the exclusion of the Clinch Valley Entities as reflected on LifePoint’s financial statements; LifePoint shall provide Purchaser reasonable details and supporting information therefor. Except as set forth in the following sentence, each party shall pay its own fees and expenses, including for purposes of this Section, attorney fees, with respect to the preparation of pre-merger report forms under the HSR Act. Purchaser shall pay the HSR filing fees of all parties with respect to the filing of notifications under the HSR Act. Further, and notwithstanding the foregoing, Purchaser will bear all fees and expenses of all parties, resulting from or relating to any investigation or challenge of the transactions contemplated hereby initiated by the United States Federal Trade Commission, the United States Department of Justice or the Attorney General of any state on, prior to or after the Closing under antitrust or similar Laws, including costs and expenses resulting from or relating to any “second request” issued in connection with the parties’ HSR Act filings made in connection with the transactions contemplated hereby. Purchaser shall also pay all fees and expenses in connection with the filing of any applicable certificates of need and the related proceedings.
     12.2 Entire Agreement. Except for documents and agreements executed pursuant hereto, this Agreement supersedes all prior oral discussions and written agreements between the parties with respect to the subject matter of this Agreement (including any term sheet or similar agreement or document relating to the transactions contemplated hereby). This Agreement, including the exhibits and schedules hereto and other documents delivered in connection herewith, contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.
     12.3 Waiver. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof. Any such waiver must be in writing and must be duly executed by such party. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach, provision or requirement on any other occasion.
     12.4 Amendment. This Agreement may be modified or amended only by a written instrument duly executed by each of the parties hereto.
     12.5 Counterparts; Facsimile Signatures; Reproductions. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Facsimile signatures on this Agreement shall be deemed to be original signatures for all purposes. This Agreement and all documents relating hereto, including (i) consents, waivers and modifications which may hereafter be executed, (ii) the documents delivered at the Closing, and (iii) financial statements, certificates and other information previously or hereafter furnished to LifePoint or to Purchaser, may be reproduced by LifePoint and by Purchaser by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and, unless otherwise required by Law, LifePoint and Purchaser may destroy any original documents so reproduced. LifePoint and Purchaser agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by LifePoint or Purchaser in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
     12.6 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of LifePoint, Purchaser and their respective successors or assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other Person.
     12.7 Governing Law, Construction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TENNESSEE APPLICABLE TO A CONTRACT EXECUTED AND PERFORMED IN SUCH STATE. The parties hereto agree that no provisions of this Agreement or any related document shall be construed for or against or interpreted to the advantage or disadvantage of any party hereto by any court or other Governmental Authority by reason of any party’s having or being deemed to have structured or drafted such provision, each party having participated equally in the structuring and drafting hereof.
     12.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, including successors by merger or otherwise.
     12.9 No Assignment. Neither this Agreement nor any right hereunder or part hereof may be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that LifePoint, on the one hand, and Purchaser, on the other hand, may assign some or all of their respective rights and obligations under this Agreement to other Persons who (a) are wholly-owned (directly or indirectly) by LifePoint or Purchaser, respectively, and (b) agree to be bound by the terms and conditions of this Agreement. Notwithstanding the assignment of this Agreement or any rights or obligations hereunder, the assignor shall be jointly and severally liable with its assignee for its obligations hereunder.
     12.10 Headings, Gender, Etc. The headings used in this Agreement have been inserted for convenience and do not constitute provisions to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender will be deemed to include each other gender, (b) words using the singular or plural number also will include the plural or singular number, respectively, (c) the terms “hereof”, “herein”, “hereby” and derivative or similar words will refer to this entire Agreement, (d) the terms “Article,” “Section,” “Schedule” and “Exhibit” will refer to the specified Article or Section of this Agreement or the specified Schedule or Exhibit to this Agreement, and (e) the terms “material contract,” “material permit,” “material assets,” “material increase,” “material taxes,” “material default,” “substantially all” and phrases of similar import will be deemed to be measured with respect to the Hospital Group to which it relates against their effect on the financial condition and operations of such Hospital Group.
     12.11 Public Announcement. On or before the Closing, the parties hereto will each consult with one another prior to making or issuing public statements or announcements with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of a joint public statement or announcement and/or will use good faith efforts to obtain the other parties’ approval of the text of any public statement or announcement to be made solely on behalf of a party; provided that the foregoing shall not preclude any party from making such disclosure as may be required by applicable Law or the rules of any securities exchange or market on which securities of such party are listed or quoted.
     12.12 Access to Information. LifePoint and Purchaser agree that, from time to time after the Closing, upon the reasonable request of another party hereto, they will cooperate and will cause their respective Affiliates to cooperate with each other to effect the orderly transition of the business, operations and affairs of the Acquired Entities. Without limiting the generality of the foregoing, (a) LifePoint will give and will cause its Affiliates to give representatives of the Acquired Entities reasonable access to all Books and Records of LifePoint reasonably requested by Purchaser in the preparation of any post-Closing financial statements, reports or Returns of the Acquired Entities with the reasonable cost thereof to be borne by Purchaser; and (b) Purchaser will give and will cause the Acquired Entities to give representatives of LifePoint reasonable access to all pre-Closing Books and Records of the Acquired Entities reasonably requested by LifePoint in the preparation of any post-Closing financial statements, reports or Returns of LifePoint with the reasonable cost thereof to be borne by LifePoint. The rights of access granted in this Agreement shall be exercised in such a manner as not to cause unreasonable expense or interfere unreasonably with the operation of the business of the Person granting access.
     12.13 Severability; Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, (a) such provisions will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms and effect to such illegal, invalid or unenforceable provision as may be possible.
     12.14 Cooperation. Upon request, each of the parties hereto shall cooperate with the other in good faith, at the requesting party’s expense, in furnishing information, testimony and other assistance in connection with any actions, proceedings, arrangements, or disputes involving any of the parties hereto (other than in a dispute among such parties or entities) and based upon contracts, arrangements or acts of the Acquired Entities which were in effect or occurred prior to the Effective Time and which relate to the business of the Acquired Entities. Purchaser shall cause the Acquired Entities to provide any information or documents reasonably requested by LifePoint in connection with Tax or other disputes, settlements, investigations, proceeding or other matters in respect of any period ending at or prior to the Effective Time. The party requesting documents or information pursuant to this Section shall pay all fees and expenses paid to unaffiliated third parties by the party providing such documents or information in connection with providing such information or document. In addition, following the Closing, the parties hereto shall cooperate fully with each other and make available to the other, as reasonably requested, and to any taxing authority, all information, records, documents relating to Tax liabilities or potential Tax liabilities and tax bases of the Acquired Entities, and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations or extension thereof. At or prior to Closing, Purchaser shall provide LifePoint any reasonable certificate or other document from any governmental authority or any other person that may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.
     12.15 Venue; Waiver of Jury Trial. To the fullest extent permitted by applicable law, each party hereto (a) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in any Tennessee State court located in Davidson County and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in Davidson County for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court or any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     12.16 Damages. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY NOR ANY AFFILIATE THEREOF SHALL BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES.
     12.17 No Inferences. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.
     12.18 Tax and Medicare Advice and Reliance. Except as expressly provided in this Agreement, none of the parties (nor any of the parties’ respective counsel, accountants or other representatives) has made or is making any representations to any other party (or to any other party’s counsel, accountants or other representatives) concerning the consequences of the transactions contemplated hereby under applicable tax laws or under the laws governing the Medicare program. Each party has relied solely upon the tax and Medicare advice of its own employees or of representatives engaged by such party and not on any such advice provided by any other party hereto.
     12.19 Post-Closing Operations. Purchaser acknowledges that it is an experienced and knowledgeable owner and operator of facilities and assets similar to the Acquired Entities and the Facilities and will rely on its own expertise in operating the Facilities from and after the Closing. Purchaser covenants for the benefit of LifePoint to operate the Facilities in material compliance with all applicable Laws, including Laws relating to the regulation of the Facilities and operation of the Business and all Environmental Laws, from and after the Closing.
     12.20 Capital Expenditures. This Agreement shall not be deemed to be an acquisition or obligation of a capital expenditure or of funds within the meaning of the certificate of need statute of any state, until the appropriate Governmental Authority shall have granted a certificate of need or the appropriate approval or ruled that no certificate of need or other approval is required; provided, however, that nothing in this Section 12.20 is intended to modify the parties’ obligations under Section 2.5.
     12.21 Reasonable Access. In each instance where a party is granted access pursuant to this Agreement, such access shall be reasonable and shall be granted during normal business hours and shall be coordinated through persons as may be designated in writing by the granting party for such purpose. The right of access and inspection shall be made in such a manner as not to interfere unreasonably with the operation of the granting party. Notwithstanding the foregoing, each party understands that (a) with respect to documents and information deemed by the granting party in good faith to be market sensitive or competitive in nature (other than with respect to an obligation to indemnify), (i) the party granting access will identify such documents and information, (ii) if requested by the party seeking access, the granting party will provide such documents and information to the other party’s outside attorneys and accountants (who will be bound by confidentiality agreements) for their review, and (ii) any report by such attorneys and accountants to the accessing party with respect to such documents and information will be in writing and subject to prior review and reasonable approval by the granting party to confirm that any market sensitive or competitive information is not made available to the requesting party, (b) litigation and other materials (including internal/external legal audit letters or reviews, patient records and similar patient information, PRO information, National Data Bank reports, peer and quality review information and other physician-specific confidential information) that are deemed privileged or confidential and materials which may not be disclosed without violating confidentiality agreements with third parties will not be made available except to the extent permitted by law, and (c) no party shall be obligated to generate or produce information in any prescribed format not customarily produced by such party.
     12.22 Further Assurance Clause.
          (a) On and after the Closing Date, LifePoint, the Acquired Entities and Purchaser will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including, without limitation, putting Purchaser in possession and operational control of the Business and the Facilities.
          (b) The parties acknowledge and agree that it is their intent that LifePoint and its Affiliates transfer to the Acquired Entities all Real Property held by LifePoint and its Affiliates that is used or held for use in the operation of the Business other than the Excluded Assets. To the extent any Real Property (or building, improvements and fixtures on or forming a part of the Real Property or any appurtenances or rights pertaining thereto) identified on any Exhibit or Schedule (or which should have been identified on such Exhibit or Schedule) is (1) misidentified, incorrectly described, or incorrectly identified as being owned or leased by a particular entity, or (2) any such Real Property which should have been included on any Exhibit or Schedule is inadvertently not included on such Exhibit or Schedule and such errors are discovered subsequent to execution of this Agreement, the parties agree that the applicable Exhibit or Schedule shall be amended by mutual written agreement prior to Closing to correct such errors. In the event that any such errors are discovered subsequent to the Closing, to the extent necessary to effect the intent of this Agreement, the parties agree that such Exhibit or Schedule shall be amended by a written post-Closing addendum to this Agreement to correct such errors and LifePoint and its Affiliates shall execute and deliver or cause to be executed and delivered, deeds, assignments, instruments of correction, or such other instruments or documents of transfer or conveyance, and to take or cause to be taken, such other steps as may be necessary, to correctly vest or convey such real property in or to the applicable Acquired Entity in accordance with the intent of this Agreement. The obligations pursuant to this paragraph shall survive the Closing.

     12.23 Notices. The notice provisions of the SPA for LifePoint and HCA are incorporated by reference.
[The following page is the signature page.]

     IN WITNESS WHEREOF, the parties have caused this Repurchase Agreement to be executed as of the date first above written.

HCA INC.

By:	/s/ Gregg Gerken

Name:	Gregg Gerken
Title:	Vice President

LIFEPOINT HOSPITALS, INC.

By:	/s/ William F. Carpenter III

Name:	William F. Carpenter III
Title:	President and Chief Executive Officer